As filed with the Securities and Exchange Commission on February 14, 1997
--------------------------------------------------------------------------------
                                                         Registration Nos. 333-
                                                         ----------------------

                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.   20549
                                 ------------------------

                                         FORM S-1
                                  REGISTRATION STATEMENT
                             UNDER THE SECURITIES ACT OF 1933
                             --------------------------------

                                    SUN CAPITAL TRUST
                                     SUN BANCORP, INC.
                             --------------------------------
                (Exact Name of Registrants as Specified in their Charters)

        Delaware                                                 Requested
         New Jersey                       6035                   52-1382541
------------------------------ -------------------------- ----------------------
(States or Other Jurisdictions (Primary Standard Industry   (I.R.S. Employer
of Incorporation or            Classification Code Number) Identification Nos.)
Organization)

                  226 Landis Avenue, Vineland, New Jersey 08360
                                 (609) 691-7700
    ------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrants' Principal Executive Offices)


                              Mr. Adolph F. Calovi
                                    President
                                Sun Bancorp, Inc.
                  226 Landis Avenue, Vineland, New Jersey 08360
                                 (609) 691-7700
--------------------------------------------------------------------------------
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                  Please send copies of all communications to:

            John J. Spidi, Esq.                        Steven L. Kaplan, Esq.
            Lloyd H. Spencer III, Esq.                 ARNOLD & PORTER
            Felicia C. Battista, Esq.                  555 Twelfth Street, N.W.
            MALIZIA, SPIDI, SLOANE & FISCH, P.C.       Washington, D.C.  20004
            1301 K Street, N.W., Suite 700 East,
            Washington, D.C.  20005


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Title of Each Class of           Amount to be       Proposed      Proposed Maximum       Amount of
Securities Being Registered       Registered     Offering Price   Aggregate Offering  Registration Fee
                                                                      Price(1)
------------------------------------------------------------------------------------------------------
_____% Preferred Securities of Sun Capital

Trust (1)                          1,150,000         $25.00          $28,750,000         $8,712.12
_____% Junior Subordinated
Debentures ofSun Bancorp, Inc. (2)
Guarantee of Sun Bancorp, Inc. of certain
obligations under the Preferred Securities (3)
---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee exclusive of accrued interest and dividends, if any.
(2) The Junior Subordinated Debentures will be purchased by Sun Capital Trust with the proceeds of the sale of the Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities upon the dissolution of the Trust and the distribution of its assets.
(3) This Registration Statement is deemed to cover the Guarantee. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is payable for the Guarantee.

      The prospectus contained in this Registration Statement will be used in connection with the offering of the following securities: (1)______% Preferred Securities of Sun Capital Trust; (2)______% Junior Subordinated Debentures of
Sun Bancorp, Inc.; and (3) a Guarantee of Sun Bancorp, Inc. of certain obligations under the Preferred Securities.

      The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                SUBJECT TO COMPLETION DATED __________ ____, 1997

                                     [LOGO]
                                   $25,000,000

                                Sun Capital Trust

                           ___ % Preferred Securities
                 (Liquidation Amount $25 per Preferred Security)
          fully and unconditionally guaranteed, as described herein, by

                                Sun Bancorp, Inc.

      The Preferred Securities offered hereby represent preferred undivided beneficial interests in the assets of Sun Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Issuer Trust"). Sun Bancorp, Inc. (the "Company") will initially be the holder of all of the beneficial interests represented by common securities of the Issuer Trust (the "Common Securities" and, together with the Preferred
                                                   (Continued on next page)


                                -----------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 12 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES.

                                -----------------

     THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENT AGENCY.

                                -----------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                              UNDERWRITING      PROCEEDS TO
                       PRICE TO PUBLIC(1)    DISCOUNT (2)    ISSUER TRUST (3)(4)
--------------------------------------------------------------------------------
Per Preferred Security...      $25.00             (4)              $25.00
--------------------------------------------------------------------------------
Total(5).................   $25,000,000           (4)           $25,000,000
================================================================================

-----------------
(1)  Plus accrued Distributions, if any, from , 1997.
(2) The Company and the Issuer Trust have each agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933. See "Underwriting."
(3)  Before deduction of expenses payable by the Company estimated at $ .
(4) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Company has agreed to pay to the Underwriter, as compensation for arranging the investment therein of such proceeds, $ per Preferred Security (or $ in the aggregate). See "Underwriting."
(5) The Company has granted the Underwriter an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional $3,750,000 aggregate liquidation amount of the Preferred Securities on the same terms as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public and Proceeds to Company will be $ and $ , respectively. See "Underwriting."

      The Preferred Securities are offered, by the Underwriter subject to receipt and acceptance by it, prior sale and the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of The Depository Trust Company on or about , 1997 against payment therefor in immediately available funds.

                                  ADVEST, INC.

                  The date of this Prospectus is          , 1997

(cover page continued)

Securities, the "Trust Securities"). The Issuer Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in ____% Junior Subordinated Deferrable Interest Debentures (the "Junior
Subordinated Debentures," and together with the Trust Securities, the "Securities") to be issued by the Company. The Junior Subordinated Debentures will mature on __________, 2027 (the "Stated Maturity"). The Preferred Securities will have a preference under certain circumstances over the Common Securities with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Preferred Securities -- Subordination of Common Securities."

      The Preferred Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary ("DTC"). Beneficial interests in the global securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Preferred Securities," Preferred Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Preferred Securities. Application will be made to include the Preferred Securities in Nasdaq's National Market. Settlement for the Preferred Securities will be made in immediately available funds. The Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity for the Preferred Securities will therefore settle in immediately available funds.

      Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions accumulating from __________, 1997 and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing June 30, 1997, at the annual rate of % of the Liquidation Amount of $25 per Preferred Security ("Distributions"). The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension
Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. No interest shall be due and payable during any Extension Period, except at the end thereof. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or with respect to debt securities of the Company that rank pari passu in all respects with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate) at the rate of % per annum, compounded quarterly, and holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

      The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Preferred Securities as described below. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee -- Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer Trust, as described herein (the "Guarantee"). See "Description of Guarantee." If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust may have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Junior Subordinated Debentures -- Subordination") of the Company.

         The Preferred Securities are subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Junior Subordinated Debentures at Stated Maturity or, at the option of the Company, their earlier redemption in whole upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein) and (ii) in whole or in part at any time on or after __________, 2002 contemporaneously with the optional redemption by the Company of the Junior Subordinated Debentures in whole or in part. The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after __________, 2002, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event, Investment Company Event or Capital Treatment Event, in each case at a redemption price set forth herein, which includes the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures or to cause the redemption of the Preferred Securities prior to the Stated Maturity may be subject to prior regulatory approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

      The holders of the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company to dissolve the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

      In the event of the dissolution of the Issuer Trust, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

     The Junior Subordinated Debentures are unsecured and subordinated to all Senior Indebtedness of the Company. See "Description of Junior Subordinated Debentures -- Subordination."

     Prospective purchasers must carefully consider the information set forth in "Certain ERISA Considerations."

      THE JUNIOR SUBORDINATED DEBENTURES ARE DIRECT AND UNSECURED OBLIGATIONS OF THE COMPANY, DO NOT EVIDENCE DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENT AGENCY.

                                      MAP


















      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

--------------------------------------------------------------------------------
                                    SUMMARY

      The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus is based on the assumption that the Underwriter will not exercise its over-allotment option.

                                  THE COMPANY

      The Company, a New Jersey corporation, is a bank holding company headquartered in Vineland, New Jersey with one subsidiary, Sun National Bank (the "Bank"), a national bank. At December 31, 1996, the Company had total assets of $436.8 million, total deposits of $386.0 million and total stockholders' equity of $27.4 million. The Bank's deposits are federally insured by the Bank Insurance Fund ("BIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The Company's principal business is to serve as a holding company for the Bank.

      The Company was incorporated in, and the Bank was chartered in, 1985. In April 1995, the Company changed its name from Citizens Investments, Inc. to its present name. It is the Company's strategy to expand its retail market throughout the southern New Jersey market area. Since 1994, the Company has successfully completed the acquisition of two commercial banks with a total of $117 million in assets, and eight branches with $122 million in deposits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." In addition, the Company entered into an agreement to acquire four branches, with $73 million in deposits, from First Union National Bank, Avondale, Pennsylvania. (see "First Union Branch Purchase") and plans opening two de novo branches. Through its acquisition and expansion program, the Company has significantly increased its asset size as well as the Bank's retail network. At December 31, 1993, the Company's total consolidated assets were $112.0 million as compared to $436.8 million at December 31, 1996.

      At December 31, 1996, the Bank provided community banking activities through eighteen branches located in southern New Jersey. The Bank offers a wide variety of consumer and commercial lending and deposit services. The loans offered by the Bank include commercial and industrial loans, home equity loans, mortgage loans and installment loans. The Bank also offers deposit and personal banking services including checking, regular savings, money market deposits, term certificate accounts and individual retirement accounts. The Bank considers its primary market area to be the New Jersey counties of Atlantic, Burlington, Cape May, Cumberland, Mercer and Ocean. The Bank's market area contains a diverse base of customers, including agricultural, manufacturing, transportation and retail consumer businesses.

      The executive office of the Company is located at 226 Landis Avenue, Vineland, New Jersey 08360 and its telephone number is (609) 691-7700.

Financial Summary

                                            At or for Year Ended December 31,
                                           1996       1995       1994         1993          1992
                                           ----       ----       ----         ----          ----
                                        (dollars in thousands, except per share amounts and ratios)

   Net income....................         $3,013   $   2,819    $  1,840      $ 1,128     $    813
   Net income per share (fully diluted)     1.56        1.52        1.42         0.88         0.73
   Total assets..................        436,795     369,895     217,351      112,015      104,162
   Loans receivables (net).......        295,501     183,634     134,861       83,387       82,080
   Shareholders' equity..........         27,415      24,671      20,571       12,306       11,178
   Return on average assets......          0.74%       1.03%       1.09%        1.04%        0.74%
   Return on average equity......         11.99%      12.42%      11.74%        9.61%        7.56%
   Net interest margin...........          4.57%       5.30%       5.39%        5.29%        4.96%

--------------------------------------------------------------------------------
                                        5

--------------------------------------------------------------------------------
                               SUN CAPITAL TRUST

     The Issuer Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of February 13, 1997, executed by the Company, as Depositor, Bankers Trust Company, as Property Trustee and Bankers Trust (Delaware), as Delaware Trustee, and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on February 13, 1997. Such initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement"), as of the date the Preferred Securities are initially issued. Two individuals will be selected by the holder of the Common Securities to act as administrators with respect to the Issuer Trust (the "Administrators"). The Company, while holder of the Common Securities, intends to select two individuals who are employees or officers of or affiliated with the Company to serve as Administrators. The Issuer Trust's business and affairs are conducted by its Property Trustee, Delaware Trustee, and two Administrators. The Issuer Trust exists for the exclusive purposes of
(i) issuing and selling the Preferred Securities and Common Securities, (ii) using the proceeds from the sale of Preferred Securities and Common Securities to acquire the Junior Subordinated Debentures issued by the Company and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Preferred Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust and payments under the Junior Subordinated Debentures will be the sole revenue of the Issuer Trust. All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default under the Trust Agreement resulting from an Event of Default under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will acquire Common Securities representing an aggregate liquidation amount equal to 3% of the total capital of the Issuer Trust. The Issuer Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of the Issuer Trust is 226 Landis Avenue, Vineland, New Jersey 08360, and its telephone number is (609) 691-7700.


                                 THE OFFERING

Securities Offered.....................  The _____% Preferred Securities represent preferred undivided beneficial interests in the Issuer Trust's
                                         assets, which will consist solely of the Junior
                                         Subordinated Debentures and payments thereunder.
                                         The Trust has granted the Underwriter an option,
                                         exercisable within 30 days after the date of this
                                         Prospectus, to purchase up to an additional 150,000
                                         Preferred Securities at the offering price, solely to
                                         cover over-allotments, if any.

Offering Price.........................  $__________ per Preferred Security (Liquidation
                                         Amount $25), plus accumulated Distributions, if any,
                                         from __________, 1997.

Distributions..........................  The distributions payable on each Preferred Security will be fixed at a rate per annum of _____% of the
                                         stated liquidation amount per Preferred Security, will
                                         be cumulative, will accrue from __________, 1997,
                                         the date of issuance of the Preferred Securities, and
                                         will be payable quarterly in arrears, on March 31,
                                         June 30, September 30 and December 31 of each
                                         year, commencing June 30, 1997.  See "Description
                                         of Preferred Securities -- Distributions."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Junior Subordinated Debentures.........  The Issuer Trust will invest the proceeds from the issuance of the Preferred Securities and Common
                                         Securities in an equivalent amount of _____% Junior
                                         Subordinated Debentures of the Company.  The
                                         Junior Subordinated Debentures will mature on
                                         __________, 2027.  The Junior Subordinated
                                         Debentures will rank subordinate and junior in right
                                         of payment to all Senior Indebtedness of the
                                         Company.  In addition, the Company's obligations
                                         under the Junior Subordinated Debentures will be
                                         structurally subordinated to all existing and future
                                         liabilities and obligations of its subsidiaries.

Guarantee..............................  Under the terms of the Guarantee, the Company has guaranteed the payment of Distributions and
                                         payments on liquidation or redemption of the
                                         Preferred Securities, but only in each case to the
                                         extent of funds held by the Issuer Trust described
                                         herein.  The Company and the Issuer Trust believe
                                         that the obligations of the Company under the
                                         Guarantee, the Trust Agreement, the Junior
                                         Subordinated Debentures and the Indenture taken
                                         together, fully, irrevocable and unconditionally
                                         guarantee all of the Issuer Trust obligations relating
                                         to the Preferred Securities.  The obligations of the
                                         Company under the Guarantee and the Preferred
                                         Securities are subordinate and junior in right of
                                         payment to all Senior Indebtedness.  See
                                         "Description of Guarantee."

Right to Defer Interest................  The Company has the right, at any time, to defer payments of interest on the Junior Subordinated
                                         Debentures for a period not exceeding 20
                                         consecutive quarters; provided that no Extension
                                         Period may extend beyond the Stated Maturity of the
                                         Junior Subordinated Debentures.  As a consequence
                                         of the Company's extension of the interest payment
                                         period, quarterly Distributions on the Preferred
                                         Securities will be deferred (though such Distribution
                                         would continue to accrue with interest thereon
                                         compounded quarterly, since interest will continue to
                                         accrue and compound on the Junior Subordinated
                                         Debentures during any such Extension Period.
                                         During an Extension Period, the Company will be
                                         prohibited, subject to certain exceptions described
                                         herein, from declaring or paying any cash
                                         distributions with respect to its capital stock or debt
                                         securities that rank pari passu with or junior to the
                                         Junior Subordinated Debentures.  Upon the
                                         termination of any Extension Period and the payment
                                         of all amounts then due, the Company may
                                         commence a new Extension Period, subject to the
                                         foregoing requirements.  See "Description of Junior
                                         Subordinated Debentures -- Option to Extend Interest
                                         Payment Period."

                                         Should an Extension Period occur, Preferred
                                         Security holders will continue to include interest
                                         income for United States income tax purposes.  See
                                         "Taxation --Interest and Original Issue Discount."

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                                        7

--------------------------------------------------------------------------------

Redemption.............................  The Preferred Securities are subject to mandatory redemption (i) in whole, but not in part, at the Stated
                                         Maturity upon repayment of the Junior Subordinated
                                         Debentures, (ii) in whole, but not in part,
                                         contemporaneously with the optional redemption at
                                         any time by the Company of the Junior Subordinated
                                         Debentures upon the occurrence and continuation of
                                         a Tax Event, Investment Company Event or Capital
                                         Treatment Event and (iii) in whole or in part at any
                                         time on or after ____________, 2002,
                                         contemporaneously with the optional redemption by
                                         the Company of the Junior Subordinated Debentures
                                         in whole or in part, in each case at the applicable
                                         Redemption Price.  See "Description of Preferred
                                         Securities -- Redemption."

Liquidation of the Issuer Trust........  The Company has the right at any time to dissolve the Issuer Trust and cause the Junior Subordinated
                                         Debentures to be distributed to holders of Preferred
                                         Securities in liquidation of the Issuer Trust, subject
                                         to the Company having received prior approval of
                                         Federal Reserve to do so if then required under
                                         applicable capital guidelines or policies of the
                                         Federal Reserve.  See "Description of Preferred
                                         Securities -- Liquidation Distribution Upon
                                         Dissolution."


Voting Rights..........................  Generally, the holders of the Preferred Securities will not have any voting rights.  See "Description of
                                         Preferred Securities -- Voting Rights" and "Risk
                                         Factors -- Limited Voting Rights."


Use of Proceeds........................  The proceeds from the sale of the Preferred
                                         Securities offered hereby will be used by the Issuer
                                         Trust to purchase the Junior Subordinated
                                         Debentures issued by the Company.  The proceeds
                                         received by the Company from the sale of the Junior
                                         Subordinated Debentures will be used to repay
                                         existing debt of the Company of approximately $6
                                         million and contribute approximately $_______
                                         million through investments in or advances to the
                                         Bank.  The remainder of the proceeds will be held
                                         by the Company and may be used to meet debt
                                         service obligations of the Company under the Junior
                                         Subordinated Debentures.  The Bank intends to use
                                         the capital for general corporate purposes including
                                         the First Union branch acquisition and other branch
                                         acquisitions and/or acquisitions of other financial
                                         institutions.  The Trust Securities will qualify as Tier
                                         1 capital of the Company, subject to the 25% Capital
                                         Limitation (as defined herein), under the risk-based
                                         capital guidelines of the Federal Reserve.  The
                                         portion of the Trust Securities that exceeds the 25%
                                         Capital Limitation will qualify as Tier 2 capital of
                                         the Company.  See "Use of Proceeds."

--------------------------------------------------------------------------------

                                        8

--------------------------------------------------------------------------------

ERISA Considerations...................  Prospective purchasers should consider the information set forth under "Certain ERISA
                                         Considerations."

Nasdaq National Market Symbol..........  Application has been made to have the Preferred
                                         Securities approved for quotation on the Nasdaq
                                         National Market under the symbol "SNBCP".

                                 RISK FACTORS

   Prospective investors should carefully consider the matters set forth under "Risk Factors," beginning on page 12.

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                                        9

--------------------------------------------------------------------------------
                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following summary information regarding the Company should be read in conjunction with the consolidated financial statements of the Company and notes beginning on page _____.

                                                          At for the Years Ended December 31,
                                                1996          1995          1994          1993           1992
                                                ----          ----          ----          ----            ----
                                               (dollars in thousands, except per share amounts and ratios)

Selected Results of Operations
  Interest income .....................   $    29,270    $    20,850    $    12,194     $   8,164     $   8,629
  Net interest income .................        16,736         13,163          8,256         5,319         4,991
  Provision for loan losses ...........           900            808            383             2            96
  Net interest income after
     provision for loan losses ........        15,836         12,355          7,873         5,317         4,895
  Non-interest expense ................        13,207         10,047          5,991         4,198         4,354
  Net Income ..........................         3,013          2,819          1,840         1,128           813

  Per Share Data
  Net Income
     Primary ..........................          1.58           1.52           1.42          0.88          0.73
     Fully diluted ....................          1.56           1.52           1.42          0.88          0.73
  Book value ..........................         15.25          14.34          12.59         11.52         10.98

 Selected Balance Sheet Data
  Assets ..............................       436,795        369,895        217,351       112,015       104,162
  Cash and investments ................       117,388        164,251         70,809        24,134        17,670
  Loans receivable (net) ..............       295,501        183,634        134,861        83,387        82,080
  Deposits ............................       385,987        335,248        196,019        99,099        91,837
  Borrowings and securities
    sold under agreements
    to repurchase .....................        21,253          8,000           --            --            --
  Shareholders' equity ................        27,415         24,671         20,571        12,306        11,178

 Performance Ratios
  Return on average assets ............         0.74%          1.03%          1.09%         1.04%         0.74%
  Return on average equity ............        11.99%         12.42%         11.74%         9.61%         7.56%
  Net interest margin .................         4.57%          5.30%          5.39%         5.29%         4.96%

 Asset Quality Ratios
  Non-performing loans to
    total loans .......................         0.43%          1.43%          1.39%         1.84%         0.80%
  Non-performing assets to
     total loans and other
     real estate owned ................         1.06%          2.19%          2.56%         2.26%         1.19%
  Net charge-offs to average
     total loans ......................         0.16%          0.23%          0.29%         0.02%         0.14%
  Total allowance for loan
    losses to total
    non-performing loans ..............       107.26%         64.47%         64.74%        69.10%       128.53%

 Capital Ratios
  Equity to assets ....................         6.28%          6.67%          9.46%        10.99%        10.73%
  Tier 1 risk-based capital ratio .....         7.44%          8.67%         14.24%        15.59%         9.68%
  Total risk-based capital ratio ......         8.28%          9.64%         15.48%        16.84%        11.10%
  Leverage ratio ......................         5.43%          5.74%          8.44%        10.74%        10.71%

 Ratios of Earnings to Fixed Charges(1)
  Including interest on deposits ......         1.35x          1.51x          1.66x          1.62x         1.36x
  Excluding interest on deposits ......         1.41x          1.52x          1.70x          1.62x         1.37x


(1) The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes, cumulative effect of changes in accounting principles and fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits). There were no amortization of notes and debentures expense and the portion of net rental expense which is deemed to be equivalent to interest on debt. Interest expense (other than on deposits) includes interest on notes, federal funds purchased and securities sold under agreements to repurchase, and other funds borrowed.
--------------------------------------------------------------------------------
                                       10

                                 RISK FACTORS

   In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Preferred Securities offered by this Prospectus. Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

RISK FACTORS RELATING TO THE OFFERING

Ranking  of  Subordinated   Obligations  Under  the  Guarantee  and  the  Junior
Subordinated Debentures

   The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Preferred Securities and under the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness. At December 31, 1996, the Senior Indebtedness of the Company aggregated approximately $6.0 million. None of the Junior Subordinated Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company. See "Description of Guarantee -- Status of the Guarantee" and "Description of Junior Subordinated Debentures -- Subordination."

   The ability of the Issuer Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company's making payments on the Junior Subordinated Debentures as and when required.

Option to Extend Interest Payment Period; Tax Consequences

   So long as no Event of Default (as defined in the Junior Subordinated Indenture) has occurred and is continuing with respect to the Junior Subordinated Debentures (a "Debenture Event of Default"), the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Debenture Events of Default." As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon during any Extension Period at the rate of % per annum, compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distribution" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of __________%, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election to begin an Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Preferred Securities -- Distributions" and "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

   Should an Extension Period occur, a holder of Preferred Securities will continue to accrue income (in the form of original issue discount) in respect of its pro rata share of the Junior Subordinated Debentures held by the Issuer Trust for United States federal income tax purposes. As a result, a holder of Preferred Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Issuer Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Sales of Preferred Securities."

   The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of his or its Preferred Securities during an Extension Period, therefore, might not receive the same return on his or its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent preferred undivided beneficial interests in the assets of the Issuer Trust) may be more volatile than the market prices of other securities on which original issue discount or interest accrues that are not subject to such deferrals.

Tax Event, Investment Company Event or Capital Treatment Event Redemption

   Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event, the Company has the right to redeem the Junior Subordinated Debentures in whole, but not in part, at any time within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and thereby cause a mandatory redemption of the Preferred Securities. Any such redemption shall be at a price equal to the liquidation amount of the Preferred Securities, together with accumulated Distributions to but excluding the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures prior to the stated maturity may be subject to prior regulatory approval by the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

   A "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   See "-- Possible Tax Law Changes Affecting the Preferred Securities" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities prior to __________, 2002.

   "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

   A "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) except as otherwise restricted under the 25% Capital Limitation (as defined herein), for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

Exchange of Preferred Securities for Junior Subordinated Debentures

   The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company, as holder of the Common Securities, to dissolve the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

   Under current United States federal income tax law and interpretations and assuming, as expected, that the Issuer Trust will not be taxable as a corporation, a distribution of the Junior Subordinated Debentures upon a liquidation of the Issuer Trust will not be a taxable event to holders of the Preferred Securities. However, if a Tax Event were to occur that would cause the Issuer Trust to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Issuer Trust would be a taxable event to the Issuer Trust and the holders of the Preferred Securities. See "Certain Federal Income Tax Consequences -- Distribution of Junior Subordinated Debentures to Securityholders."

Rights Under the Guarantee

   Bankers Trust Company will act as the trustee under the Guarantee and will hold the Guarantee for the benefit of the holders of the Preferred Securities. Bankers Trust Company will also act as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee under the Trust Agreement. Bankers Trust (Delaware) will act as Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by or on behalf of the Issuer Trust:
(i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at the payment date, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Guarantee is subordinated as described under "-- Ranking of

Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures" and "Description of Guarantee -- Status of the Guarantee." The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

   If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer Trust may lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of any amounts payable in respect of such Junior
Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Junior Subordinated Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities," "-- Debenture Events of Default" and "Description of Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Junior Subordinated Indenture.

Limited Voting Rights

   Holders of Preferred Securities will have limited voting rights relating generally to the modification of the Preferred Securities and the Guarantee and the exercise of the Issuer Trust's rights as holder of Junior Subordinated Debentures. Holders of Preferred Securities will not be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee except upon the occurrence of certain events specified in the Trust Agreement. The Property Trustee and the holders of all the Common Securities may, subject to certain conditions, amend the Trust Agreement without the consent of holders of Preferred Securities to cure any ambiguity or make other provisions not inconsistent with the Trust Agreement or to ensure that the Issuer Trust (i) will not be taxable as a corporation for United States federal income tax purposes, or (ii) will not be required to register as an "investment company" under the Investment Company Act. See "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement" and "-- Removal of Issuer Trustees; Appointment of Successors."

Absence of Market

     The Preferred Securities are a new issue of securities with no established trading market. Application has been made to list the Preferred Securities in the Nasdaq National Market, but one of the requirements for listing and continued listing is the presence of two market makers for the Preferred Securities. The

Company and the Issuer Trust have been advised by the Underwriter that it intends to make a market in the Preferred Securities. However, the Underwriter is not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of the Underwriter. Moreover, there can be no assurance of a second market maker for the Preferred Securities. Accordingly, no assurance can be given as to the development or liquidity of any market for the Preferred Securities.

Market Prices

   There can be no assurance as to the market prices for Preferred Securities, or the market prices for Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Issuer Trust occurs. Accordingly, the Preferred Securities or the Junior Subordinated Debentures that a holder of Preferred Securities may receive on liquidation of the Issuer Trust may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures on termination of the Issuer Trust, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated
Debentures   contained   herein.   See   "Description  of  Junior   Subordinated
Debentures."

Possible Tax Law Changes Affecting the Preferred Securities

   On February 6, 1997, President Clinton released his budget proposals for fiscal year 1998. One of the revenue provisions of those proposals would generally deny interest deductions for interest on an instrument issued by a corporation that has a maximum term of more than 15 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. If enacted as proposed by the President, this provision would be effective for instruments issued on or after the date of first action by a Congressional committee with respect to the proposal. It is not clear from the President's proposals as to what constitutes Congressional "committee action" with respect to this proposal. If the provision were to apply to the Junior Subordinated Debentures, the
Company would be unable to deduct interest on the Junior Subordinated Debentures. There can be no assurance, however, that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities before ____________, 2002. See "Description of Junior
Subordinated  Debentures  --  Redemption"  and   "Description   of  Preferred
Securities -- Redemption." See also "Certain Federal Income Tax Consequences -- Possible Tax Law Changes." Under current law, the Company will be able to deduct interest on the Junior Subordinated Debentures.

RISK FACTORS RELATING TO THE COMPANY

Status of the Company as a Bank Holding Company

   The Company is a legal entity separate and distinct from the Bank, although the principal source of the Company's cash revenues is dividends from the Bank. The ability of the Company to pay the interest on and principal of the Junior Subordinated Debentures will be significantly dependent on the ability of the Bank to pay dividends to the Company in amounts sufficient to service the Company's debt obligations. Payment of dividends by the Bank is restricted by various legal and regulatory limitations. Two different calculations are performed to measure the amount of dividends that may be paid: a recent earnings test and an undivided profits test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a national bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years unless the bank obtains the approval of the OCC.
Under the undivided profits test, dividends may not be paid in excess of a bank's undivided profits then on hand, after deducting bad debts in excess of the reserve for loan losses. At December 31, 1996, under the retained earnings test, which is the more restrictive of the available methods of calculating the dividend limitations of a national bank, approximately $7.7 million was available for payment of dividends to the Company from the Bank without prior regulatory approval.

   The right of the Company to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise (and thus the ability of the holders of Preferred Securities to benefit indirectly from any such distribution) will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that the Company may itself be a creditor with a recognized claim. As of December 31, 1996, the Company's subsidiaries had indebtedness and other liabilities of approximately $403.4 million.

   The Bank is also subject to restrictions under federal law which limit the transfer of funds by the Bank to the Company, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by the Bank to the Company are limited in amount to 10% of the Bank's capital and surplus and, with respect to the Company, to an aggregate of 20% of the Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

Rapid Growth

   During the last three years, the Bank has experienced rapid and significant growth. The total assets of the Bank have increased from $112.0 million at December 31, 1993 to $436.8 million at December 31, 1996. Although the Bank believes that it has adequately managed its growth in the past, there can be no assurance that the Bank will continue to experience such rapid growth, or any growth, in the future and, to the extent that it does experience continued growth, that the Bank will be able to adequately and profitably manage such growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The continued growth has led the Company to undertake the present offering of Trust Securities. The capital to be raised from the sale of the Trust Securities offered hereby, is necessary to provide sufficient capital to support the growth of assets. No assurance can be given that this rapid growth will continue, but, if it does, there is no assurance that the earnings of the Company and the Bank can adequately provide the necessary capital for the Bank and the Company to maintain required regulatory capital levels commensurate with continued rapid growth. The level of future earnings of the Company also will depend on the ability of the Company and the Bank to profitably deploy and manage the increased assets. The rapid growth of the Bank in asset size and the rapid increase in its volume of total loans during the past two years have increased the possible risks inherent in an investment in the Company.

   Although the Bank has experienced moderate loan losses to date, the rapid growth of its loan portfolio from loans of $83.4 million at December 31, 1993 to $295.5 million at December 31, 1996, may result in an increase in loan loss experience. Due to the high volume of recent loans, many of the loans of the Bank are unseasoned, thereby increasing the potential for additional loan losses even though the Bank continues to utilize the same underwriting criteria and monitoring procedures that have resulted in the Bank's moderate loan loss experience. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Lending Activities."

Loan Portfolio Considerations

   During the past three years, the Company has experienced significant growth in its loan portfolio. Net loans increased to $295.5 million at December 31, 1996, from $183.6 million at December 31, 1995, from $134.9 million at December 31, 1994. While many components of the loan portfolio have contributed to this increase over the past three years, much of this loan growth has occurred in the portfolio of commercial and industrial loans. Commercial and industrial loans increased by 87.7% or $104.2 million during 1996 as compared to 1995 and comprised 75.5% of total loans as of December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations- -Analysis of Loan Portfolio." As a result of this recent growth, a significant portion of the Company's total loan portfolio may be considered unseasoned and, therefore, specific payment and loss experience for this portion of the portfolio has not yet been established. In addition, the nature of commercial and industrial loans is such that they may present more credit risk to the Company than other types of loans such as home equity or residential real estate loans. Further, these loans are concentrated in Cumberland, Burlington, Atlantic, Ocean and Cape May Counties, in Southern New Jersey. As a result, a decline in the general economic conditions of Southern New Jersey could have a material adverse effect on the Company's financial condition and results of operations taken as a whole. See "Business of the Company--Lending Activities--Commercial and Industrial Loans."

Competition

   The banking business is highly competitive. In its primary market area, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. The Bank's primary competitors have substantially greater resources and lending limits than the Bank and may offer certain services, such as trust services, that the Bank does not provide at this time. The profitability of the Company depends upon the Bank's ability to compete in its market area. See "Business -- Competition."

Supervision and Regulation

   Bank holding companies and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. The Company is subject to the BHCA and to regulation and supervision by the Federal Reserve, and the Bank is subject to the regulation and supervision of the OCC and the FDIC. These laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in the control of bank holding companies, and the maintenance of adequate capital to the general business operations and financial condition of the Bank, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The Federal Reserve, and the FDIC and the OCC also possess cease and desist powers over bank holding companies and banks, respectively, to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner in which the Company and the Bank may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the

Federal Reserve. These monetary policies have had and are expected to continue to have significant effects on the operating results of commercial banks. Changes in monetary or legislative policies may affect the ability of the Bank to attract deposits and make loans. See "Supervision and Regulation."

Potential Impact of Changes in Interest Rates

   The  Company's  profitability  is  dependent  to a  large  extent  on its net interest income, which is the difference between its interest income on interest-earning assets and its interest expense on interest-bearing liabilities. The Company, like most financial institutions, is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets repricing or maturing than liabilities over a given time frame is considered asset-sensitive and is reflected as a positive gap, and more liabilities repricing or maturing than assets over a given time frame is considered liability-sensitive and is reflected as negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. The Company has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates. At December 31, 1996, the Company had a one year cumulative negative gap of 8.73%. This negative one year gap position may, as noted above, have a negative impact on earnings in a rising interest rate environment. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Gap Analysis."

                               SUN CAPITAL TRUST

   The Issuer Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on February 13, 1997. The Issuer Trust will be governed by an Amended and Restated Trust Agreement among the Company, as Depositor, Bankers Trust (Delaware), as Delaware Trustee, and Bankers Trust Company, as Property Trustee (together with the Delaware Trustee, the "Issuer Trustees"). Two individuals will be selected by the holder of the Common Securities to act as administrators with respect to the Issuer Trust (the "Administrators"). The Company, while holder of the Common Securities, intends to select two individuals who are employees or officers of or affiliated with the Company to serve as the Administrators. See "Description of Preferred Securities -- Miscellaneous." The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.

   All the Common Securities will initially be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuation of a Debenture Event of Default arising as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the rights of the holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of Preferred Securities -- Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer Trust. The Issuer Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The address of the Delaware Trustee is Bankers Trust (Delaware), 1001 Jefferson Street, Wilmington, Delaware 19801, telephone number (302) 576-3301. The address of the Property Trustee, the Guarantee Trustee and the Debenture Trustee is Bankers Trust Company, Four Albany Street, 4th Floor, New York, New York 10006, telephone number (212) 250-2500.

                                USE OF PROCEEDS

   All  the  proceeds  to the  Issuer  Trust  from  the  sale  of the  Preferred
Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. The proceeds from the sale of the Preferred Securities are expected to qualify as Tier 1 or core capital with respect to the Company under the guidelines established by the Federal Reserve, however capital received from the proceeds of the sale of the Preferred Securities cannot constitute more than 25% of the total Tier 1 capital of the Company ("25% Capital Limitation"). Amounts in excess of the 25% Capital Limitation will constitute Tier 2 capital of the Company. The net proceeds to be received by the Company from the sale of the Junior Subordinated Debentures will be used to repay existing debt of the Company of approximately $6 million and make a $__________ million capital contribution through investments in or advances to the Bank. The remainder of the proceeds will be retained by the Company and may be used to meet debt service obligations of the Company pursuant to the Junior Subordinated Debentures. Pending such use, the net proceeds may be temporarily invested in short-term obligations. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds. The Bank intends to use the capital in connection with the First Union branch acquisition and other branch acquisitions and/or acquisitions of other financial institutions.

                          FIRST UNION BRANCH PURCHASE

   On December 19, 1996, the Bank entered into a Purchase and Assumption Agreement to acquire approximately $73 million in deposit liabilities and $2.5 million of loans and four branch offices (the "branch purchase") located in the southern New Jersey counties of Salem and Burlington from First Union National Bank, Avondale, Pennsylvania ("First Union"). The Bank has agreed to pay First Union a premium of approximately $5.9 million (8.03%) for the assumption of the deposit liabilities and will receive approximately $62.0 million in net proceeds. The investment and lending activities of the branch purchase will not transfer to the Bank. The branch purchase will be accounted for using the purchase method of accounting and is expected to close during the second quarter of 1997, subject to regulatory approval. See "-- Pro Forma Consolidated Balance Sheet."

   As of December 31, 1996, the cost of funds related to the deposits to be assumed was approximately 2.65%. Management does not believe there will be a material deposit outflow after the branch purchase. The Bank has historically priced its deposit products to be competitive in the markets served. For the year ended December 31, 1996, the Bank's average cost of deposits was 4.00%. It is anticipated that this practice, combined with the level of personal service provided, will allow the Bank to retain a significant portion of the deposits acquired in the Branch purchase. In this regard, First Union has agreed not to directly solicit the branch purchase deposit customers, nor establish a branch, loan production office or ATM within a three mile radius of the branch offices for a period of three years.

   While management does not believe the branch purchase will have a significant, long-term, adverse impact on its operations, it is expected that the branch purchase will have a short-term impact on its performance and financial position ratios, such as its return on average assets and its loan to deposits ratio, as net cash received in the branch purchase is gradually invested in investment securities and loans.

            Pro Forma Consolidated Statement of Financial Condition
                               December 31, 1996
                                  (Unaudited)

                                                              Branch Purchase     Pro Forma
                                                                Adjustments      Consolidated
                                              Company          Dr.         Cr.      Company
                                              -------          ---         ---      -------
                                                            (In thousands)

Assets
Cash and due from banks.............           $17,007     $ 1,234 (1)               $ 18,241
Federal funds sold..................             4,800      68,528 (1)  5,870 (2)      67,458
Investment securities available
  for sale..........................            95,581                                 95,581
Loans receivable (net)..............           295,501      2,573 (1)                 298,074
Bank properties and equipment.......            12,222        760 (1)                  13,732
                                                              750 (2)
Real estate owned...................               756                                    756
Accrued interest receivable.........             2,850                                  2,850
Excess of cost over fair value
  of net assets acquired............             5,365      5,120 (2)                  10,485
Deferred taxes......................             1,071                                  1,071
Other assets........................             1,642                                  1,642
                                               -------                               --------
   Total                                      $436,795                               $509,890
                                               =======                                =======
Liabilities and Shareholders'
Equity:
Liabilities:
Deposits............................          $385,986     73,095 (1)                $459,081
Advances from the Federal Home
  Loan Bank.........................            10,000                                 10,000
Loans payable.......................             6,000                                  6,000
Securities sold under agreements
  to repurchase.....................             5,253                                  5,253
Other liabilities...................             2,141                                  2,141
                                               -------                                -------
  Total liabilities                           $409,380                               $482,475
                                               -------                                -------
Commitments and Contingent
Liabilities
Shareholders' Equity
Preferred stock.....................          $     --                               $     --
Common stock........................             1,849                                  1,849
Surplus.............................            18,124                                 18,124
Retained earnings...................             8,420                                  8,420
Unrealized (loss) on securities,
  net of income taxes...............              (978)                                  (978)
                                              -------                                --------
Total shareholders' equity..........            27,415                                 27,415
                                               -------                                -------
Total...............................          $436,795                               $509,890
                                               =======                                =======


(1)  To record branch purchase.
(2) To record 8.03% premium paid on the assumption of deposit liabilities ($5.9 million) and to record the market value of real estate ($750,000). The excess of cost over fair value of net assets acquired of approximately $5.1 million will be amortized over a 7 year period.

                                CAPITALIZATION

   The following table sets forth (i) the consolidated capitalization of the Company at December 31, 1996, (ii) the consolidated capitalization of the Company giving effect to the issuance of the Preferred Securities hereby offered by Sun Capital Trust and application by the Company of the net proceeds from the corresponding sale of the Junior Subordinated Debentures to Sun Capital Trust as if the sale of the Preferred Securities had been consummated on December 31, 1996, and assuming the Underwriter's over-allotment was not exercised, and (iii) the pro forma effect of the First Union branch purchase.

                                                                                        As Adjusted
                                                                    ----------------------------------------------------
                                                                                                     Sale of Preferred
                                                                             Sale of               Securities and First
                                                        Actual          Preferred Securities       Union branch purchase
                                                        ------          --------------------       ---------------------
                                                                         (dollars in thousands)

  Deposits ........................................   $ 385,987                $ 385,987                $ 459,081
                                                      =========                =========                =========
  Borrowings
    Advances from the Federal Home Loan Bank.......   $  10,000                $  10,000                $  10,000
    Loan Payable ..................................       6,000                     --                       --
    Securities sold under agreements to re5,253ase        5,253                    5,253
                                                      ---------                ---------                ---------
    Total .........................................   $  21,253                $  15,253                $  15,253
                                                      =========                =========                =========

  Guaranteed preferred beneficial interests in the
    Company's subordinated debt ...................   $    --                  $  25,000                $  25,000

SHAREHOLDERS' EQUITY:
  Preferred Stock $1 par value, 1,000,000 shares
    authorized, none issued .......................   $    --                  $    --                  $    --
  Common Stock $1 par value - 10,000,000 shares
    authorized; 1,848,929 outstanding .............       1,849                    1,849                    1,849
  Surplus .........................................      18,125                   18,125                   18,125
  Unrealized loss on securities available for sale,
    net of income taxes ...........................        (978)                    (978)                    (978)
  Retained Earnings ...............................       8,419                    8,419                    8,419
                                                      ---------                ---------                ---------
      Total Shareholders' equity ..................      27,415                   27,415                   27,415
                                                      ---------                ---------                ---------
  Total Capitalization ............................   $ 434,655                $ 453,655                $ 526,749
                                                      =========                =========                =========
CAPITAL RATIOS:
  Equity to total assets: .........................        6.70                     6.31                     5.40
  Tier 1 risk-based capital ratio .................        7.44                    11.38                     8.25
  Total risk-based capital ratio ..................        8.28                    11.21                     9.07
  Leverage ratio (2)(3)(4) ........................        5.43                     7.17                     5.12


    (1) Preferred Securities representing beneficial interests in an aggregate principal amount of $25,000,000 of the _____% Junior Subordinated
         Debentures of the Company. The Junior Subordinated Debentures will mature on __________, 2027.

    (2) The leverage ratio is Tier 1 capital divided by the difference between quarterly average total assets less intangibles.
    (3) The capital ratios, as adjusted, are computed including the total estimated net proceeds from the sale of the Preferred Securities, in a manner consistent with Federal Reserve guidelines.

    (4) Federal Reserve guidelines for calculation of Tier 1 capital limit the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 capital.

                             ACCOUNTING TREATMENT

       For financial reporting purposes, the Issuer Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be included in the consolidated balance sheets of the Company and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements of the Company. For financial reporting purposes, Distributions on the Preferred Securities will be recorded in the consolidated statements of income of the Company.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

      The primary activity of the Company is the oversight of the Bank. Through the Bank, the Company engages in community banking activities by accepting deposit accounts from the general public and investing such funds in a variety of loans. These community banking activities primarily include providing home equity loans, mortgage loans, a variety of commercial business loans and, to a much lesser extent, installment loans. The Company also maintains an investment securities portfolio. The Company's lending and investing activities are funded by retail deposits. The largest component of the Company's net income is net interest income. Consequently, the Company's earnings are primarily dependent on its net interest income, which is determined by (i) the difference between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities ( interest rate spread ), and (ii) the relative amounts of interest-earning assets and interest bearing liabilities. The Company's net income is also affected by its provision for loan losses, as well as the amount of non-interest income and non-interest expenses, such as salaries and employee benefits, professional fees and services, deposit insurance premiums, occupancy and equipment costs and income taxes.

Overview

      Beginning in 1993, the Company embarked upon a strategy to expand its operations and retail market throughout southern New Jersey through internal growth and mergers and acquisitions. The Board and management perceived opportunities to expand the Company as a result of a lack of competitive commercial banking services being provided to local businesses and the need for a locally based and managed community bank. Continued consolidation of the banking industry and a regionalization of decision authority by larger banking institutions left many businesses and individuals in the Bank's market area underserved.

      In mid 1994 the Company acquired the First National Bank of Tuckahoe, which operated three branch offices in Cape May County, and Southern Ocean State Bank, which operated four branches in Ocean County. The two transactions, combined, resulted in the acquisition of $49 million of loans and $105 million of deposits and an increase in assets of $117 million. These banks and their operations were merged into the Bank in 1994.

      In 1995, as the result of further consolidation of banks and their restructuring of operations in New Jersey, the Bank acquired $52 million of deposits and four branches located in the southern New Jersey counties of Cumberland, Atlantic and Ocean from NatWest Bank and $70 million of deposits and four branches located in Cumberland and Burlington counties from New Jersey National Bank. As a result of these two branch purchase transactions, the Bank acquired $122 million of deposits; the corresponding amount of cash received to fund the deposit transfer was initially used to purchase investment securities. In addition, the Bank opened a new banking office in Pleasantville in 1995 and an office in Cape May Court House 1996.

      To support and manage the expanded operations of the Bank and to provide adequate management resources to support the further expansion and growth, the Bank began to recruit and hire additional experienced commercial loan officers, credit, loan review and internal audit personnel, operations personnel and senior level executives. In addition, the Bank has enhanced and expanded its operational and management information system.

      The growth and expansion of operations through mergers and acquisitions and internal growth has resulted in a significant increase in assets, loans and deposits since December 31, 1993, and a concomitant increase in net interest income, non-interest income and non-interest expenses.

RESULTS OF OPERATIONS

      Net income for the year ended December 31, 1996 was $3.0 million or $1.58 per share in comparison to $2.8 million or $1.52 per share for the year ended December 31, 1995. The increase in net income was primarily due to an increase in net interest income of $3.6 million which was substantially offset by an increase in non-interest expenses of $3.2 million, an increase in the provision for loan losses of $92,000 and an increase in income tax expense of $222,000 in comparison to the results of operations for 1995.

      Net income for the year ended December 31, 1995 increased $979,000, or 53.2%, to $2.8 million from $1.8 million for the year ended December 31, 1994. The increase in net income was generally attributable to a large increase in net interest income of $4.9 million and an increase of $900,000 in non-interest income. Net interest income increased from $8.3 million in 1994 to $13.2 million in 1995; and non-interest income increased from $732,000 in 1994 to $1.7 million in 1995. This increase was partially offset by increases in non-interest expense of $4.1 million, an increase in the provision for loan losses of $400,000 and an increase in income tax expense of $365,000. Non-interest expenses increased from $6.0 million in 1994 to $10.0 million in 1995. The provision for loan losses increased from $383,000 in 1994 to $808,000 in 1995. Income tax expense increased from $775,000 in 1994 to $1.1 million in 1995.

Net Interest Income. Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest received on interest-earning assets (primarily loans and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and rate earned on interest-earning assets and the volume and interest rate paid on interest-bearing liabilities.

     The following table sets forth a summary of average balances with corresponding interest income and interest expense as well as average yield and cost information for the periods presented. Average balances are derived from daily balances.

                                                                             Years Ended December 31,
                                           -----------------------------------------------------------------------------------------
                                                       1996                            1995                         1994
                                           ----------------------------    ---------------------------   ---------------------------
                                                                Average                        Average                       Average
                                            Average              Yield/     Average             Yield/   Average              Yield/
                                            Balance   Interest   Cost       Balance   Interest  Cost     Balance   Interest   Cost
                                           --------   --------  -------     -------   -------- -------   -------   --------  -------

Interest-earning assets:

  Loans receivable (1)                     $235,744   $ 22,074   9.36 %   $155,139   $ 15,101    9.73 % $108,265   $  9,591    8.86%

  Investment securities                     129,164      7,127   5.52       85,445      5,286    6.19     33,931      2,151    6.34

  Federal funds sold                          1,323         68   5.14        7,756        463    5.97     10,988        452    4.11
                                           --------   --------   ----     --------   --------    ----   --------   --------    ----
    Total interest-earning assets           366,231     29,269   7.99      248,340     20,850    8.40    153,184     12,194    7.96


Non-interest-earning assets                  40,316                         24,409                        15,076
                                           --------                       --------                      --------
  Total assets                             $406,547                       $272,749                      $168,260
                                           ========                       ========                      ========


Interest-bearing liabilities

  Interest-bearing deposit accounts        $298,538   $ 11,954   4.00 %   $202,276   $  7,640    3.78 % $122,843   $  3,845    3.13%

  Borrowed money                             10,397        580   5.58          775         47    6.06      1,202         93    7.74
                                           --------   --------   ----     --------   --------    ----   --------   --------    ----
    Total interest-bearing liabilities      308,935     12,534   4.06      203,051      7,687    3.79    124,045      3,938    3.17


Non-interest-bearing liabilities             72,486                         47,004                       28,551
                                           --------                       --------                      --------
  Total liabilities                         381,421                        250,055                       152,596


Shareholder's equity                         25,126                         22,694                        15,664
                                           --------                       --------                      --------
  Total liabilities and shareholders
    equity                                 $406,547                       $272,749                      $168,260
                                           ========                       ========                      ========

Net interest income                                   $ 16,735                       $ 13,163                      $  8,256
                                                      ========                       ========                      ========

Interest rate spread (2)                                         3.93 %                          4.61 %                        4.79%
                                                                 ====                            ====                          ====

Net yield on interest earning assets                             4.57 %                          5.30 %                        5.39%
                                                                 ====                            ====                          ====

Ratio of average interest-earning assets
  to average interest-bearing liabilities                      118.55 %                        122.30 %                      123.49%
                                                               ======                          ======                        ======

----------------------
(1)  Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

      The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


                                                       Years ended December 31,
                              -------------------------------------------------------------------------------
                                          1996 vs. 1995                           1995 vs. 1994
                              ------------------------------- -----------------------------------------------
                                       Increase (Decrease)                    Increase (Decrease)
                                              Due to                                  Due to
                              ---------------------------------------  --------------------------------------
                                                   Rate /                                   Rate /
                              Volume      Rate     Volume      Net      Volume      Rate    Volume     Net
                              ------      ----     ------      ---      ------      ----    ------     ---

Interest income:

  Loans receivable            $7,847      ($575)    ($299)    $6,973     $4,156      $945    $409     $5,510
  Investment securities        2,707       (573)     (293)     1,841      3,264       (51)    (45)     3,135
  Federal funds sold           (382)        (65)       53       (394)      (133)      204     (60)        11
                              ------    -------     -----     ------     ------      ----    -----    ------
    Total interest-
      earning assets         $10,172    ($1,213)    ($539)    $8,420     $7,287    $1,098    $271     $8,656
                              ======    =======     =====     ======     ======      ====    =====    ======

Interest expense:
  Deposit accounts            $3,658       $445      $211     $4,314     $2,483      $796     $515    $3,795
  Borrowings                     584         (4)      (47)       533        (33)      (20)       7       (46)
                              ------    -------     -----     ------     ------      ----    -----    ------
    Total interest-
      bearing
      liabilities             $4,242       $441      $164     $4,847     $2,450      $776     $522    $3,749
                              ======    =======     =====     ======     ======      ====    =====    ======

Net change in interest        $5,930    ($1,654)    ($703)    $3,573     $4,837      $322    ($252)   $4,907
                              ======    =======     =====     ======     ======      ====    =====    ======



      Net interest income increased $3,573,000 or 27% to $16,736,000 in 1996 compared to $13,163,000 in 1995. The increase is due primarily to the growth of average interest-earning assets from $248,340,000 in 1995 to $366,231,000 in 1996, partially offset by a decline in the interest rate spread from 4.61% in 1995 to 3.93% in 1996. The decline in the interest rate spread had a corresponding impact on the net interest margin which declined 73 basis points to 4.57% in 1996.

      The increase in average interest-earning assets of $117,891,000 reflects an increase of $80,605,000 in average loans and $43,719,000 in average investment securities which were funded by an increase of $105,884,000 of average interest-bearing liabilities and an increase of $25,482,000 of average non-interest bearing liabilities. This increase in interest-bearing liabilities reflects the acquisition of the branches and deposits in 1995, the growth of deposits at existing offices in 1996, the opening of two new branches in 1995 and 1996 and an increase in borrowings in 1996.

      The interest rate spread and net interest margin declined in 1996 compared to 1995 due to a decline in the yield on average interest-earning assets from 8.40% in 1995 to 7.99% in 1996 and an increase in the interest cost of average interest-bearing liabilities from 3.79% in 1995 to 4.06% in 1996.

      The yield on average interest-earning assets declined in 1996 due to a decline in the yield of loans and investment securities. As general market interest rates were relatively stable during 1995 and 1996, the decline in the yield of loans in 1996 reflects the impact of increased competition for new loan originations The decline in the yield of investment securities was due primarily to a restructuring of the available for sale investment securities portfolio during 1996.

      The increase in the interest cost of average interest-bearing liabilities is due principally to an increase in the interest cost of interest-bearing deposits from 3.78% in 1995 to 4.00% in 1996. The higher interest cost of deposits in 1996 reflects primarily the increase in certificates of deposit, as a percentage of total deposits and premium interest rates offered by the Bank on certificates of deposit, during 1996. The premium rates were offered on selected maturities of certificates of deposit to generate deposit growth to fund the significant loan demand experienced by the Bank.

      Net interest income increased $4,907,000, or 59%, to $13,163,000 in 1995 compared to $8,256,000 in 1994. The increase is due primarily to an increase in average earning assets, from $153,184,000 in 1994 to $248,340,000 in 1995, partially offset by a decline in the interest rate spread from 4.79% in 1994 to 4.61% in 1995. The decline in the spread results from a shift in the deposit mix from lower cost savings deposits into higher cost time deposits and was offset by an increase in the yield on earning assets from 7.96% in 1994 to 8.40% in 1995. The yield on earning assets increased due to a shift in investment from lower yielding federal funds sold to investment securities, an increase in loan yields from 8.86% in 1994 to 9.73% in 1995, and an increased yield on federal funds sold from 4.11% in 1994 to 5.97% in 1995.

      The $95,156,000 increase in earning assets was largely the result of branches acquired in 1995 and assets acquired in the Tuckahoe and Ocean transactions completed in 1994.

      The average balance of loans outstanding increased $46,874,000 in 1995, to $155,139,000 from $108,265,000 in 1994. The increase in loans was a result of the full year's impact of the acquisition of Tuckahoe and Ocean and the origination of new loans during the year.

      The average balance of investment securities increased from $33,931,000 in 1994 to $85,445,000 in 1995 as a direct result of the acquisitions that occurred in mid-1994 and branch acquisitions in 1995. The positive impact on interest income resulting from increased balances was slightly offset by a decline in yield from 6.34% to 6.19% in 1995.

      Average interest-bearing deposit balances increased 65% from $122,843,000 in 1994 to $202,276,000 in 1995, primarily due to the bank and branch acquisitions. The impact on interest expense was augmented by an increase in the cost of deposits from 3.13% in 1994 to 3.78% in 1995. The increased interest costs resulted from a shift in deposit composition and an increased cost on time deposits. In 1994, savings and time deposits each comprised 31% of total deposits, while time deposits in 1995 increased to 39% of deposits and savings declined to 23% of deposits. In addition, the cost of time deposits increased from 3.95% to 5.48% primarily due to generally higher market rates.

      Interest on borrowed funds decreased $46,000 from $93,000 in 1994 to $47,000 in 1995. The decrease was primarily due to a decrease in average balances, from $1,202,000 in 1994 to $775,000 in 1995. As a result of the cash it received from its 1994 and 1995 acquisitions, the Bank had a significantly lower need to borrow funds.

Provision for Loan Losses. The Company recorded a provision of $900,000 in 1996 compared with $808,000 in 1995 and $383,000 in 1994. Management regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other factors.

      The Bank will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Bank's determination as to the amount of its allowance for loan losses is subject to review by the OCC, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.

Non-Interest Income. Other operating income increased $95,000, or 5.7%, from $1,651,000 for the year ended December 31, 1995 to $1,746,000 for the year ended December 31, 1996. The increase was primarily a result of an increase in service charges on deposit accounts and other service charges, partially offset by a reduction of gains on asset sales. Gains on sales of investment securities declined by $170,000, from $377,000 in 1995 to $207,000 in 1996. During 1995, the Company recognized $208,000 as gains on the sales of loans. During 1996, there were no sales of loans in which gains or losses were recorded. Service charges on deposit accounts increased $397,000, from $660,000 for the year ended December 31, 1995 to $1,057,000 in 1996. The increase was due to a larger customer base in 1996 as a result of the branch acquisitions in 1995 and the growth of the Bank's business and higher fees on deposit accounts. Other service charges increased $88,000, from $28,000 in 1995 to $116,000 in 1996. The increase was also a result of a larger customer base.

      Other operating income increased $919,000, or 125%, from $732,000 for the year ended December 31, 1994 to $1,651,000 for the same period in 1995. The increase was due to an increase in service charges on deposit accounts augmented by gains on sales of loans and investment securities. Service charges on deposit accounts increased $241,000, from $419,000 for the year ended December 31, 1994, to $660,000 in 1995. The increased income was a result of a larger customer base resulting from bank acquisitions occurring during 1994 and branch acquisitions occurring during 1995. During 1995, the Company recorded gains on sales of loans amounting to $208,000, and gains on sales of investment securities amounting to $377,000. During 1994, there were no gains on sales of loans or investment securities.

Non-Interest Expenses. Other operating expenses increased $3,160,000, from $10,047,000 for the year ended December 31, 1995 to $13,207,000 for the year ended December 31, 1996. The increase reflects the Company's strategy to build an infrastructure to support planned expansion. Non-interest expense was directly impacted by increased salaries and employee benefits, equipment expense, data processing and amortization of intangibles, partially offset by a reduction of insurance expense. Salaries and employee benefits increased $1,837,000, from $4,689,000 for the year ended December 31, 1995 to $6,526,000 during 1996. The increase was a result of a higher number of officers and other employees during 1996. In addition, during 1996 the Company began a 401(k) benefits plan. As a result of the Company match, as well as administrative costs, the Company incurred approximately $91,000 during 1996. Equipment costs increased $359,000, from $459,000 for the year ended December 31, 1995 to $818,000 in 1996. Equipment costs increased as a result of the need for more equipment to operate a larger organization, as well as upgrades to the Company's telephone system and establishment of a computer network. Data processing fees increased $451,000, from $635,000 for the year ended December 31, 1995 to $1,086,000 for 1996. The increase was a result of maintaining a larger deposit and loan base during 1996. The amortization of the excess cost over fair value of assets increased $484,000, from $343,000 for the year ended December 31, 1995 to $827,000 in 1996. The increase was a result of a full year of amortizing the intangibles associated with the 1995 acquisitions. Insurance expenses declined $187,000, from $383,000 for the year ended December 31, 1995, to $196,000 for

1996. The reduction of insurance expense was a result of lower insurance premiums assessed by the Federal Deposit Insurance Corporation amounting to $181,000.

      Other operating expenses increased $4,056,000, from $5,991,000 for the year ended December 31, 1994 to $10,047,000 in 1995. The increase was due to increased salaries and employee benefits, date processing expense, amortization of intangibles and other expenses. Salaries and employee benefits increased $2,062,000, from $2,627,000 for the year ended December 31, 1994 to $4,689,000 in 1995. The increase was a result of higher staffing levels as a result of the acquisitions that occurred during 1995 and 1994. Data processing fees increased by $316,000, from $319,000 for the year ended December 31, 1994 to $635,000 in 1995. This increase was also due to added processing in connection with the larger deposit and loan base resulting from the 1994 and 1995 acquisitions. The amortization of the excess cost over fair value of assets acquired increased $209,000, from $134,000 for the year ended December 31, 1994 to $343,000 in
1995. The increase was a direct result of the 1994 and 1995 acquisitions. Other expenses increased by $892,000, from $714,000 for the year ended December 31, 1994, to $1,606,000 in 1995. In 1995, these expenses increased in almost all categories as a result of operating a larger organization than in 1994.

Income Tax Expense. Income taxes increased $222,000, or 19%, from $1,140,000 for the year ended December 31, 1995 to $1,362,000 for 1996. The increase was due to increased pre-tax income. For the same reason, income taxes increased by $365,000, from $775,000 for the year ended December 31, 1994 to $1,140,000 in
1995.

LIQUIDITY AND CAPITAL RESOURCES

      A major source of the Company's funding is its retail deposit branch network, which management believes will be sufficient to meet its long-term liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans and maturities of investment securities, while additional funds can be obtained from a variety of sources including loans sales, securities sold under agreements to repurchase, FHLB advances, and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will be secondary sources of funding, and management expects there to be adequate collateral for such funding requirements.

      The Company's primary uses of funds are the origination of loans, the funding of the Company's maturing certificates of deposit, deposit withdrawals, and the repayment of borrowings. Certificates of deposit scheduled to mature during the twelve months ending December 31, 1997 total $169.5 million. The Company may renew these certificates, attract new replacement deposits, and replace such funds with borrowings.

      The Company anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for the Company's future operating, investing and financing needs. In addition to cash and cash equivalents of $21.8 million at December 31, 1996, the Company has substantial additional secured borrowing capacity with the FHLB and other sources.

      Net cash provided by operating activities for the year ended December 31, 1996 totalled $3.8 million, as compared to $4.1 million for the year ended December 31, 1995. Net cash provided by operating activities for the year ended December 31, 1995 totalled $4.1 million an increase of $2.6 million from the year ended December 31, 1994.

      Net cash used in investing activities for the year ended December 31, 1996 totalled $64.4 million, a decrease from the year ended December 31, 1995 of $80.7 million. The decrease was primarily attributable to the 1995 Branch acquisitions which resulted in an increase in investment securities of $97.6 million, offset by an increase in cash used for loan originations of approximately $62.0 million, and net proceeds from sale of investment securities and mortgage-backed securities of approximately $50 million.

      Net cash used in investing activities for the year ended December 31, 1995 totalled $145.1 million, an increase from the year ended December 31, 1994 of $137.6 million. This increase was primarily attributable to the 1995 Branch acquisitions which resulted in an increase in investment securities of $97.6 million and an increase in loan originations of $47.8 million.

      Net cash provided by financing activities for the year ended December 31, 1996 totalled $65.1 million. This is a result of a net increase in deposits of $50.7 million, an increase in net borrowings of $13.3 million, and a $1.1 million increase resulting from the proceeds of the exercise of stock options. The increase in deposits and net borrowings were used primarily to fund the increase in loan originations and investment securities.

      Net cash provided by financing activities for the year ended December 31, 1995 totalled $148.1 million. This is a result of an increase in deposits resulting from Branch acquisitions of $122.5 million, a net increase in customers deposits of $16.7 million, and an increase in net borrowings of $8 million. The increase in deposits and net borrowings were used primarily to fund the increase in loan originations and investment securities.

      The Company has significant sources of liquidity, including distributions from the Bank, investment securities, cash and amounts due from other banks, secondary sources of liquidity, which include the ability to borrow funds from the Federal Reserve discount window of $5.0 million, lines of credit with the FHLB of $40.2 million, and lines of credit at correspondent banks of $18.0 million.

      The Company has  experienced  a significant  increase in  commercial  loan
demand,  and  expects  such  demand  to  continue  into  1997.   Management  has
demonstrated the ability to meet this increased need for funds by attracting higher levels of time deposits and utilizing lines of credit. For long-term liquidity requirements, it has the ability to liquidate portions of its investment portfolio, the entire balance of which was reclassified as available for sale. The Company believes it has adequate liquidity resources to satisfy its current and anticipated obligations.

      The Company monitors its capital levels relative to its business operations and growth and has maintained the Bank's and its capital levels in excess of the regulatory requirements. During 1996, in order to maintain the Bank's total risk-based capital level in excess of 10%, the Company entered into a $6 million line of credit with another bank. At December 31, 1996, the Company had fully drawn down this line of credit and the proceeds were invested in the Bank as additional common stock.

      Due to the pending branch purchase and the Company's anticipated further growth, the Company intends to raise approximately $25 million of additional capital through a public offering of capital securities during 1997.

      The increase of commercial loans has also had the effect of lowering the Company's risk-based capital ratios. In general, commercial loans are categorized as having a 100% risk-weighting using the calculations required by the Company's regulators. The rate at which commercial loans have grown has outpaced the growth rate of the Company's capital.

      It is the Company's intent to maintain risk-based capital levels that are acceptable to its regulators. Management monitors capital levels and, when appropriate, will recommend a capital raising effort to the Company's board of directors. The Company has the ability to raise capital through a private placement, public offering or qualifying convertible debt, as may be appropriate. The following table sets forth the Bank's risk-based capital levels at December 31, 1996:

                                                                                    To Be Well Capitalized
                                                            Required for                   Under Prompt
                                                          Capital Adequacy              Corrective Action
                                   Actual                     Purposes                      Provisions
                                   Amount      Ratio           Amount          Ratio          Amount           Ratio
                                   ------      -----           ------          -----          ------           -----

  Tier 1 Risk-Based Capital     $28,907,862    9.34%         $12,380,480       4.00%        $18,570,720         6.00%
  Total Risk-Based Capital       31,503,174   10.18%          24,760,960       8.00%         30,951,200        10.00%
  Leverage                       28,907,862    6.81%          16,974,791       4.00%         21,218,489         5.00%



The following table sets forth the Company's risk-based capital levels at December 31, 1996:


                                                                                    To Be Well Capitalized
                                                            Required for                   Under Prompt
                                                          Capital Adequacy              Corrective Action
                                   Actual                     Purposes                      Provisions
                                   Amount      Ratio           Amount          Ratio          Amount           Ratio
                                   ------      -----           ------          -----          ------           -----



  Tier 1 Risk-Based Capital     $23,027,487   7.44%          $12,385,363      4.00%         $18,578,045         6.00%
  Total Risk-Based Capital       25,622,799   8.28%           24,770,727      8.00%          30,963,409        10.00%
  Leverage                       23,027,487   5.43%           16,978,392      4.00%          15,481,704         5.00%

Asset and Liability Management

      The Company's exposure to interest rate risk results from the difference in maturities on interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Because the Company's assets have a longer maturity than its liabilities, the Company's earnings will tend to be negatively affected during periods of rising interest rates. Conversely, this mismatch should benefit the Company during periods of declining interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities. In this regard, the Company emphasizes the origination of short-term commercial loans and revolving home equity loans and de-emphasizes the origination of long-term mortgage loans.

Gap Analysis

      Banks have become increasingly concerned with the extent to which they are able to match maturities of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest rate sensitive and by monitoring an institution's interest rate sensitivity gap. An asset or liability is considered to be interest rate sensitive if it will mature or reprice within a specific time period. The interest rate sensitivity gap is defined as the excess of interest-earning assets maturing or repricing within a specific time period over interest-bearing liabilities maturing or repricing within that time period. On a monthly basis, the Bank monitors its gap, primarily its six-month and one-year maturities and works to maintain its gap within a range that does not exceed a negative 15% of total assets. The Company attempts to maintain its ratio of rate sensitive assets to rate sensitive liabilities between 75% to 125%.

      The Bank has a negative position with respect to its exposure to interest rate risk. Management monitors its gap position at monthly meetings. The Asset/Liability Committee of the Bank's Board of Directors meets quarterly to discuss the Bank's interest rate risk. The Bank uses simulation models to measure the impact of potential changes of up to 200 basis points in interest rates on the net interest income of the Company. As described below, sudden changes to interest rates should not have a material impact to the Bank's results of operations. Should the Bank experience a positive or negative mismatch in excess of the approved range, it has a number of remedial options. It has the ability to reposition its investment portfolio to include securities with more advantageous repricing and/or maturity characteristics. It can attract variable or fixed-rate loan products as appropriate. It can also price deposit products to attract deposits with maturity characteristics that can lower its exposure to interest rate risk.

      At December 31, 1996, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing during the same time period by $38 million, representing a negative cumulative one-year gap ratio of 8.73%. As a result, the yield on interest-earning assets of the Bank should adjust to changes in interest rates at a slower rate than the cost of the Bank's interest-bearing liabilities. Because the Bank had positive gap characteristics in its shorter maturity periods, the Bank's one-year gap mismatch would have a negligible effect on the Bank's net interest margin during periods of rising or declining market interest rates.

      The following table summarizes the maturity and repricing characteristics of the Bank's interest-earning assets and interest-bearing liabilities as of December 31, 1996. All amounts are categorized by their actual maturity or repricing date with the exception of interest-bearing demand deposits and savings deposits. The Bank's historical experience with both interest-bearing demand deposits and savings deposits reflects an insignificant change in deposit levels for these core deposits. As a result, the Bank allocates approximately 35% to the 0-3 month category and 65% to the 1-5 year category.



                                                             Maturity/Repricing Time Periods
                                                                  (Amounts in Thousands)
                                            0-3 Months   4-12 Months    1-5 Years   Over 5 Years      Total
                                            ----------   -----------    ---------   ------------      -----

Loans Receivable                             $141,565     $  38,460      $ 88,388      $ 29,683     $ 298,096
Investment Securities                               -         8,730        61,168        25,683        95,581
Federal Funds Sold                              4,800             -             -             -         4,800
                                             --------     ---------      --------      --------     ---------
  Total interest-earning assets               146,365        47,190       149,556        55,366       398,477
                                             --------     ---------      --------      --------     ---------
Interest-bearing demand deposits               21,173             -        35,951             -        57,124
Savings deposits                               25,769             -        37,738             -        63,507
Time certificates under $100,000               41,529        93,339        16,747             -       151,615
Time certificates $100,000 or more             18,805        15,810         2,626             -        37,241
Federal Home Loan Bank advances                10,000             -             -             -        10,000
Securities sold under agreements
  to repurchase                                 5,253             -             -             -         5,253
                                             --------     ---------      --------      --------     ---------
  Total interest-bearing liabilities          122,529       109,149        93,062             -       324,740
                                             --------     ---------      --------      --------     ---------
Periodic Gap                                 $ 23,836     $ (61,959)     $ 56,494      $ 55,366     $  73,737
                                             ========     =========      ========      ========     =========
Cumulative Gap                               $ 23,836     $ (38,123)     $ 18,371      $ 73,737
                                             ========     =========      ========      ========
Cumulative Gap Ratio                            5.46%         -8.73%        4.21%        16.88%
                                             ========     =========      ========      ========



Impact of Inflation and Changing Prices

      The financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

FINANCIAL CONDITION

General - The Company has experienced significant growth in its statement of financial condition. The increase has been the result of acquisitions and internal growth. Increases were most prevalent in loans, generally commercial loans, and deposits. The Company's assets increased by $66.9 million, or 18%, from $369.9 million at December 31, 1995 to $436.8 million at December 31, 1996. The increase in assets primarily reflects the Company's deployment of proceeds into the loan portfolio, from sales of investment securities and increased deposit levels. Comparing balances from December 31, 1996 to 1995, the Company's net loans receivable increased $111.9 million, federal funds sold increased $4.8 million and investment securities decreased $51.4 million. Total liabilities increased $64.2 million, or 19%, from $345.2 million at December 31, 1995 to $409.4 million at December 31, 1996. Deposits increased $50.7 million and borrowed funds increased $13.2 million.. Before the effect of unrealized gains or losses on securities held for sale, shareholders' equity increased $4.1 million, or 17%, from $24.3 million at December 31, 1995 to $28.4 million at December 31, 1996.

Loans - Net loans receivable increased $111.9 million, or 61%, from $183.6 million at December 31, 1995 to $295.5 million at December 31, 1996. Approximately $104.2 million of this increase was in commercial loans -- predominately commercial real estate loans. This significant increase was a result of a considerably larger commercial lending staff available to offer competitively priced loans. Installment loans increased $8.7 million, mostly due to a more active consumer lending department and an increase in financing of mobile homes. Residential real estate loans decreased $568,000 as a result of scheduled principal repayments. During 1996, the Bank used outside loan correspondents to originate residential mortgages. These loans were originated using the Bank's underwriting standards, rates and terms, and were approved according to the Bank's lending policy prior to origination. Prior to closing, the Bank usually had commitments to sell these loans with servicing released, at par and without recourse, in the secondary market. Secondary market sales were generally scheduled to close shortly after the origination of the loan. Set forth below is selected data relating to the composition of the Bank's loan portfolio by type of loan on the dates indicated.

ANALYSIS OF LOAN PORTFOLIO

(Dollars in thousands)                                       At December 31,
                   -----------------------------------------------------------------------------------------------------
                            1996               1995                  1994                1993                  1992
                   -----------------------------------------------------------------------------------------------------
                        $         %         $         %          $          %         $         %         $          %
Type of Loan:

  Commercial         $223,116   75.50   $118,874    64.73    $ 69,249     51.35   $ 41,642    49.94   $ 34,475     42.00
  Home equity          22,070    7.47     25,129    13.68      26,799     19.87     23,510    28.19     22,257     27.12
  Residential
    real estate        31,777   10.75     29,287    15.95      29,633     21.97     19,151    22.97     26,213     31.94
  Installment          21,133    7.15     12,409     6.76      10,787      8.00        151     0.18        219      0.27
Less:  Loan loss
  allowance             2,595    0.88      2,065     1.12       1,607      1.19      1,067     1.28      1,084      1.32
                     --------  ------    --------   ------   --------    ------   --------   ------   --------    ------
  Net loans          $295,501  100.00   $183,634   100.00    $134,861    100.00   $ 83,387   100.00   $ 82,080    100.00
                     ========  ======    ========   ======   ========    ======   ========   ======   ========    ======


Type of Security:
  Residential real
  estate:
    1-4 family       $ 84,036   28.44     $68,904   37.52    $ 72,466     53.73   $ 49,777    59.69   $ 52,532     64.00
    Other              11,115    3.76       6,295    3.43         839      0.62        757     0.91        372      0.45
  Commercial
    real estate       166,893   56.48      85,239    46.42     48,845     36.22     28,682    34.40     23,930     29.15
  Commercial
    business           20,455    6.92      13,822     7.53      6,621      4.91      5,031     6.03      6,099      7.43
  Consumer             15,229    5.15      11,214     6.11      6,511      4.83        151     0.18        219      0.27
  Other                   368    0.12         225     0.11      1,186      0.88         56     0.07         12      0.01
Less:  Loan loss
  allowance             2,595    0.88       2,065     1.12      1,607      1.19      1,067     1.28      1,084      1.32
                     --------  ------    --------   ------   --------    ------   --------   ------   --------    ------
  Net loans          $295,501  100.00    $183,634   100.00   $134,861    100.00   $ 83,387   100.00   $ 82,080    100.00
                     ========  ======    ========   ======   ========    ======   ========   ======   ========    ======

      The following table sets forth the estimated maturity of the Bank's loan portfolio at December 31, 1996. The table does not include prepayments or scheduled principle prepayments. Adjustable rate mortgage loans are shown as maturing based on contractual maturities.


                                Due     Due after                Allowance
                              within    1 through  Due after        for
                              1 year     5 years    5 years      Loan Loss     Total
                              ------     -------    -------      ---------     -----

Commercial and industrial    $ 40,553    $109,168  $  73,800       $(1,301)  $ 222,220
Home equity                                           22,069          (490)     21,579
Residential real estate         2,331       1,606     27,805          (139)     31,603
Installment                       867       6,444     13,453          (167)     20,597
Unassigned reserve                                                    (498)       (498)
                              -------    --------   --------       -------   ---------
                              $43,751    $117,218   $137,127       $(2,595)  $ 295,501
                              =======    ========   ========       =======   =========



      The following table sets forth the dollar amount of all loans due after December 31, 1997, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                        Floating or
                                        Adjustable
                            Fixed Rates    Rates     Total

                                      (In thousands)

Commercial and industrial     $l97,729   $ 84,885   $182,614
Home equity                        621     21,111     21,732
Residential real estate         23,588      5,237     28,825

Installment                     19,897                19,897
                              --------   --------   --------
                              $141,835   $111,233   $253,068
                              ========   ========   ========



Non-Performing and Problem Assets

Loan Delinquencies - The Bank's collection procedures provide that after a commercial loan is ten days past due, or a residential mortgage loan is fifteen days past due, a late charge is added. The borrower is contacted by mail or telephone and payment is requested. If the delinquency continues, subsequent efforts are made to contact the borrower. If the loan continues to be delinquent for ninety days or more, the Bank usually initiates foreclosure proceedings unless other repayment arrangements are made. Each delinquent loan is reviewed on a case by case basis in accordance with the Bank's lending policy.

      Commercial loans and commercial real estate loans are placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Generally, commercial loans are charged off no later than 120 days delinquent unless the loan is well secured and in the process of collection or other extenuating circumstances support collection. Residential real estate loans are typically charged off at 90 days delinquent. In all cases, loans must be placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

Non-Performing Assets - During 1996, the Company experienced a decline in the amount of loans that were on non-accrual. Total non-performing assets declined by $903,000, or 22%, from $4,079,000 at

December 31, 1995 to $3,176,000 at December 31, 1996. The ratio of non-performing assets to net loans was .82% at December 31, 1996 compared to 1.74% at December 31, 1995. In 1995, non-performing assets increased by $563,000, from $3,516,000 at December 31,1994 to $4,079,000 at December 31,
1995. Although the dollar amount increased, the ratio of non-performing assets to net loans decreased, from 1.84% at December 31, 1994 to 1.74% at December 31, 1995. The following table sets forth information regarding loans that are delinquent ninety days or more. Management of the Bank believes that all loans accruing interest are adequately secured and in the process of collection. At the dates shown, the Bank had no restructured loans within the definition of SFAS No. 15.

Foreclosed Real Estate - Real estate acquired by the Bank as a result of foreclosure is classified as Real Estate Owned until such time as it is sold. When Real Estate Owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less disposal costs. Any write-down of Real Estate Owned is charged to operations. At December 31, 1996, the Bank had $755,628 classified as Real Estate Owned.

Non-Performing Assets

                                                                              At December 31,
                                                           -----------------------------------------------
         (Dollars in thousands)                                 1996     1995     1994     1993      1992
                                                            ---------  -------  -------   ------   -------
Loans accounted for on a non-accrual basis:
  Commercial and industrial                                 $     354  $ 1,721  $ 1,174   $1,074   $   428
  Home equity                                                     337      295      341      204        33
  Residential real estate                                         586      607      342      265       199
  Installment                                                     --        35       40     --        --
                                                            ---------  -------  -------   ------   -------
Total                                                       $   1,277  $ 2,658  $ 1,901   $1,543   $   660
                                                            =========  =======  =======   ======   =======


Accruing loans that are contractually past
 due 90 days or more:
  Commercial and industrial                                 $     404  $   135  $   525   $ --     $  --
  Home equity                                                      62      279       30     --        --
  Residential real estate                                         572       64       20        2       183
  Installment                                                     105       67        7     --        --
                                                            ---------  -------  -------   ------   -------
Total                                                       $   1,143  $   545  $   582   $    2   $   183
                                                            =========  =======  =======   ======   =======


Total non-accrual and 90-day past due loan                  $   2,420  $ 3,203  $ 2,483   $1,545   $   843
Real estate owned                                                 756      876    1,033      359       144
                                                            ---------  -------  -------   ------   -------
Total non-performing assets                                 $   3,176  $ 4,079  $ 3,516   $1,904   $   987
                                                            =========  =======  =======   ======   =======

Total non-accrual and 90-day past due loans to net loans        0.82%    1.74%    1.84%    1.85%     1.03%
Total non-accrual and 90-day past due loans to total assets     0.55%    0.87%    1.14%    1.38%     0.81%
Total non-performing assets to total assets                     0.73%    1.10%    1.62%    1.70%     0.95%
Total allowance for loan losses to total non-performing loans 107.26%   64.47%   64.74%   69.10%   128.53%



      Interest income that would have been recorded on loans on non-accrual status, under the original terms of such loans, would have totaled $151,614 for the year ended December 31, 1996.

Allowances for Losses on Loans and Real Estate Owned - It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans. A provision for loan losses is charged to operations based on management's evaluation of the potential losses that may be incurred in the Bank's loan portfolio. Management also periodically performs valuations of Real Estate Owned and establishes allowances to reduce book values of the properties to their net realizable values when necessary. The following table sets forth information with respect to the Bank's allowance for losses on loans at the dates indicated.

                                                               At December 31,
                                                               ---------------
                                                            1996     1995    1994
                                                            ----     ----    ----

                                                          (Dollars in thousands)

Allowance for losses on loans, beginning of period         $2,065  $ 1,607   $1,067
Charge-offs:
  Commercial                                                  307      286      312
  Mortgage                                                      9       73        1
  Installment                                                  85       67       37
                                                           ------  -------   ------
    Total charge-offs                                         401      426      350
                                                           ------  -------   ------

Recoveries
  Commercial                                                    6       33       22
  Mortgage                                                      4       28
  Installment                                                  21       15       13
                                                           ------  -------   ------
    Total recoveries                                           31       76       35
                                                           ------  -------   ------
Net charge-offs                                               370      350      315
Provision for loan losses                                     900      808      383
Allowance on acquired loans                                  --       --        472
                                                           ------  -------   ------
Allowance for losses on loans, end of period$              $2,595  $ 2,065   $1,607
                                                           ======   ======   ======

Net loans charged off as a percent of average
  loans outstanding                                         0.16%    0.23%    0.29%

      The following table sets forth the allocation of the Bank's allowance for loan losses by loan category and the percent of loans in each category to total loans receivable at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.


                                                 At December 31,
                                                 ---------------
                                        1996                       1995                        1994
                                        ----                       ----                        ----
                                           Percent of                    Percent of                  Percent of
                                            Loans to                      Loans to                    Loans to
                                  Amount   Total Loans        Amount     Total Loans     Amount      Total Loans
                                  ------   -----------        ------     -----------     ------      -----------
                                             (Dollars in thousands)

Balance at end of period applicable to:
  Commercial and industrial $      1,301       74.98%   $      1,094        64.02 %   $     847          50.60%
  Residential real estate            139       10.65             403        15.96           231          21.94
  Home equity                        490        7.40             319        13.34           155          19.58
  Installment                        167        6.97              54         6.68            47           7.88
  Unallocated                        498         -               195          -             327            -
                            ------------      ------    ------------       ------     ---------         ------
    Total allowance         $      2,595      100.00%   $      2,065       100.00 %   $   1,607         100.00%
                            ============      ======    ============       ======     =========         ======


Investment Securities - Substantially all of the Company's investment portfolio is held at the Bank's wholly-owned subsidiary, Med-Vine, Inc. ("Med-Vine"). Total investment securities decreased $51.4 million, or 35.0%, from $147.0 million at December 31, 1995 to $95.6 million at December 31, 1996. During 1996, the investment portfolio was managed by a professional portfolio manager. Under the arrangement with the manager, the board-approved investment policy of Med-Vine and the Bank was implemented and every securities transaction was approved by the investment officers of Med-Vine, the Bank and/or the investment committee of the Board of Directors. The investment portfolio, in most part, had been acquired in connection with the Bank's purchase of The First National Bank of Tuckahoe and Southern Ocean State Bank in 1994, and which were subsequently contributed to Med-Vine. The portfolios were comprised of investments which were generally illiquid and of small par values. The bank acquisitions originally increased investments by approximately $59 million. The branch acquisitions resulted in cash being converted to investments of approximately $115 million. During the course of the year, the manager restructured the portfolio by selling a large number of these investments, then reinvesting them mostly in larger blocks of government and municipal bonds. Some of these investments were sold during the year to fund the rapid growth of commercial loans.

      The investment policy of the Bank is established by senior management and approved by the Board of Directors. Med-Vine's investment policy is identical to that of the Bank. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income and provides acceptable limits of safety and liquidity. Prior to the fourth quarter of 1995, investment securities were purchased with the intent to hold them until their maturity. During the fourth quarter of 1995, in accordance with the implementation of the SFAS No. 115 Guide, the bank reclassified its entire portfolio of investment securities as available for sale. As a result, the investment securities are carried at their approximate market value.

      The following table sets forth the carrying value of the Bank's investment securities portfolio at the dates indicated:

                                                                                     December 31,
                                              --------------------------------------------------------------------------------------
                                                                1996                                         1995
                                              --------------------------------------------------------------------------------------
                                                                 Net         Estimated                        Net         Estimated
                                              Amortized      Unrealized        Market         Amortized    Unrealized      Market
Available for Sale:                               Cost       Gains (Losses)     Value            Cost      Gains (Losses)  Value
-------------------                               ----       --------------     -----            ----      --------------  -----

  U. S. Treasury securities                   $ 51,954,682   $  (920,871)   $ 51,033,811   $   41,674,219 $   230,269   $ 41,904,488
  Mortgage-backed securities                        63,061          -             63,061       41,734,347     263,520     41,997,867
  State and political subdivision securities    20,168,222      (328,816)     19,839,406      16,666,509       75,082     16,741,591
  Other securities                              24,877,433      (232,327)     24,645,106      46,304,169       60,781     46,364,950
                                              ------------    ----------    ------------  --------------  -----------   ------------
    Total securities available for sale       $ 97,063,398   $(1,482,014)   $ 95,581,384  $  146,379,244  $   629,652   $147,008,896
                                              ============    ==========    ============  ==============  ===========   ============

                                                             December 31, 1994
                                                -----------------------------------------
                                                                   Net         Estimated
                                                Amortized      Unrealized        Market
                                                   Cost      Gains (Losses)      Value
                                                   ----      --------------      -----

Held to maturity:
  U. S. Treasury securities                    $ 20,033,8$6   $  (369,712)    $19,664,174
  Government agency and
    mortgage-backed securities                   19,334,650      (504,981)     18,829,669
  State and political subdivision securities     13,550,137      (287,346)     13,262,791
  Other securities                                7,093,062      (177,500)      6,915,562
                                               ------------      --------     -----------
    Total securities held to maturity            60,011,735    (1,339,539)     58,672,196
                                               ------------      --------     -----------
Available for sale:
  U. S. Treasury securities
  Government agency and
    mortgage-backed securities
  State and political subdivision securities
  Other securities                                  313,250                       313,250
                                               ------------                   -----------
    Total securities available for sale             313,250              -        313,250
                                               ------------      --------     -----------

      Total investment securities              $ 60,324,985   $(1,339,539)    $59,298,446
                                               ============   ===========     ===========

      The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank's investment portfolio at December 31, 1996. All securities are classified as being available for sale, therefore the carrying value is the estimated market value.

                              One Year or Less  One to Five Years  Five to Ten Years     More  than Ten         Total
                             ------------------ -----------------  ------------------ ------------------  -----------------
                             Carrying   Average Carrying  Average  Carrying   Average Carrying  Average   Carrying  Average
                               Value     Yield    Value    Yield     Value    Yield    Value     Yield     Value     Yield
                               -----     -----    -----    -----     -----    -----    -----     -----     -----     ------
                                             (Dollars in thousands)

U.S. Government Obligations    $7,960    5.40%  $ 43,074    5.55%                                         $ 51,034   5.53%
Government agency and
  mortgage-backed securities                      11,632    6.22   $  2,976    6.78%  $    51     8.50 %    14,659   6.34
Municipal obligations             716    4.27        250    4.34     12,714    4.75     6,159     4.87      19,839   4.77
Other securities                  110    5.00      5,107    6.03         30    7.35     4,802     6.36      10,948   6.18
                              -------    ----   --------    ---- ----------    ----   -------     ----    --------  ----

    Total                     $ 8,786    5.30%  $ 60,063    5.71%$   15,720    5.14%  $11,012     5.53%   $ 95,581  5.56%
                              =======    ====   ========    ==== ==========    ====   =======     ====    ========  ====




Deposits - Consumer and commercial deposits are attracted principally from within the Bank's primary market area through the offering of a broad selection of deposit instruments including checking, regular savings, money market, certificates of deposit and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Bank regularly evaluates the internal cost of funds, surveys rates offered by competing institutions, reviews the Bank's cash flow requirements for lending and liquidity, and executes rate changes when deemed appropriate. The Bank does not obtain funds through brokers, nor does it solicit funds outside the State of New Jersey.

      Deposits at December 31, 1996 amounted to $386.0 million, an increase of $50.8 million, or 15%, over the December 31, 1995 balance of $335.2 million. Demand deposits, including N.O.W. accounts and money market accounts, increased $4.8 million, from $128.8 million at December 31, 1995 to $133.6 million at December 31, 1996. Savings deposits decreased $3.5 million, from $67.0 million at December 31, 1995 to $63.5 million at December 31, 1996. Certificates of deposit under $100,000 increased $35.1 million, from $116.5 million at December 31, 1995 to $151.6 million at December 31, 1996. Certificates of deposit of $100,000 or more increased $14.2 million, from $23.0 million at December 31, 1995 to $37.2 million at December 31, 1996. The increase in certificates of deposit was due in large part to promotional rates offered on certain certificates of deposit during the year in response to rates offered by other financial institutions in the Bank's market areas, as well as in response to a general increase in overall market rates for certificates of deposit.

      The following table sets forth average deposits by various types of demand and time deposits:

                                                           For the Years Ended December 31,
                                      --------------------------------------------------------------------
                                        1996    Avg. Yield      1995   Avg. Yield        1994   Avg. Yield
                                        ----    ----------      ----   ----------        ----   ----------
                                                          (Dollars in thousands)
Non-interest bearing demand deposits  $  65,556             $  45,562               $   26,949
Interest bearing demand deposits         62,270     1.78%      48,609     2.19%         29,186       2.43%
Savings deposits                         65,393     2.23       57,470     2.28          44,968       3.10
Time deposits                           170,875     5.49       96,256     5.48          45,611       3.95
                                      ---------     ----    ---------     ----      ----------       ----
    Total                             $ 364,094     3.28%   $ 247,897     3.09%     $  146,714       3.66%
                                      =========     ====    =========     ====      ==========       ====

      The following table indicates the amount of certificates of deposit of $100,000 or more by remaining maturity at December 31, 1996:

                                  (In thousands)
Remaining maturity:
  Three months or less             $    18,805
  Over three through six months          6,389
  Over six through twelve months         9,421
  Over twelve months                     2,626
                                   -----------
                                   $    37,241
                                   ===========

Borrowings - Borrowed funds increased $13.3 million, from $8 million at December 31, 1995 to $21.3 million at December 31, 1996. Of the increase, $2 million represents an increase in advances from the Federal Home Loan Bank. Beginning in 1996, the Company sold securities under agreements with customers to repurchase them, at par, on the next business day. The securities sold were U.S. Treasury Notes. At December 31, 1996, securities sold under agreements to repurchase amounted to $5.3 million. At December 30, 1996, the Company obtained a $6 million revolving line of credit from a correspondent bank with a term of 36 months. The floating rate of interest is the prime rate plus fifty basis points. At December 31, 1996, there was $6 million outstanding at an interest rate of 8.75%. The proceeds of the loan were contributed to the bank as capital.


Federal Home Loan Bank Advances
                                                        1996       1995

Amount outstanding at December 31,                   (Dollars in thousands)
  Advances                                          $  10,000   $  8,000
  Interest rate                                         7.375%     5.875%

  Approximate average amount outstanding                5,265   $    150
  Approximate weighted average rate                     5.44%       5.44%

      Deposits are the primary source of funds for the bank's lending activities, investment activities and general business purposes. Should the need arise, the Bank has the ability to access lines of credit from various sources including the Federal Reserve Bank, the Federal Home Loan Bank and various other correspondent banks. In addition, on an overnight basis, the Bank has the ability to offer securities sold under agreements to repurchase.

                            BUSINESS OF THE COMPANY

General

       The Company is a one-bank holding company headquartered in Vineland, New Jersey engaged primarily in commercial and consumer banking services through its sole subsidiary, the Bank. The Company's principal business is to serve as a holding company for the Bank and was incorporated in 1985. In April 1995, the Company changed its name from Citizens Investments, Inc. to its present name.

The  Bank  has  one  wholly-owned   subsidiary,   Med-Vine,   Inc.,  a  Delaware
corporation, which was formed in 1992 to hold a majority of the Company's investment portfolio.

       As previously discussed, the Company is focused on a strategy to expand its franchise throughout southern New Jersey. Continued consolidation of the banking industry, and a regionalization of decision authority by larger banking institutions resulted in many area businesses and individuals in the Bank's market underserved. The opportunities provided in this market prompted the Board and management to actively pursue strategic acquisitions.

       In June 1994, The First National Bank of Tuckahoe ("Tuckahoe") was merged into the Bank and, in July 1994, Southern Ocean State Bank ("Ocean") was merged into the Bank. The Tuckahoe and Ocean mergers increased the asset size of the Bank by approximately $119 million and increased deposit liabilities by approximately $105 million. On July 14, 1995, the Bank purchased four branch offices from NatWest Bank and on November 24, 1995, the Bank purchased four branch offices from the New Jersey National Bank (the "branch purchases"). The branch purchases increased deposit liabilities of the Bank by approximately $123 million. On December 19, 1996, the Bank entered into a Purchase and Assumption Agreement to acquire four branch offices including the assumption of approximately $73 million of deposit liabilities from First Union. The First Union branch purchase is subject to regulatory approval and is expected to close during the second quarter of 1997.

       The Bank offers a wide variety of commercial and consumer lending and deposit services through its eighteen branch offices located throughout southern New Jersey. The commercial loans offered by the Bank include short- and long-term business loans, lines of credit, non-resident mortgage loans, and real estate construction loans. Consumer loans include home equity loans, residential real estate loans, and installment loans. The Bank also offers deposits and personal banking services, including commercial banking services, retail deposit services such as certificates of deposit, money market accounts, savings accounts and automatic teller machine ("ATM") access and individual retirement accounts, and personal brokerage services through a third party.

Market Area

       The Bank has been, and intends to continue to be, a community-oriented financial institution, offering a wide variety of financial services to meet the needs of the communities it serves. The Bank conducts its business through 18 branch offices and one loan administration office located in the southern New Jersey counties of Atlantic, Burlington, Cape May, Cumberland, Mercer and Ocean ("primary market areas"). The Bank's deposit gathering base and lending area is concentrated in the communities surrounding its offices.

       The Bank is a community-based financial institution headquartered in Cumberland County, New Jersey. The city of Vineland is approximately 30 miles southeast of Philadelphia, Pennsylvania, and 30 miles southeast of Camden, New Jersey. The Philadelphia International Airport is approximately 45 minutes from Vineland.

       Southern New Jersey is among the fastest growing population areas in New Jersey and has a significant number of retired residents who have traditionally provided the Bank with a stable source of deposit funds. The economy of the Bank's primary market area is based upon a mixture of the agriculture, transportation, manufacturing and tourism trade. The area is also home to commuters working in New Jersey suburban areas around New York and Philadelphia.

       Management considers the Bank's reputation for customer service as its major competitive advantage in attracting and retaining customers in its market area. The Bank also believes it benefits from its community orientation, as well as its established deposit base and level of core deposits.

Lending Activities

       General. The principal lending activity of the Bank is the origination of commercial business and industrial loans, home equity loans, mortgage loans and to a much lesser extent, installment loans. All loans are originated in the Bank's market area. See "Management's Discussion and Analysis of Financial
Condition and Results of Operations" for a description of the Bank's loan portfolio.

      Commercial and Industrial Loans. The Bank originates several types of commercial and industrial loans. Included as commercial loans are short- and long-term business loans, lines of credit, non-residential mortgage loans and real estate construction loans. The primary focus of the Bank is on the origination of commercial loans secured by real estate. The majority of the Bank's customers for these loans are small- to medium-sized businesses located in the southern part of New Jersey.

      Loans secured by commercial properties or by tangible goods generally involve a greater degree of risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the mobility of collateral, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate or by tangible goods is typically dependent upon the successful operation of the related real estate or commercial project. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, the Company may be compelled to modify the terms of the loan. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. As a result, repayment of these loans may be subject to a greater extent than residential loans to adverse conditions in the real estate market or economy.

      Home Equity Loans. The Bank originates home equity loans, secured by first or second mortgages owned or being purchased by the loan applicant. Home equity loans are consumer revolving lines of credit. The interest rate charged on such loans is usually a floating rate related to the prime lending rate. Home equity loans may provide for interest only payments for the first two years with principal payments to begin in the third year. A home equity loan is typically originated as a fifteen year note that allows the borrower to draw upon the approved line of credit during the same period as the note. The Bank generally requires a loan to value ratio in the range of 70% to 80% of the appraised value, less any outstanding mortgage.

      Residential Real Estate Loans. The Bank uses outside loan correspondents to originate residential mortgages. These loans are originated using the Bank's underwriting standards, rates and terms, and are approved according to the Bank's lending policy prior to origination. Prior to closing, the Bank usually has commitments to sell these loans, at par and without recourse, in the secondary market. Secondary market sales are generally scheduled to close shortly after the origination of the loan.

      The majority of the Bank's residential mortgage loans consist of loans secured by owner-occupied, single-family residences. The Bank's mortgage loan portfolio consists of both fixed-rate and adjustable-rate loans secured by various types of collateral as discussed below. Management generally originates residential mortgage loans in conformity with Federal National Mortgage Association ("FNMA") standards so that the loans will be eligible for sale in the secondary market. Management expects to continue offering mortgage loans at market interest rates, with substantially the same terms and conditions as it currently offers.

      The Bank's residential mortgage loans customarily include due-on-sale clauses, which are provisions giving the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the real property serving as security for the loan. Due-on-sale clauses are an important means of adjusting the rates on the Bank's fixed-rate mortgage portfolio. The Bank usually exercises its rights under these clauses.

      Installment Loans. The Bank originates installment, or consumer loans secured by a variety of collateral, such as new and used automobiles. The Bank makes a very limited number of unsecured installment loans. Through its merger with Ocean in 1994, the Bank acquired a credit card portfolio which it intends to eliminate once current customers have paid off their lines of credit. No new advances or charges are being accepted.

      Loan Solicitation and Processing. Loan originations are derived from a number of sources such as loan officers, customers, borrowers and referrals from real estate brokers, accountants and attorneys.

      Upon receipt of a loan application, a credit report is ordered and reviewed to verify specific information relating to the loan applicant's credit worthiness. For mortgage loans, written verifications of employment and deposit balances are requested by the Bank. The Bank requires that an appraisal of the real estate intended to secure the proposed loan is undertaken by a certified independent appraiser approved by the Bank. After all of the required information is obtained, the Bank then makes its credit decision. Depending on the type, collateral and amount of the credit request, various levels of approval may be necessary. In general, loans of $100,000 or more must be presented at an Officers' Loan Committee which has the authority to approve unsecured loans to $750,000 and secured loans to $1.5 million. The Officers' Loan Committee is comprised of the Bank's CEO, senior lending officer and regional lending officers. Credit requests in excess of the Officers' Loan Committee must also be presented to the Bank's Board of Directors for approval. Loans under $100,000 are generally approved by various levels of Bank management.

      Title insurance policies are required on all first mortgage loans. Hazard insurance coverage is required on all properties securing loans made by the Bank.

      Loan applicants are notified of the credit decision by letter. If the loan is approved, the loan commitment specifies the terms and conditions of the proposed loan including the amount, interest rate, amortization term, a brief description of the required collateral, and the required insurance coverage. The borrower must provide proof of fire, flood (if applicable) and casualty insurance on the property serving as collateral, which insurance must be maintained during the full term of the loan. Generally, title insurance endorsed to the Bank is required on all first mortgage loans.

      Loan Commitments. When a commercial loan is approved, the Bank issues a written commitment to the loan applicant. The commitment indicates the loan amount, term and interest rate and is valid for approximately 45 days. Approximately 90% of the Bank's commitments are accepted or rejected by the customer before the expiration of the commitment. At December 31, 1996, the Bank had approximately $29.0 million in commercial loan commitments outstanding.

Investment Securities Activities

      General. The investment policy of the Bank is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimize interest income and provides acceptable limits of safety and liquidity. The Bank's investment goal is to invest available funds in instruments that meet specific requirements of the Bank's asset and liability management goals. The investment activities of the Bank consist primarily of investments in federal funds, securities issued or guaranteed by the United States Government or its agencies, states and political subdivisions and corporate bonds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the Bank's investment portfolio.

Sources of Funds

      General. Deposits are the major source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from the amortization, prepayment or sale of loans, maturities or sale of investment securities and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the Bank's sources of funds.

      Deposits. Consumer and commercial deposits are attracted principally from within the Bank's primary market area through the offering of a broad selection of deposit instruments including checking, regular savings, money market deposits, term certificate accounts and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Bank regularly evaluates the internal cost of funds, surveys rates offered by competing institutions, reviews the Bank's cash flow requirements for lending and liquidity and executes rate changes when deemed appropriate. The Bank does not obtain funds through brokers, nor does it solicit funds outside the State of New Jersey.

Competition

      The Bank faces substantial competition both in attracting loans and in lending funds. The State of New Jersey has a high density of financial institutions, many of which are branches of significantly larger institutions which have greater financial resources than the Bank, all of which are competitors of the Bank to varying degrees. In order to compete with the many financial institutions serving its primary market area, the Bank's operating goal is to continue to provide a broad range of financial services with a strong emphasis on customer service to individuals and businesses in southern New Jersey.

      The competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, and multi-state regional and money center banks in the Bank's market area. Competition for funds also include a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, multi-state regional and money center banks, and mortgage-bankers many of whom have far greater resources then the Bank. Non-bank competition, such as investment brokerage houses, have intensified in recent years for all banks since the non-bank competitors are not subject to same regulatory burdens as banks.

Properties

      The Company and the Bank operate from their main office and 17 branch offices. The Bank leases its main office and four branch offices. The remainder of the branch offices are owned by the Bank. In addition, the Bank has entered into a Purchase and Assumption Agreement with First Union to acquire four branch offices, and the Bank plans to open two de novo branch offices.

Personnel

      At December 31, 1996, the Bank had 158 full-time and 43 part-time employees, all of whom were on the payroll of the Bank. None of the Bank's employees are represented by a collective bargaining group. The Bank believes that its relationship with its employees is good.

Legal Proceedings

      There are various claims and lawsuits in which the Company or the Bank are periodically involved, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the Bank's business. In the opinion of management, no material loss is expected from any such pending claims or lawsuits.

                                  MANAGEMENT

Directors and Executive Officers

      The Board of Directors of the Company is currently composed of six members, each of whom serves for a term of one year. Executive officers are elected annually by the Board of Directors and serve at the Board's discretion.

      The following table sets forth information with respect to the directors and executive officers of the Company.

                                                                   Shares of
                                                         Current     Stock         Percent
Director/Executive                             Director    Term    Beneficially       of
     Officer         Age (1)    Position         Since    Expires    Owned (3)       Class
     -------         -------    --------         -----    -------   -----------      -----

Bernard A. Brown (2)    72   Chairman of the      1985      1997       931,960       42.32%
                             Board
Sidney R. Brown (2)     39   Director, Treasure   1990      1997        43,498        1.98%
Adolph F. Calovi        74   Director, President  1985      1997           218        0.01%
                             and Chief Executive
                             Officer

Peter Galetto, Jr.      43   Director, Secretary  1990      1997        18,604        0.84%

Philip W. Koebig, III   54   Director, Executive  1995      1997        95,525        4.34%
                             Vice President
Anne E. Koons (2)       44   Director             1990      1997        38,228        1.74%

-----------------------
(1) At December 31, 1996

(2) Bernard A. Brown is the father of Sidney R. Brown and Anne E. Koons.  Sidney
    R. Brown is the brother of Anne E. Koons.

(3) Includes shares held directly by the individual as well as by such individual's spouse, shares held in trust and in other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power and shares which the named individual has a right to acquire within sixty days of December 31, 1996, pursuant to the exercise of stock options.

Biographical Information

      Directors and Executive Officers of the Company. The principal occupation of each director and executive officer of the Company is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated. All of the directors reside in the State of New Jersey.

      Bernard A. Brown has been the Chairman of the Board of Directors of the Company since its inception in January, 1985. Mr. Brown is also the Chairman of the Board of Directors of the Bank. For many years, Mr. Brown has been the Chairman of the Board of Directors and President of NFI Industries, Inc., a trucking conglomerate headquartered in Vineland, New Jersey.

      Sidney R. Brown has been the Treasurer and a director of the Company since April, 1990. Mr. Brown is an officer and director of NFI Industries, Inc., and one of the general partners of The Four B's, a partnership which has extensive real estate holdings in the Eastern United States. Its primary objective is investing in and consequent development of commercial real estate, leasing and/or sale. Mr. Brown is currently an officer and director of several other corporations and partnerships in the transportation, equipment leasing, insurance, warehousing and real estate industries.

      Adolph F. Calovi has been the President, Chief Executive Officer and a director of the Company since its inception in January, 1985. Mr. Calovi is a director of Sun National Bank and from 1985 to 1994 was its President and Chief Executive Officer.

     Peter Galetto, Jr. has been the Secretary and a director of the Company since April 1990. Mr. Galetto is the President/Sales for Stanker & Galetto,
Inc., located in Vineland, New Jersey. He is also the President of the Cumberland Technology Enterprise Center. Mr. Galetto has been the Secretary/Treasurer of Trimark Building Contractors. He is also an officer and director of several other corporations and organizations.

      Philip W. Koebig, III has been the Executive Vice President of the Company since 1994. He has been a director of the Company since 1995. Mr. Koebig is also a director, President and Chief Executive Officer of Sun National Bank since January, 1995. From 1990 to 1994, Mr. Koebig had been President and Chief Executive Officer of Covenant Bank for Savings, Haddonfield, New Jersey. He also serves on the Board of Directors of numerous charitable organizations and corporations.

     Anne E. Koons has been a director of the Company since April, 1990. Ms. Koons is a real estate agent with Fox & Lazo, and a travel agent for Leisure Time Travel. Ms. Koons is also a Commissioner of the Camden County Improvement Authority and a member of the Cooper Medical Center's Foundation Board.

      Additional Executive Officers of the Bank. Set forth below is biographical information of certain executive officers of the Bank who are not also executive officers of the Company.

      Robert F. Mack has been with the Bank since 1992 and serves as its Senior Vice President and Chief Financial Officer. Mr. Mack has twenty-five years of extensive banking experience having worked for several commercial banks in New Jersey.

     Bart A. Speziali has been with the Bank since 1992 as the Senior Lending Officer and Senior Vice President. Mr. Speziali has over twenty years of banking experience in the southern New Jersey marketplace.

      James S. Killough joined the Bank in February 1997 as Senior Vice President of Administrations, Operations and Retail Banking. Before joining the Bank, Mr. Killough was president and chief professional officer for the United Way of Camden County, New Jersey for two years. Prior to that, Mr. Killough was executive vice president for Central Jersey Bank and Trust and Midlantic National Bank/South.

Executive Compensation

      The Company has no full time employees, relying upon employees of the Bank for the limited services required by the Company. All compensation paid to officers and employees is paid by the Bank.

      Summary Compensation Table. The following table sets forth compensation awarded to the Chief Executive Officer and Executive Vice President of the Company who, for the year ended December 31, 1996, received total salary and bonus payments from the Bank in excess of $100,000. Except as set forth below, no executive officer of the Company had a salary and bonus during the year ended December 31, 1996 that exceeded $100,000 for services rendered in all capacities to the Company.





                                                              Long Term
                                                            Compensation
                                                            ------------
                         Annual Compensation                   Awards
                         -------------------                   ------
                                                             Securities
       Name and                                              Underlying      All Other
  Principal Position      Year      Salary           Bonus   Options(#)    Compensation
  ------------------      ----      ------           -----   ----------    ------------

 Adolph F. Calovi         1996    $   131,000   $       --           --    $        --
  President and Chief     1995        131,000           --           --             --
  Executive Officer       1994        130,500           --           --         2,743(1)




Philip W. Koebig, III     1996     $  174,044       22,500       10,500    $   10,583(2)
  Executive Vice          1995        150,000           --       52,499        10,383(3)
  President               1994         25,965           --           --           240(4)



---------------
(1)  Constitutes life insurance premiums.
(2) Constitutes life and disability insurance premiums of $7,253 and $3,330 in country club dues.
(3) Constitutes life and disability insurance premiums of $7,253 and $3,130 in country club dues.
(4)  Constitutes life and disability insurance premiums.

      Stock Option Plan. The Company has adopted the 1985 Stock Option Plan and the 1995 Stock Option Plan (the "Option Plans"). Officers, directors and employees are eligible to receive, at no cost to them, options under the Option Plans. Options granted under the Option Plans may be either incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code and that do not normally result in tax deductions to the Company) or options that do not so qualify. The option price may not be less than 100% of the fair market value of the shares on the date of the grant. Option shares may be paid in cash, shares of the common stock, or a combination of both.

      Options granted under the 1985 Stock Option Plan are exercisable at the fair market value of the common stock at the time of the grant and until the year 2001. Options granted under the 1995 Stock Option Plan are exercisable at the fair market value of the common stock at the time of the grant and for ten years thereafter.

      The following table sets forth additional information concerning options granted under the Option Plans.

                            Option Grants in Last Fiscal Year
                            ---------------------------------

                        Individual Grants                                 Potential Realizable
                        -----------------                                   Value at Assumed
                                                                          Annual Rates of Stock
                                                                          Price Appreciation for
                             Percent of Total                                  Option Term
                  Number of  Options Granted   Exercise
                   Options     to Employees     Price      Expiration
Name               Granted   in Fiscal Year    ($/Share)      Date           5% ($)      10% ($)
----               -------   --------------    ---------      ----           ------      -------

Philip W. Koebig, III 10,500          8.34      16.67     July 16, 2006       87,518    175,035

                      Aggregated Option Exercises in Last Fiscal Year
                      -----------------------------------------------
                                                                               Value of
                                                           Number of        Unexercised
                                                         Unexercised       In-the-money
                   Shares Acquired          Value         Options at         Options at
Name               on Exercise (#)       Realized    Fiscal Year-End    Fiscal Year-End
----               ---------------       --------    ---------------    ---------------

Adolph F. Calovi           101,346       $953,152                 --            --



      Directors' Compensation. Each member of the Board of Directors, except for the Chairman and employee directors, received a fee of $300 for each meeting attended for the year ended December 31, 1996. For the year ended December 31, 1996, director fees totaled $26,700.

      Employment Agreements. The Company has an employment agreement, dated January 2, 1995, with Adolph F. Calovi, its President and CEO. Under the terms of the agreement, Mr. Calovi will receive an annual salary of $131,000 for each of the four years of the agreement. In addition, he will receive all benefits offered officers of the Company, and will also have the use of a Company-owned automobile.

      If, during the term of the agreement, Mr. Calovi's employment terminates for any reason except voluntary resignation, embezzlement, fraud, or due to a material default by Mr. Calovi of his employment obligations, the Company will be fully liable for all remaining salary payments under the agreement.

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Company during the year ended December 31, 1996 consisted of Anne E. Koons, Sidney R. Brown and Philip W. Koebig, III. All are members of the Board of Directors of the Company. Mr. Koebig is also a Director and Officer of the Bank and did not participate in matters involving his personal compensation.

Compensation Committee Report on Executive Compensation

      The Personnel Committee (the "Committee") has furnished the following report on executive compensation:

      Compensation Policies. Under the supervision of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's employees, including its Chief Executive Officer ("CEO"), Chairman of the Board and the Company's other senior management, with those of its shareholders. With regard to compensation actions affecting the CEO, the Executive Committee of the Board of Directors, consisting of the members of the Personnel Committee, as well as all of the non-employee members of the Board of Directors, acted as the approving body.

      The executive compensation program of the Company is designed to:

      o Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

      o Motivate employees to assume increased responsibility and reward them for their achievement;

      o Provide compensation opportunities that are comparable to those offered by other leading companies, allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

      o     Align the  interests of executives  with the long-term  interests of
            stockholders   through  award   opportunities  that  can  result  in
            ownership of Common Stock.

      At present, the executive compensation program is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options, and miscellaneous benefits typically offered to executives in comparable corporations. Annual base salaries for all executive officers are generally set somewhat below competitive levels so that the Company relies to a large degree on annual and longer term incentive compensation to attract and retain corporate officers and other employees and to motivate them to perform to the full extent of their abilities. The Committee considers the total compensation (earned or potentially available) in establishing each element of compensation so that total compensation paid is competitive with the market place, based on an independent consultant's survey of salary competitiveness of other financial institutions. The Committee intends to be advised periodically by independent compensation consultants concerning salary competitiveness.

      As to Mr. Koebig and other executive officers, as an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on Company performance incentives rather than on salary. Reliance on Company performance causes greater variability in the individual's total compensation from year to year. By varying annual and long-term compensation and basing both on corporate performance, the Company believes executive officers are encouraged to continue focusing on building profitability and shareholder value.

     Salaries. Effective January 1, 1997, the Board of Directors, acting on the recommendation of the Committee, increased the base salary paid to Mr. Koebig. The increase reflected consideration of competitive data provided by an independent consulting firm, the Committee's and the Board's assessment of Mr. Koebig's performance, over the previous year and recognition of the improvement in performance by the Company during 1996 as compared with the Company's goals included in its business plan. The other executive officers were also granted salary increases based on competitive data, individual performance, position tenure and internal comparability considerations.

     Mr. Calovi has been President, Chief Executive Officer and a director of the Company since its inception in 1985. Mr. Calovi's salary of $131,000 is fixed in his employment agreement and is based upon his prior years of service to the Bank and the Company. Mr. Calovi's compensation of $131,000 is for term of four years. See " -- Employment Agreement."

      Stock Option Awards. The Company's 1995 Stock Option Plan (the "Plan") is designed to align a significant portion of the executive compensation program with shareholder interests. The Plan, approved by shareholders in 1995, provides for the granting of stock-based awards. To date, the only type of award granted under the Plan to executive officers and other key employees consists of stock options.

      In 1997, the Committee adopted a policy relating to the granting of awards to executive officers and certain key employees under the Plan, to be carried out by the Stock Option Committee. Under this policy, awards may be granted to plan participants by the Stock Option Committee utilizing objective criteria adopted by the Personnel Committee and approved by the Board of Directors, after taking into account the practices of other publicly traded financial institutions and such other factors as deemed appropriate. The formula adopted is based on a Plan participant's grade level and the Company's return on equity and return on assets for each fiscal year. Plan participants may receive a base award of stock options for each year in which the Company's return on equity exceeds its target. In addition, under the formula, no awards under the Plan will be granted in any year in which the Company does not achieve its targets.

                              Personnel Committee

                                 Anne E. Koons
                                Sidney R. Brown
                             Philip W. Koebig, III

Stock Performance Graph

      The following graph compares the cumulative total shareholder return of the Common Stock of the Company with that of (a) the total return index for domestic companies listed on the Nasdaq Stock Market and (b) the total return index for banks listed on the Nasdaq Stock Market. These total return indices of the Nasdaq Stock Market are computed by the Center for Research in Securities Prices ("CRSP") at the University of Chicago. All three investment comparisons assume the investment of $100 at the market close on August 31, 1996 and the reinvestment of dividends when paid. The Company's Common Stock began trading on the Nasdaq Small Cap Market on August 31, 1996. The graph provides comparisons at the end of the fiscal year of the Company.

      There can be no assurance that the Company's stock performance will continue with the same or similar trends depicted in the graph below. The Company will not make or endorse any predictions as to future stock performance.

                               [GRAPHIC OMITTED]

-------------------------------------------------------------
                                          8/96      12/31/96
-------------------------------------------------------------
CRSP Nasdaq U.S. Index                 $100.00       $112.94
-------------------------------------------------------------
CRSP Nasdaq Bank Index                  100.00        116.00
-------------------------------------------------------------
Sun Bancorp, Inc.                       100.00        104.76
-------------------------------------------------------------

Certain Relationships and Related Transactions

      Bernard A. Brown, the Chairman of the Board of Directors of the Company and of the Bank, is, with his wife, the owner of Vineland Construction Company. The Company and the Bank lease office space in Vineland, New Jersey from Vineland Construction Company. The Company believes that the transactions with Vineland Construction Company are on terms substantially the same, or at least as favorable to the Bank, as those that would be provided by a non-affiliate. The Company paid $361,731 to Vineland Construction during the year ended December 31, 1996.

      The Bank has a policy of offering various types of loans to officers, directors and employees of the Bank and of the Company. These loans have been made in the ordinary course of business and on substantially the same terms and conditions (including interest rates and collateral requirements) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with its other unaffiliated customers and do not involve more than the normal risk of collectiblity, nor present other unfavorable features.

                          SUPERVISION AND REGULATION

Introduction

      Bank holding companies and banks are extensively regulated under both federal and state law. The following information describes certain aspects of that regulation applicable to the Company and the Bank, and does not purport to be complete. The discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions.

      The Company is a legal entity separate and distinct from the Bank. Accordingly, the right of the Company, and consequently the right of creditors and shareholders of the Company, to participate in any distribution of the assets or earnings of the Bank is necessarily subject to the prior claims of creditors of the Bank, except to the extent that claims of the Company in its capacity as creditor may be recognized. The principal source of the Company's revenue and cash flow is dividends from the Bank. There are legal limitations on the extent to which a subsidiary bank can finance or otherwise supply funds to its parent holding company.

The Company

      General. As a registered holding company, the Company is regulated under the BHCA and is subject to supervision and regular inspection by the Federal Reserve. The BHCA requires, among other things, the prior approval of the Federal Reserve in any case where the Company proposes to (i) acquire all or substantially all of the assets of any bank, (ii) acquire direct or indirect ownership or control of more than 5 percent of the voting shares of any bank, or
(iii) merge or consolidate with any other bank holding company.

      Acquisitions/Permissible Business Activities. The BHCA currently permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. Effective June 1, 1997, the Bank will have the ability, subject to certain restrictions, including state opt-out provisions, to acquire by acquisition or merger branches outside its home state. States may affirmatively opt-in to permit these transactions earlier, which New Jersey, among other states, have done. The establishment of new interstate branches also will be possible in those states with laws that expressly permit it.

Interstate branches will be subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

      Under the BHCA, the Company is prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5 percent of any class of voting shares of any nonbanking corporation. Further, the Company may not engage in any business other than managing and controlling banks or furnishing certain specified services to subsidiaries, and may not acquire voting control of nonbanking corporations except those corporations engaged in businesses or furnishing services that the Federal Reserve deems to be closely related to banking.

      Community Reinvestment. Bank holding companies and their subsidiary banks are subject to the provisions of the Community Reinvestment Act of 1977, as amended ("CRA"). Under the terms of the CRA, the Bank's record in meeting the credit needs of the community served by the Bank, including low- and moderate-income neighborhoods, is generally annually assessed by the Office of the Comptroller of the Currency (the "OCC"). When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. At December 31, 1996, the Bank was rated "Satisfactory" with respect to CRA.

      Source of Strength Policy. Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each such bank. Consistent with its "source of strength" policy for subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund fully the dividends, and the prospective rate of earnings retention appears to be consistent with the corporation's capital needs, asset quality and overall financial condition.

The Bank

      General. The Bank is subject to supervision and examination by the OCC. In addition, the Bank is insured by and subject to certain regulations of the FDIC. The Bank is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types, amount and terms and conditions of loans that may be granted and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Bank.

      Dividend Restrictions. Dividends from the Bank constitute the principal source of income to the Company. The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. Under such restrictions, the amount available for payment of dividends to the Company by the Bank totaled $7.7 million at December 31, 1996. In addition, the OCC has the authority to prohibit the Bank from paying dividends, depending upon the Bank's financial condition, if such payment is deemed to constitute an unsafe or unsound practice. The ability of the Bank to pay dividends in the future is presently, and could be further, influenced by bank regulatory and supervisory policies.

      Affiliate Transaction Restrictions. The Bank is subject to federal laws that limit the transactions by subsidiary banks to or on behalf of their parent company and to or on behalf of any nonbank subsidiaries. Such transactions by a subsidiary bank to its parent company or to any nonbank subsidiary are limited to 10 percent of a bank subsidiary's capital and surplus and, with respect to such parent company and all such nonbank subsidiaries, to an aggregate of 20 percent of such bank subsidiary's capital and surplus. Further, loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also prohibits banks from purchasing "low-equity" assets from affiliates.

      FDIC Insurance Assessments. Deposits of the Bank are insured by the Bank Insurance Fund ("BIF") of the FDIC and are subject to FDIC insurance assessments. The amount of FDIC assessments paid by individual insured depository institutions is based on their relative risk as measured by regulatory capital ratios and certain other factors. During 1995, the FDIC's Board of Directors significantly reduced premium rates assessed on deposits insured by the BIF. Under the current regulations, the Company is assessed a premium on BIF-insured deposits.

      Enforcement Powers of Federal Banking Agencies. Federal banking agencies possess broad powers to take corrective action as deemed appropriate for an insured depository institution and its holding company. The extent of these powers depends on whether the institution in question is considered "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" or "critically undercapitalized". At December 31, 1996, the Bank exceeded the required ratios for classification as "well capitalized." The classification of depository institutions is primarily for the purpose of applying the federal banking agencies' prompt corrective action powers and is not intended to be, and should not be interpreted as, a representation of the overall financial condition or prospects of any financial institution.

      The agencies' prompt corrective action powers can include, among other things, requiring an insured depository institution to adopt a capital restoration plan which cannot be approved unless guaranteed by the institution's parent company; placing limits on asset growth and restrictions on activities; including restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the payment of principal or interest on subordinated debt; prohibiting the holding company from making capital distributions without prior regulatory approval and, ultimately, appointing a receiver for the institution. Among other things, only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval and only an "adequately capitalized" depository institution may accept brokered deposits with prior regulatory approval.

      Capital Guidelines. Under the risk-based capital guidelines applicable to the Company and the Bank, the minimum guideline for the ratio of total capital to risk-weighted assets (including certain off- balance-sheet activities) is
8.00 percent. At least half of the total capital must be "Tier 1" capital, which primarily includes common shareholders' equity and qualifying preferred stock, less goodwill and other disallowed tangibles. "Tier 2" capital includes, among other items, certain cumulative and limited-life preferred stock, qualifying subordinated debt and the allowance for credit losses, subject to certain limitations, less required deductions as prescribed by regulation.

      In addition, the federal bank regulators established leverage ratio (Tier 1 capital to total adjusted average assets) guidelines providing for a minimum leverage ratio of 3 percent for bank holding companies and banks meeting certain specified criteria, including that such institutions have the highest regulatory examination rating and are not contemplating significant growth or expansion. Institutions not meeting these criteria are expected to maintain a ratio which exceeds the 3 percent minimum by at least 100 to 200 basis points. The federal bank regulatory agencies may, however, set higher capital requirements when particular circumstances warrant. Under the federal banking laws, failure to meet the minimum regulatory capital requirements could subject a bank to a variety of enforcement remedies available to federal bank regulatory agencies.

      At December 31, 1996, the Bank's total and Tier 1 risk-based capital ratios and leverage ratios exceeded the minimum regulatory capital requirements.

Legislative Proposals and Reforms

      In recent years, significant legislative proposals and reforms affecting the financial services industry have been discussed and evaluated by Congress. In the last Congress, such proposals included legislation to revise the Glass-Steagall Act and the BHCA to expand permissible activities for banks, principally to facilitate the convergence of commercial and investment banking. Certain proposals also sought to expand insurance activities of banks. It is unclear whether any of these proposals, or any form of them, will be reintroduced in the current Congress and become law. Consequently, it is not possible to determine what effect, if any, they may have on the Company and the Bank.

                      DESCRIPTION OF PREFERRED SECURITIES

      Pursuant to the terms of the Trust Agreement for the Issuer Trust, the Issuer Trustees on behalf of the Issuer Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Issuer Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms. Wherever particular defined terms of the Trust Agreement are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of the Trust Agreement is available upon request from the Issuer Trustees.

General

        The Preferred Securities will be limited to $25,000,000 aggregate Liquidation Amount outstanding (which amount may be increased by up to $3,750,000 aggregate liquidation amount of Preferred Securities for exercise of the Underwriters' over-allotment option). See "Underwriting." The Preferred
Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "-- Subordination of Common Securities." The Junior Subordinated Debentures will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the Issuer Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

Distributions

      The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and Distributions on each Preferred Security will be payable at the annual rate of % of the stated Liquidation Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Distribution Date"), to the holders of the Preferred Securities at the close of business on 15th day of March, June, September and December (whether or not a Business Day (as defined below)) next preceding the relevant Distribution Date. Distributions on the Preferred Securities will be cumulative. Distributions will accumulate from __________ ____, 1997. The first

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



Distribution Date for the Preferred Securities will be June 30, 1997. The amount of Distributions payable for any period less than a full Distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. If any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (without any additional Distributions or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable.

      So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate of % per annum, compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period,
(b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such

Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures -- Option To Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

      The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

      The revenue of the Issuer Trust available for distribution to holders of the Preferred Securities will be limited to payments under the Junior Subordinated Debentures in which the Issuer Trust will invest the proceeds from the issuance and sale of the Preferred Securities. See "Description of Junior Subordinated Debentures." If the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust may not have funds available to pay Distributions or other amounts payable on the Preferred Securities. The payment of Distributions and other amounts payable on the Preferred Securities (if and to the extent the Issuer Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantee."

Redemption

      Upon the  repayment  or  redemption,  in whole or in part,  of the  Junior
Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Junior Subordinated Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Preferred Securities, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Preferred Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Redemption." If less than all the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of the Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities.

      The Company has the right to redeem the Junior Subordinated Debentures (i) on or after , 2002, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined below), in each case subject to possible regulatory approval. See "-- Liquidation Distribution Upon Dissolution." A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of a Like Amount of the Preferred Securities and Common Securities at the Redemption Price.

      "25% Capital Limitation" means the limitation imposed by the Federal Reserve that the proceeds of certain qualifying securities like the Trust Securities will qualify as Tier 1 capital of the issuer up to an amount not to exceed 25% of the Issuer's Tier 1 capital, or any subsequent limitation adopted by the Federal Reserve.

      "Business Day" means a day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the State of New Jersey or the City of New York are authorized or required by law or executive order to remain closed, or (c) a day on which the Property Trustee's Corporate Trust Office or the Corporate Trust Office of the Debenture Trustee is closed for business.

      "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Junior Subordinated Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Issuer Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

      "Liquidation Amount" means the stated amount of $25 per Trust Security.

      "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

      "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

      "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof), except as otherwise restricted under the 25% Capital Limitation, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

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



      If a Tax Event described in clause (i) or (iii) of the definition of Tax Event above has occurred and is continuing and the Issuer Trust is the holder of all the Junior Subordinated Debentures, the Company will pay Additional Sums (as defined below), if any, on the Junior Subordinated Debentures.

      "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer Trust on the outstanding Preferred Securities and Common Securities of the Issuer Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a Tax Event.

Redemption Procedures

      Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer Trust has funds on hand available for the payment of such Redemption Price. See also "-- Subordination of Common Securities."

      If the Issuer Trust gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, in the case of Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. With respect to Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of the Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. If any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Issuer Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

      Subject to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement, and may resell such securities.

      If less than all the Preferred Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common

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



Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, or if the Preferred Securities are then held in the form of a Global Preferred Security (as defined below), in accordance with DTC's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered holder of Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof (and, unless payment of the Redemption Price in respect of the Preferred Securities is withheld or refused and not paid either by the Issuer Trust or the Company pursuant to the Guarantee, Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

      Payment of Distributions on, and the Redemption Price of, and the Liquidation Distribution in respect of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, no payment of any Distribution on, or Redemption Price of, or Liquidation Distribution in respect of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

      In the case of any Event of Default (as defined below) resulting from a Debenture Event of Default, the holders of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effects of all such Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. See "-- Events of Default; Notice" and "Description of Junior Subordinated Debentures -- Debenture Events of Default." Until all such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the holders of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

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Liquidation Distribution Upon Dissolution

      The amount payable on the Preferred Securities in the event of any liquidation of the Issuer Trust is $25 per Preferred Security plus accumulated and unpaid Distributions, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures.

      The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust.

      The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

      In the event the Company, while a holder of Common Securities, dissolves the Issuer Trust prior to the stated maturity of the Preferred Securities and the dissolution of the Issuer Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk-based capital guidelines or policies, the dissolution of the Issuer Trust by the Company may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve's risk-based capital guidelines or policies could impose a requirement on the Company that it obtain the prior approval of the Federal Reserve to dissolve the Issuer Trust.

      Pursuant to the Trust Agreement, the Issuer Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the holders of Common Securities have given written direction to the Property Trustee to dissolve the Issuer Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of Common Securities), (iii) the repayment of all the Preferred Securities in connection with the redemption of all the Trust Securities as described under "-- Redemption" and (iv) the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

      If dissolution of the Issuer Trust occurs as described in clause (i), (ii) or (iv) above, the Issuer Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is not practical, in which event such holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer Trust on its Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will

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



be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred Securities shall have a priority over the Common Securities. See "-- Subordination of Common Securities."

      After the liquidation date fixed for any distribution of Junior Subordinated Debentures (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the registered holder of Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution with respect to Preferred Securities held by DTC or its nominee and
(iii) any certificates representing the Preferred Securities not held by DTC or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Preferred Securities until such certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

      If the Company does not redeem the Junior Subordinated Debentures prior to maturity and the Issuer Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the Liquidation Distribution to the holders of the Preferred Securities.

      There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Issuer Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

Events of Default; Notice

      Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether it is voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures -- Debenture Events of Default"); or

      (ii) default by the Issuer Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

      (iii) default by the Issuer Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

      (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and

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continuation  of such  default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer Trustees and the Company by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

      (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days thereof.

      Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of Trust Securities and the Administrators, unless such Event of Default has been cured or waived. The Company, as Depositor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

      If a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred Securities will have a preference over the Common Securities with respect to payments of any amounts in respect of the Preferred Securities as described above. See "-- Subordination of Common Securities," "-- Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures -- Debenture Events of Default."

Removal of Issuer Trustees; Appointment of Successors

      The holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities may remove an Issuer Trustee for cause or, if a Debenture Event of Default has occurred and is continuing, with or without cause. If an Issuer Trustee is removed by the holders of the outstanding Preferred Securities, the successor may be appointed by the holders of at least 25% in Liquidation Amount of Preferred Securities. If an Issuer Trustee resigns, such Trustee will appoint its successor. If an Issuer Trustee fails to appoint a successor, the holders of at least 25% in Liquidation Amount of the outstanding Preferred Securities may appoint a successor. If a successor has not been appointed by the holders, any holder of Preferred Securities or Common Securities or the other Issuer Trustee may petition a court in the State of
Delaware to appoint a successor. Any Delaware Trustee must meet the applicable requirements of Delaware law. Any Property Trustee must be a national or state-chartered bank, and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least $50,000,000. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Merger or Consolidation of Issuer Trustees

      Any entity into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee, will be the successor of such Issuer Trustee under the Trust Agreement, provided such entity is otherwise qualified and eligible.

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Mergers, Consolidations, Amalgamations or Replacements of the Issuer Trust

      The Issuer Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the Trust Agreement. The Issuer Trust may, at the request of the holders of the Common Securities and with the consent of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, so long as (i) such successor entity either (a) expressly assumes all the obligations of the Issuer Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities have the same priority as the Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) a trustee of such successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the Junior Subordinated Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, if then rated, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose substantially identical to that of the Issuer Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Issuer Trust has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and (vii) the Company or any permitted successor or assignee owns all the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer Trust may not, except with the consent of holders of 100% in aggregate Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

      Except as provided above and under "-- Removal of Issuer Trustees; Appointment of Successors" and "Description of Guarantee -- Amendments and
Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

      The Trust Agreement may be amended from time to time by the holders of a majority of the Common Securities and the Property Trustee, without the consent of the holders of the Preferred Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, provided that any such amendment does not adversely affect

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in any material respect the interests of any holder of Trust Securities, or (ii)
to modify, eliminate or add to any provisions of the Trust Agreement to such extent as may be necessary to ensure that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that the Issuer Trust will not be required to register as an "investment company" under the Investment Company Act, and any amendments of the Trust Agreement will become effective when notice of such amendment is given to the holders of Trust Securities. The Trust Agreement may be amended by the holders of a majority of the Common Securities and the Property Trustee with (i) the consent of holders representing not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer Trust's not being taxable as a corporation for United States federal income tax purposes or the Issuer Trust's exemption from status as an "investment company" under the Investment Company Act, except that, without the consent of each holder of Trust Securities affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

      So long as any  Junior  Subordinated  Debentures  are  held by the  Issuer
Trust, the Property Trustee will not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under Section 5.13 of the Junior Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Subordinated Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, except that, if a consent under the Junior Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in such matters to the effect that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

      Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each registered holder of Preferred Securities in the manner set forth in the Trust Agreement.

      No vote or consent of the holders of Preferred Securities will be required to redeem and cancel Preferred Securities in accordance with the Trust Agreement.

      Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the

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Issuer  Trustees or any affiliate of the Company or any Issuer  Trustees,  will, for purposes of such vote or consent, be treated as if they were not outstanding.

Expenses and Taxes

      In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Issuer Trust (including costs and expenses relating to the organization of the Issuer Trust, the fees and expenses of the Issuer Trustees and the costs and expenses relating to the operation of the Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Issuer Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

Book Entry, Delivery and Form

      The Preferred Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until it is exchangeable in whole or in part for the Preferred Securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such Depository or a nominee of such successor.

      Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Preferred Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

      So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such global security for all purposes under the Junior Subordinated Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Junior Subordinated Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of Preferred Securities under the Junior Subordinated Indenture. The Company understands

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



that, under DTC's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Junior Subordinated Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the Preferred Securities are being redeemed, the Company understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

      Distributions on the Preferred Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such Preferred Securities. None of the Company, the Issuer Trustees, the Administrators, any Paying Agent or any other agent of the Company or the Issuer Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company, the Issuer Trustees, the Paying Agent or any other agent of the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

      DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Company or the Issuer Trustees. If DTC notifies the Company that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, the Company will issue the Preferred Securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, the Company may at any time and in its sole discretion determine not to have the Preferred Securities represented by one or more global securities and, in such event, will issue Preferred Securities in definitive form in exchange for all of the global securities representing such Preferred Securities.

      DTC has advised the Company and the Issuer Trust as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (such as the Underwriter), banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

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Same-Day Settlement and Payment

      Settlement for the Preferred Securities will be made by the Underwriter in immediately available funds.

      Secondary trading in Preferred Securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Preferred Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Preferred Securities.

Payment and Paying Agency

      Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor
(which must be a bank or trust company reasonably acceptable to the Administrators) to act as Paying Agent.

Registrar and Transfer Agent

      The Property Trustee will act as registrar and transfer agent for the Preferred Securities.

      Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of the Preferred Securities after the Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

      The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

     For information concerning the relationships between Bankers Trust Company, the Property Trustee, and the Company, see "Description of Junior Subordinated Debentures -- Information Concerning the Debenture Trustee."

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Miscellaneous

      The Administrators and the Property Trustee are authorized and directed to conduct the affairs of and to operate the Issuer Trust in such a way that the Issuer Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Property Trustee and the holders of Common Securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer Trust or the Trust Agreement, that the Property Trustee and the holders of Common Securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

      Holders of the Preferred Securities have no preemptive or similar rights.

      The Issuer Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

Governing Law

      The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

      The Junior Subordinated Debentures are to be issued under the Junior Subordinated Indenture, under which Bankers Trust Company is acting as Debenture Trustee. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Junior Subordinated Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Junior Subordinated Indenture, including the definitions therein of certain terms. Whenever particular defined terms of the Junior Subordinated Indenture (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of Junior Subordinated Indenture is available from the Debenture Trustee upon request.

General

      Concurrently with the issuance of the Preferred Securities, the Issuer Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will bear interest, accruing from , 1997, at the annual rate of % of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1997, to the person in whose name each Junior Subordinated Debenture is registered at the close of business on the 15th day of March, June, September or December (whether or not a Business Day) next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer Trust, each Junior Subordinated Debenture will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the rate per annum by four. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date

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



will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of %, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

      The Junior Subordinated Debentures will mature on ___________, 2027.

      The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Company. The Junior Subordinated Debentures will not be subject to a sinking fund. The Junior Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt by the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "-- Subordination."

Option to Extend Interest Payment Period

      So long as no Debenture Event of Default has occurred and is continuing, the Company has the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. During any such Extension Period the Company shall have the right to make partial payments of interest on any interest payment date. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of %, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, to the extent permitted by applicable law). The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Preferred Securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

      During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's

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



capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholders rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

Redemption

      The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after __________, 2002, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined under "Description of Preferred Securities -- Redemption"), in each case at the redemption price described below. The proceeds of any such redemption will be used by the Issuer Trust to redeem the Preferred Securities.

      The Federal Reserve's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

      The redemption of the Junior Subordinated Debentures by the Company prior to their Stated Maturity would constitute the redemption of capital instruments under the Federal Reserve's current risk-based capital guidelines and may be subject to the prior approval of the Federal Reserve. The redemption of the Junior Subordinated Debentures also could be subject to the additional prior approval of the Federal Reserve under its current risk-based capital guidelines.

      The redemption price for Junior Subordinated Debentures is the outstanding principal amount of the Junior Subordinated Debentures plus accrued interest (including any Additional Interest or any Additional Sums) thereon to but excluding the date fixed for redemption.

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



Additional Sums

      The Company has covenanted in the Junior Subordinated Indenture that, if and for so long as (i) the Issuer Trust is the holder of all Junior Subordinated Debentures and (ii) the Issuer Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional sums on the Junior Subordinated Debentures such amounts as may be required so that the Distributions payable by the Issuer Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Preferred Securities -- Redemption."

Registration, Denomination and Transfer

      The Junior Subordinated Debentures will initially be registered in the name of the Issuer Trust. If the Junior Subordinated Debentures are distributed to holders of Preferred Securities, it is anticipated that the depositary arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Preferred Securities. See "Description of Preferred Securities -- Book Entry, Delivery and Form."

      Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Junior Subordinated Debentures to be issued in definitive form.

      Payments on Junior Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Junior Subordinated Debentures, as described under "Description of Preferred Securities -- Book Entry, Delivery and Form." If Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in New York, New York or at the offices of any Paying Agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

      Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

      Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Junior Subordinated Debenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Junior Subordinated Indenture. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

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



      In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

      Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

Restrictions on Certain Payments; Certain Covenants of the Company

      The Company has covenanted that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period or other event referred to below, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock), if at such time (i) there has occurred any event (a) of which the Company has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) that the Company has not taken reasonable steps to cure, (ii) if the Junior Subordinated Debentures are held by the Issuer Trust, the Company is in default with respect to its payment of any obligations under the Guarantee or (iii) the Company has given notice of its election of an Extension Period as provided in the Junior Subordinated Indenture and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing.

      The Company has covenanted in the Junior Subordinated Indenture (i) to continue to hold, directly or indirectly, 100% of the Common Securities, provided that certain successors that are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) as holder of the Common Securities, not to voluntarily terminate, windup or liquidate the

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



Issuer Trust, other than (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Issuer Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

Modification of Junior Subordinated Indenture

      From time to time, the Company and the Debenture Trustee may, without the consent of any of the holders of the outstanding Junior Subordinated Debentures, amend, waive or supplement the provisions of the Junior Subordinated Indenture to: (1) evidence succession of another corporation or association to the Company and the assumption by such person of the obligations of the Company under the Junior Subordinated Debentures, (2) add further covenants, restrictions or conditions for the protection of holders of the Junior Subordinated Debentures,
(3) cure ambiguities or correct the Junior Subordinated Debentures in the case of defects or inconsistencies in the provisions thereof, so long as any such cure or correction does not adversely affect the interest of the holders of the Junior Subordinated Debentures in any material respect, (4) change the terms of the Junior Subordinated Debentures to facilitate the issuance of the Junior Subordinated Debentures in certificated or other definitive form, (5) evidence or provide for the appointment of a successor Debenture Trustee, or (6) qualify, or maintain the qualification of, the Junior Subordinated Indentures under the Trust Indenture Act. The Junior Subordinated Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures, to modify the Junior Subordinated Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures, except that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the currency in which, any such amount is payable or impair the right to institute suit for the enforcement of any Junior Subordinated Debenture or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Junior Subordinated Indenture. Furthermore, so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities unless and until the principal of (and premium, if any, on) the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

Debenture Events of Default

      The Junior Subordinated Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:

          (i) failure to pay any interest on the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

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          (ii)    failure to pay any  principal  of or  premium,  if any, on the
                  Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration of acceleration or otherwise; or

          (iii) failure to observe or perform in any material respect certain other covenants contained in the Junior Subordinated Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures; or

          (iv) the Company consents to the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to the Company or all or substantially all its property.

      For purposes of the Trust Agreement and this Prospectus, each such Event of Default under the Junior Subordinated Debenture is referred to as a "Debenture Event of Default." As described in "Description of Preferred Securities -- Events of Default; Notice," the occurrence of a Debenture Event of Default will also constitute an Event of Default in respect of the Trust Securities.

      The holders of at least a majority in aggregate principal amount of outstanding Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate principal amount of outstanding Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right. The holders of a majority in aggregate principal amount of outstanding Junior Subordinated Debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of Junior Subordinated Debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right.

      The holders of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Junior Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior
Subordinated Debenture affected thereby. See "-- Modification of Junior Subordinated Indenture." The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Junior Subordinated Indenture.

      If a Debenture Event of Default occurs and is continuing, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures.

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



Enforcement of Certain Rights by Holders of Preferred Securities

      If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the date such amounts are otherwise payable, a registered holder of Preferred Securities may institute a Direct Action against the Company for enforcement of payment to such holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities held by such holder. The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Preferred Securities. The Company will have the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

     The holders of the Preferred Securities are not able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in the preceding paragraph. See "Description of Preferred Securities -- Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

      The Junior Subordinated Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) if the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations in respect of the Junior Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would constitute a Debenture Event of Default, has occurred and is continuing; and (iii) certain other conditions as prescribed in the Junior Subordinated Indenture are satisfied.

      The provisions of the Junior Subordinated Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

Satisfaction and Discharge

      The Junior Subordinated Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at the Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Subordinated Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Junior Subordinated Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Junior Subordinated Indenture.

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



Subordination

      The Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Junior Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by setoff or otherwise) may be made or agreed to be made on the Junior Subordinated Debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures.

      As used herein, "Senior Indebtedness" means, whether recourse is to all or a portion of the assets of the Company and whether or not contingent, (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) every obligation of the Company for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise; provided that "Senior Indebtedness" shall not include (i) any obligations which, by their terms, are expressly stated to rank pari passu in right of payment with, or to not be superior in right of payment to, the Junior Subordinated Debentures, (ii) any Senior Indebtedness of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (iii) any indebtedness of the Company to any of its subsidiaries, (iv) indebtedness to any executive officer or director of the Company, or (v) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company in connection with the issuance of such financing entity of securities that are similar to the Preferred Securities.

      In the event of (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors or
(iv) any other marshalling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the Junior Subordinated Debentures. In such event, any payment or distribution on account of the Junior Subordinated Debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debentures will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

      In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Junior Subordinated Debentures, together with the holders of any obligations of the Company ranking on a parity with the Junior Subordinated Debentures, will be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on the Junior Subordinated Debentures and such other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of the Company ranking junior to the Junior Subordinated Debentures and such other obligations. If any payment or distribution on account of the Junior Subordinated Debentures of any character or any security, whether in cash, securities or other property is received by any holder of any Junior Subordinated Debentures in contravention of any of the terms hereof and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and holders of the Junior Subordinated Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Junior Subordinated Debentures.

      The Junior Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

Information Concerning the Debenture Trustee

      The Debenture Trustee, other than during the occurrence and continuance of a default by the Company in performance of its obligations under the Junior Subordinated Debenture, is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

      Bankers Trust Company, the Debenture Trustee, may serve from time to time as trustee under other indentures or trust agreements with the Company or its subsidiaries relating to other issues of their securities. In addition, the Company and certain of its affiliates may have other banking relationships with Bankers Trust Company and its affiliates.

Governing Law

     The Junior Subordinated Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

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



                           DESCRIPTION OF GUARANTEE

      The Guarantee will be executed and delivered by the Company concurrently with the issuance of Preferred Securities by the Issuer Trust for the benefit of the holders from time to time of the Preferred Securities. Bankers Trust Company will act as Guarantee Trustee under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions therein of certain terms. A copy of the form of Guarantee is available upon request from the Guarantee Trustee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

General

      The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in the Guarantee and described herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer Trust (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Issuer Trust to pay such amounts to such holders.

      The Guarantee will be an irrevocable guarantee on a subordinated basis of the Issuer Trust's obligations under the Preferred Securities, but will apply only to the extent that the Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection.

      If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust will not be able to pay any amounts payable in respect of the Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. See "-- Status of the Guarantee." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture, any other indenture that the Company may enter into in the future or otherwise.

      The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Preferred Securities on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of

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



the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

Status of the Guarantee

      The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company in the same manner as the Junior Subordinated Debentures.

      The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer Trust or distribution to the holders of the Preferred Securities of the Junior Subordinated Debentures.

Amendments and Assignment

      Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Capital Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

Events of Default

      An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, or to perform any non-payment obligation if such non-payment default remains unremedied for 30 days. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

      Any registered holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

      The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

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



Information Concerning the Guarantee Trustee

      The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after the occurrence of an event of default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

     For information concerning the relationship between Bankers Trust Company, as Guarantee Trustee, and the Company, see "Description of Junior Subordinated Debentures -- Information Concerning the Debenture Trustee."

Termination of the Guarantee

      The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable with respect to the Preferred Securities upon liquidation of the Issuer Trust or upon distribution of Junior Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

Governing Law

      The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

            RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

      Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Issuer Trust has funds available for such payment) are irrevocably guaranteed, on a subordinated basis, by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Junior Subordinated Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust will not have sufficient funds to pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of amounts payable with respect to the Preferred Securities when the Issuer Trust does not have sufficient funds to pay such amounts. In such event, the remedy of a holder of the Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of the Company's obligations under Junior Subordinated

Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities held by such holder.

      The obligations of the Company under the Junior Subordinated Debentures and the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

      As long as payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments distributable on the Preferred Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate, Distribution Dates and other payment dates for the Preferred Securities;
(iii) the Company will pay for any and all costs, expenses and liabilities of the Issuer Trust except the Issuer Trust's obligations to holders of the Trust Securities; and (iv) the Trust Agreement further provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of the Issuer Trust.

      Notwithstanding anything to the contrary in the Junior Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder against and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

Enforcement Rights of Holders of Preferred Securities

     A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust or any other person or entity. See "Description of Guarantee."

      A default or event of default under any Senior Indebtedness of the Company would not constitute a default or Event of Default in respect of the Preferred Securities. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Company, the subordination provisions of the Junior Subordinated Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. See "Description of Junior Subordinated Debentures -- Subordination."

Limited Purpose of Issuer Trust

      The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company payments on Junior Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions or other amounts distributable with respect to the Preferred Securities from the Issuer Trust (or from the Company under the Guarantee) only if and to the extent the Issuer Trust has funds available for the payment of such Distributions.

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



Rights Upon Dissolution

      Upon any voluntary or involuntary dissolution of the Issuer Trust, other than any such dissolution involving the distribution of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Issuer Trust, as registered holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Junior Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed under the Junior Subordinated Indenture to pay for all costs, expenses and liabilities of the Issuer Trust (other than the Issuer Trust's obligations to the holders of the Trust Securities), the positions of a holder of the Preferred Securities and a holder of such Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities. This summary only addresses the tax consequences to a person that acquires Preferred Securities on their original issue at their original offering price and that is, except as noted below, (i) an individual citizen or resident of the United States, (ii) a corporation, partnership, or other entity organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of source or (iv) a trust if (a) a United States court of law is able to exercise primary supervision over the trust's administration and (b) one or more United States fiduciaries have the authority to control all of the trust's substantial decisions (a "United States Person"). This summary does not address all tax consequences that may be applicable to a United States Person that is a beneficial owner of Preferred Securities, nor does it address the tax consequences to, except as noted below, (i) persons that are not United States Persons, (ii) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities or currencies, (iii) persons that will hold Preferred Securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for United States federal income tax purposes,
(iv) persons whose functional currency is not the United States dollar or (v) persons that do not hold Preferred Securities as capital assets.

      The statements of law or legal conclusions set forth in this summary constitute the opinion of the Malizia, Spidi, Sloane & Fisch, P.C., in its capacity as special tax counsel to the Company and the Issuer Trust. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of Preferred Securities. In particular, legislation has been proposed that could adversely affect the Company's ability to deduct interest on the Junior Subordinated Debentures, which may in turn permit the Company to cause a redemption of the Preferred Securities. See "-- Possible Tax Law Changes." The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of Preferred Securities may differ from the treatment described below.

      PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Classification of the Junior Subordinated Debentures and the Issuer Trust

      Under current law and assuming compliance with the terms of the Trust Agreement, the Issuer Trust will not be taxable as a corporation but will instead be classified as a grantor trust for United States federal income tax purposes. As a result, each beneficial owner of Preferred Securities (a "Securityholder") will be treated for federal income tax purposes as a holder of its pro rata share of the Junior Subordinated Debentures held by the Issuer Trust. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income, including original issue discount ("OID"), paid or accrued with respect to the Junior Subordinated Debentures whether or not cash is actually distributed to the Securityholders. See "-- Interest Income and Original Issue Discount." The Junior Subordinated Debentures will be classified as indebtedness of the Company for United States federal income tax purposes.

Interest Income and Original Issue Discount

      Under recently issued Treasury regulations applicable to debt instruments issued on or after August 13, 1996 (the "Regulations"), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. The Company believes that the likelihood of its exercising its option to defer payments of interest is remote. Based on the foregoing, the Company believes that the Junior Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a Securityholder should include in gross income such Securityholder's allocable share of interest on the Junior Subordinated Debentures in accordance with such Securityholder's method of tax accounting.

      Under the Regulations, if the Company exercised its option to defer any payment of interest, the Junior Subordinated Debentures would at that time be treated as issued with OID, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remained outstanding. In such event, all of a Securityholder's taxable interest income with respect to the Junior Subordinated Debentures would be accounted for as OID on an economic accrual basis regardless of such Securityholder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a Securityholder would be required to include in gross income OID even though the Company would not make any actual cash payments during an Extension Period.

      The Regulations have not been addressed in any published rulings or other published interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation herein.

      Because income on the Preferred Securities will constitute interest or OID, corporate Securityholders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

      Subsequent uses of the term "interest" in this summary include income in the form of OID.

Distribution of Junior Subordinated Debentures to Securityholders

      Under current law, a distribution by the Issuer Trust of the Junior Subordinated Debentures as described under the caption "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Issuer Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Preferred Securities before such distribution. If, however, the liquidation of the Issuer Trust were to occur because the Issuer Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated
Debentures, the distribution of Junior Subordinated Debentures to Securityholders by the Issuer Trust would be a taxable event to the Issuer Trust and each Securityholder, and the Securityholder would recognize gain or loss as if the Securityholder had exchanged its Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of the Issuer Trust. A Securityholder will accrue interest in respect of Junior Subordinated Debentures received from the Issuer Trust in the manner described above under "-- Interest Income and Original Issue Discount."

      Under certain circumstances described herein (see "Description of Junior Subordinated Debentures -- Redemption"), the Junior Subordinated Debentures may be redeemed by the Company for cash and the proceeds of such redemption distributed by the Issuer Trust to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "-- Sales of Preferred Securities."

Sales of Preferred Securities

      A Securityholder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. Assuming that the Company does not exercise its option to defer payment of interest on the Junior Subordinated Debentures, and the Preferred Securities are not considered issued with OID, a Securityholder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price. If the Junior Subordinated Debentures are deemed to be issued with OID as a result of the Company's deferral of any interest payment, or otherwise, a Securityholder's tax basis in the Preferred Securities generally will be its initial purchase price, increased by OID previously includible in such Securityholder's gross income to the date of disposition and decreased by distributions or other payments received on the Preferred Securities since and including the date of commencement of the first Extension Period. Such gain or loss generally will be a capital gain or loss (except to the extent of any accrued interest with respect to such Securityholder's pro rata share of the Junior Subordinated Debentures required to be included in income) and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

      Should the Company exercise its option to defer any payment of interest on the Junior Subordinated Debentures, the Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. In the event of such a deferral, a Securityholder that disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include in income as ordinary income its share of accrued but unpaid interest on the Junior Subordinated Debentures to the date of disposition as OID, but may not receive the cash related thereto. However, such Securityholder will add such amount to its adjusted tax basis in the Preferred Securities. To the extent the selling price is less than the Securityholder's adjusted tax basis, such Securityholder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Backup Withholding Tax and Information Reporting

      The amount of interest income paid or accrued on the Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders) will be reported to the IRS. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

      Payment of the proceeds from the disposition of Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the Securityholder establishes an exemption from information reporting and backup withholding.

      Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the IRS.

      It is anticipated that income on the Preferred Securities will be reported to Securityholders on Form 1099 and mailed to Securityholders by January 31 following each calendar year.

      These backup withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules to the Preferred Securities could be changed.

United States Alien Securityholders

      For purposes of this discussion, a "United States Alien Securityholder" is any corporation, individual, partnership, estate or trust that for United States federal income tax purposes is not a United States Person.

      Under current United States federal income tax law: (i) payments by the Issuer Trust or any of its paying agents to any holder of Preferred Securities that is a United States Alien Securityholder will not be subject to United States federal withholding tax, provided that (a) the beneficial owner of the Preferred Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Preferred Securities is not a controlled foreign corporation that is related to the Company through stock ownership, and
(c) either (A) the beneficial owner of the Preferred Securities certifies to the Issuer Trust, or its agent, under penalties of perjury, that it is not a United States Securityholder and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Preferred Securities certifies to the Issuer Trust or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Issuer Trust or its agent with a copy thereof; and (ii) a United States Alien Securityholder of Preferred Securities will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of Preferred Securities.

Possible Tax Law Changes

      On February 6, 1997, President Clinton released his budget proposals for fiscal year 1998. One of the revenue provisions of those proposals would generally deny interest deductions for interest on an instrument issued by a corporation that has a maximum term of more than 15 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. If enacted as proposed by the President, this provision would be effective for instruments issued on or after the date of first action by a Congressional committee with respect to the proposal. It is not clear from the President's proposals as to what constitutes Congressional "committee action" with respect to this proposal. If the proposed provision were to apply to the Junior Subordinated Debentures, the Company would be unable to deduct interest on the Junior Subordinated Debentures. There can be no assurance, however, that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities, as described more fully in this Prospectus under "Description of Preferred Securities -- Redemption." Under current law, the Company will be able to deduct interest on the Junior Subordinated Debentures.

                         CERTAIN ERISA CONSIDERATIONS

      The Company and certain affiliates of the Company may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" within the meaning of Section 4975 of the Code with respect to many employee benefit plans ("Plans") that are subject to ERISA. The purchase of the Preferred Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975(e)(1) of the Code) and with respect to which the Company, or any affiliate of the Company is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any Preferred Securities should consult with its counsel.

                                 UNDERWRITING

      Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") dated __________, 1997, among the Company, the Issuer Trust and the underwriters named therein (the "Underwriters"), the Issuer Trust has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Issuer Trust the following respective aggregate Liquidation Amount of Preferred Securities at the public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

Underwriter:                                  Number of Shares:

Advest, Inc..........................
                                                ------------
Total................................            $25,000,000
                                                ============


      The   Underwriting   Agreement   provides  that  the  obligations  of  the
Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Preferred Securities offered hereby if any of such Preferred Securities are purchased.

      The Company has been advised by the Underwriters that the Underwriters propose to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters.

      The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an additional $3,750,000 aggregate Liquidation Amount of the Preferred Securities at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus, plus accrued interest, if any, from __________, 1997. To the extent that the Underwriter exercises such option, the Company will be obligated, pursuant to the option, to sell such Preferred Securities to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Preferred Securities offered hereby. If purchased, the Underwriters will offer such additional Preferred Securities on the same terms as those on which the $25,000,000 aggregate Liquidation Amount of the Preferred Securities are being offered.

      In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as compensation for the Underwriter's arranging the investment therein of such proceeds an amount of $__________ per Preferred Security (or $__________ in the aggregate) for the account of the Underwriters.

      Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

      The Preferred Securities are a new issue of securities with no established trading market. The Company and the Issuer Trust have been advised by the Underwriters that they intend to make a market in the Preferred Securities. However, the Underwriters are not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of each of the Underwriters. Application has been made by the Company to list the Preferred Securities in the Nasdaq National Market, but one of the requirements for listing and continuing listing is the presence of two market makers for the Preferred Securities, and the presence of a second market maker cannot be assured. Accordingly, no assurance can be given as to the development or liquidity of any market for the Preferred Securities.

      The Company and the Issuer Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

      The Underwriters may in the future perform various services to the Company, including investment banking services, for which it has or may receive customary fees for such services.

                            VALIDITY OF SECURITIES

      The validity of the Guarantee and the Junior Subordinated Debentures and certain tax matters will be passed upon for the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., counsel to the Company. Certain legal matters will be passed upon and for the Underwriters by Arnold & Porter, Washington, D.C., and New York, New York. Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the creation of the Issuer Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and the Issuer Trust. Malizia, Spidi, Sloane & Fisch, P.C. and Arnold & Porter will rely as to certain matters of Delaware law on the opinion of Richards, Layton & Finger.

                                    EXPERTS

      The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for the three years ended December 31, 1996, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this Prospectus, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

      No separate financial statements of the Issuer Trust have been included or incorporated by reference herein. The Company and the Issuer Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Issuer Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures and issuing the Trust Securities. See "Sun Capital Trust," "Description of Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, the Company does not expect that the Issuer Trust will be filing reports under the Exchange Act with the Commission.

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Sun Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania


January 31, 1997

SUN BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------------

ASSETS                                                                                 1996                1995
Cash and due from banks                                                            $  17,006,758    $  17,242,366
Federal funds sold                                                                     4,800,000
                                                                                   -------------    -------------
           Cash and cash equivalents                                                  21,806,758       17,242,366

Investment securities available for sale (amortized cost -
  $97,063,398; 1996 and $146,379,244; 1995)                                           95,581,384      147,008,896
Loans receivable (net of allowance for loan losses - $2,595,312;
   1996 and $2,064,640; 1995)                                                        295,500,668      183,633,631
Bank properties and equipment                                                         12,222,507       11,419,175
Real estate owned                                                                        755,628          876,302
Accrued interest receivable                                                            2,850,399        2,564,921
Excess of cost over fair value of net assets acquired                                  5,365,218        6,191,919
Deferred taxes                                                                         1,070,535          205,169
Other assets                                                                           1,641,959          752,257
                                                                                   -------------    -------------
TOTAL                                                                              $ 436,795,056    $ 369,894,636
                                                                                   =============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
  Deposits                                                                         $ 385,986,905    $ 335,247,796
  Advances from the Federal Home Loan Bank                                            10,000,000        8,000,000
  Loan payable                                                                         6,000,000
  Securities sold under agreements to repurchase                                       5,253,048
  Other liabilities                                                                    2,140,527        1,976,044
                                                                                   -------------    -------------

           Total liabilities                                                         409,380,480      345,223,840
                                                                                   -------------    -------------

COMMITMENTS AND CONTINGENT LIABILITIES  (Note 13)

SHAREHOLDERS' EQUITY
  Preferred stock $1 par value, 1,000,000 shares authorized,  none issued
  Common stock $1 par value, 10,000,000 shares authorized:
    issued and outstanding; 1,848,929 shares; 1996 and 1,651,175 shares; 1995          1,848,929        1,651,175
  Surplus                                                                             18,124,359       17,197,275
  Retained earnings                                                                    8,419,417        5,406,774
  Unrealized (loss) gain on securities available for sale, net of income taxes .        (978,129)         415,572
                                                                                   -------------    -------------

           Total shareholders' equity                                                 27,414,576       24,670,796
                                                                                   -------------    -------------

TOTAL                                                                              $ 436,795,056    $ 369,894,636
                                                                                   =============    =============

See notes to consolidated financial statements.

SUN BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
----------------------------------------------------------------------------------------------------------
                                                                      1996           1995          1994
                                                                      ----           ----          ----
INTEREST INCOME:
  Interest and fees on loans                                       $22,073,767   $15,100,885   $ 9,590,994
  Interest on investment securities                                  7,127,393     5,285,877     2,151,351
  Interest on federal funds sold                                        68,366       463,001       452,117
                                                                   -----------   -----------   -----------
           Total interest income                                    29,269,526    20,849,763    12,194,462
                                                                   -----------   -----------   -----------
INTEREST EXPENSE:
  Interest on deposits                                              11,953,591     7,639,933     3,844,753
  Interest on borrowed funds                                           580,412        47,158        93,796
                                                                   -----------   -----------   -----------
           Total interest expense                                   12,534,003     7,687,091     3,938,549
                                                                   -----------   -----------   -----------

           Net interest income                                      16,735,523    13,162,672     8,255,913

PROVISION FOR LOAN LOSSES                                              900,000       807,660       382,671
                                                                   -----------   -----------   -----------

           Net interest income after provision for loan losses      15,835,523   12,355,012     7,873,242
                                                                   -----------   -----------   -----------

OTHER INCOME:
  Service charges on deposit accounts                                1,057,139       659,811       419,363
  Other service charges                                                115,999        28,068        17,224
  Gain on sale of fixed assets                                          45,207        46,487        21,164
  Gain on sale of loans                                                              207,984
  Gain on sale of investment securities                                206,538       377,126
  Other                                                                320,890       331,513       274,533
                                                                   -----------   -----------   -----------
           Total other income                                        1,745,773     1,650,989       732,284
                                                                   -----------   -----------   -----------
OTHER EXPENSES:
  Salaries and employee benefits                                     6,525,903     4,689,269     2,626,679
  Occupancy expense                                                  1,407,875     1,269,514     1,090,833
  Equipment expense                                                    817,696       459,460       249,951
  Provision for losses on  real estate owned                                          78,000       120,000
  Professional fees and services                                       352,970       249,760       164,770
  Data processing expense                                            1,085,874       634,753       318,552
  Amortization of excess cost over fair value of assets acquired       826,701       342,562       134,435
  Postage and supplies                                                 420,120       335,055       173,823
  Insurance                                                            196,110       382,554       397,961
  Other                                                              1,573,404     1,606,404       713,733
                                                                   -----------   -----------   -----------

           Total other expenses                                     13,206,653    10,047,331     5,990,737
                                                                   -----------   -----------   -----------

INCOME BEFORE INCOME TAXES                                           4,374,643     3,958,670     2,614,789

INCOME TAXES                                                         1,362,000     1,140,000       775,134
                                                                   -----------   -----------   -----------

NET INCOME                                                         $ 3,012,643   $ 2,818,670   $ 1,839,655
                                                                   ============= ===========   ===========

Earnings per common and common equivalent share
  Net income                                                       $      1.58   $      1.52   $      1.42
                                                                   ===========   ===========   ===========
Earnings per common share - assuming full dilution
  Net income                                                       $      1.56   $      1.52   $      1.42
                                                                   ===========   ===========   ===========
Weighted average shares                                              1,797,900     1,720,295     1,200,503
                                                                   ===========   ===========   ===========

See notes to consolidated financial statements

SUN BANCORP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Unrealized
                                                                                                  Gain (Loss)
                                                                                                 on Securities
                                                  Common                           Retained        Available
                                                  Stock           Surplus          Earnings         For Sale          Total

BALANCE, JANUARY 1, 1994                        $ 1,017,522   $ 10,540,290     $    748,449                    $   12,306,261

  Exercise of stock options                             450          2,943                                              3,393

  Sale of common stock                              538,462      5,883,415                                          6,421,877

  Net income                                                                      1,839,655                         1,839,655
                                              -------------   ------------     ------------       -----------     -----------

BALANCE, DECEMBER 31, 1994                        1,556,434     16,426,648        2,588,104                        20,571,186

  Exercise of stock options                          74,741        530,627                                            605,368

  Sale of common stock                               20,000        240,000                                            260,000

  Unrealized gain on securities
    available for sale, net of income taxes                                                       $   415,572         415,572

  Net income                                                                      2,818,670                         2,818,670
                                              -------------   ------------      ------------       -----------    ------------

BALANCE, DECEMBER 31, 1995                        1,651,175     17,197,275        5,406,774           415,572      24,670,796

  Stock dividend                                     87,892        (87,892)

  Cash paid for fractional interest
    resulting from stock dividend                                   (2,146)                                            (2,146)


  Exercise of stock options                         109,862      1,017,122                                          1,126,984

  Unrealized loss on securities
    available for sale,
    net of income taxes                                                                            (1,393,701)     (1,393,701)

  Net income                                                                      3,012,643                         3,012,643
                                              -------------   ------------     ------------       -----------    ------------

BALANCE, DECEMBER 31, 1996                    $   1,848,929   $ 18,124,359     $  8,419,417       $  (978,129)   $ 27,414,576
                                              =============   ============     ============       ===========    ============



See notes to consolidated financial statements.

SUN BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
----------------------------------------------------------------------------------------------------------------------------------
                                                                                             1996           1995           1994
                                                                                             ----           ----           ----
OPERATING ACTIVITIES:
  Net income                                                                           $   3,012,643  $   2,818,670  $   1,839,655
  Adjustments to reconcile net income to net cash  provided by operating activities:
    Provision for loan losses                                                                900,000        807,660        382,671
    Provision for loss on real estate owned                                                                  78,000        120,000
    Depreciation and amortization                                                            484,059        325,913        215,381
    Amortization of excess cost over fair value of assets acquired                           826,701        342,562        134,435
    Gain on sale of loans                                                                                  (207,984)
    Gain on sale of investment securities available for sale                                (206,538)      (246,129)
    Gain on sale of mortgage-backed securities available for sale                                          (130,997)
    Gain on sale of bank properties and equipment                                            (29,298)       (46,487)       (21,164)
    Deferred income taxes                                                                   (147,401)       (27,398)      (193,836)
    Changes in assets and liabilities which provided (used) cash:

      Accrued interest and other assets                                                   (1,175,180)      (838,246)       196,972
      Accounts payable and accrued expenses                                                  164,483      1,215,343     (1,145,147)
                                                                                       -------------  -------------  -------------

           Net cash provided by operating activities                                       3,829,469      4,090,907      1,528,967
                                                                                       -------------  -------------  -------------
INVESTING ACTIVITIES:
  Purchases of investment securities held to maturity                                                   (30,094,922)    (6,056,403)
  Purchases of investment securities available for sale                                 (194,220,677)   (27,823,745)
  Purchases of mortgage-backed securities held to maturity                                              (45,544,706)      (778,160)
  Purchases of mortgage-backed securities available for sale                                             (4,074,088)
  Increase in investment securities resulting from branch acquisitions                                  (97,600,000)
  Proceeds from maturities of investment securities held to maturity                                     65,280,038      8,141,545
  Proceeds from maturities of investment securities available for sale                    99,213,685     10,344,666
  Proceeds from maturities of mortgage-backed securities held to maturity                                19,908,185        176,542
  Proceeds from maturities of mortgage-backed securities available for sale                  125,716
  Proceeds from sale of investment securities available for sale                          93,679,375     16,880,505
  Proceeds from sale of mortgage-backed securities available for sale                     50,782,081      7,359,934
  Proceeds from sale of loans                                                                             1,870,608
  Net increase in loans                                                                 (112,767,037)   (50,605,944)    (2,845,797)
  Increase in loans resulting from branch acquisitions                                                     (636,714)
  Purchase of bank properties and equipment                                               (1,359,295)      (825,912)      (481,895)
  Increase in bank properties and equipment resulting from branch acquisitions                           (5,430,744)
  Proceeds from sale of bank properties and equipment                                         42,606        250,824         21,164
  Excess of cost over fair value of branch assets acquired                                               (4,450,145)
  Decrease (increase) in real estate owned                                                   120,674         78,578       (244,249)
  Purchase price of acquisitions, net of cash received                                                                  (5,410,572)
                                                                                       -------------  -------------  -------------
           Net cash used in investing activities                                         (64,382,072)  (145,113,582)    (7,477,825)
                                                                                       -------------  -------------  -------------
FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                                     50,739,109     16,685,101     (6,638,004)
  Increase in deposits resulting from branch acquisitions                                               122,543,875
  Borrowings and repurchase agreements                                                    21,253,048     12,500,000      4,500,000
  Repayment of borrowings and repurchase agreements                                       (8,000,000)     4,500,000
  Principal payments on borrowed funds                                                                                  (5,750,000)
  Proceeds from exercise of stock options                                                  1,126,984        605,368          3,393
  Payments for fractional interests resulting from stock dividend                             (2,146)
  Proceeds from issuance of common stock                                                                    260,000      6,421,877
                                                                                       -------------  -------------  -------------
           Net cash provided by (used in) financing activities                            65,116,995    148,094,344     (1,462,734)
                                                                                       -------------  -------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       4,564,392      7,071,669     (7,411,592)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                              17,242,366     10,170,697     17,582,289
                                                                                       -------------  -------------  -------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                 $  21,806,758  $  17,242,366  $  10,170,697
                                                                                       =============  =============  =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                                        $  12,743,696  $   6,100,954  $   3,827,301
                                                                                       =============  =============  =============
  Income taxes paid                                                                    $   1,577,757  $     994,516  $   1,115,000
                                                                                       =============  =============  =============
SUPPLEMENTAL DISCLOSURE OF NONCASH ITEMS -
  Transfer of loans to real estate owned                                               $     424,644  $     196,181  $     449,478
                                                                                       =============  =============  =============

See notes to consolidated financial statements.

SUN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

1. NATURE OF OPERATIONS

   Sun Bancorp, Inc. (the "Company") is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Sun National Bank (the "Bank"), and the Bank's wholly owned subsidiary, Med-Vine, Inc. All significant inter-company balances and transactions have been eliminated.

   The Company and the Bank have their administrative offices in Vineland, New Jersey. The Bank has nineteen financial service centers located throughout central and southern New Jersey. The Company's principal business is to serve as a holding company for the Bank. The Bank is in the business of attracting customer deposits and using these funds to originate loans, primarily commercial real estate and non-real estate loans. Med-Vine, Inc. is a Delaware holding company which holds the majority of the Bank's investment portfolio. The principal business of Med-Vine, Inc. is investing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include: allowance for loan losses, real estate owned and excess of cost over fair value of net assets acquired. Actual results could differ from those estimates.

   Investment Securities - The Bank accounts for debt and equity securities as follows:

      Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

      Available for Sale - Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of shareholders' equity until realized. Realized gains and losses on the sale of investment securities are reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.

   Loans Purchased - The discounts and premiums resulting from the purchase of loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

   Interest Income on Loans - Interest on commercial, real estate and installment loans is credited to operations based upon the principal amount outstanding. Interest accruals are generally discontinued when a loan becomes 90 days past due or when principal or interest is considered doubtful of collection. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for loan losses.

   Allowance for Loan Losses - The allowance for loan losses is determined by management based upon past experience, an evaluation of potential loss in the loan portfolio, current economic conditions and other pertinent factors. The allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risk in the loan portfolio. Allowances for loan losses are based on estimated net realizable value unless it is probable that loans will be foreclosed, in which case allowances for loan losses are based on fair value. Management's periodic evaluation is based upon evaluation of the portfolio, past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

   The Bank adopted the requirements of Statement of Financial Accounting Standard ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures, effective January 1, 1995. SFAS 114 requires that certain impaired loans be measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. There was no effect on financial statements as previously reported and on current earnings of initially applying the new standards.

   Bank Properties and Equipment - Bank properties and equipment are stated at cost, less allowances for depreciation. The provision for depreciation is computed by the straight-line method based on the estimated useful lives of the assets.

   Deferred Loan Fees - Loan fees net of certain direct loan origination costs are deferred and the balance is recognized into income as a yield adjustment over the life of the loan using the interest method.

   Real Estate Owned - Real estate owned is comprised of property acquired through foreclosure and is carried at the lower of the related loan balance or fair value of the acquired property based on an annual appraisal less estimated cost to dispose. Losses arising from foreclosure transactions are charged against the allowance for loan losses. Losses subsequent to foreclosure are charged against operations.

   Excess of Cost Over Fair Value of Net Assets Acquired - The excess of cost over fair value of net assets acquired is net of accumulated amortization of $2,037,866 and $1,211,165 at December 31, 1996 and 1995, respectively, and is amortized by the straight-line method over 15 years for bank acquisitions and over 7 years for branch acquisitions.

   Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include amounts due from banks and federal funds sold.

   Income Taxes - The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Also, under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

   Earnings Per Share - Earnings per common and common equivalent share is computed using the weighted average common shares and common equivalent shares outstanding during the period.

   Stock dividend - On September 17, 1996, the Company's Board of Directors declared a special 5% stock dividend which was paid on October 30, 1996 to stockholders of record on October 15, 1996. Accordingly, earnings per share for the years ended December 31, 1995 and 1994 have been restated to reflect the increased number of shares outstanding.

   Accounting for Stock Options - The Company accounts for stock-based compensation in accordance with the Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. This method calculates compensation expense using the intrinsic value method which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company has not recognized any compensation expense under this method. In the year ending December 31, 1996, the Company adopted the reporting disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation which requires the Company to disclose the pro forma effects of accounting for stock-based compensation using the fair value method as described in the accounting requirements of SFAS No. 123. As permitted by SFAS No. 123, the Company will continue to account for stock-based compensation under APB Opinion No. 25.

   Accounting Principles Issued and Not Adopted - In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The statement which is effective for transactions occurring after December 31, 1996, requires an entity to recognize, prospectively, the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. It requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the asset sold, if any, and retained interest, if any, based on their relative fair values at the date of transfer. It also provides implementation guidance for servicing of financial assets, securitizations, loan syndications, and participations and transfers of receivables with recourse. The Statement supersedes SFAS No. 122, Accounting for Mortgage Servicing Rights, which was adopted by the Company on January 1, 1996, and which management of the Company determined had no material impact on the Company's results of operations or financial position. In December 1996, the FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. SFAS No. 127 defers for one year the effective date of Statement No. 125 as it relates to transactions involving secured borrowings and collateral and transfers and servicing of financial assets. This Statement also provides additional guidance on these types of transactions. Management of the Company does not believe the Statements will have a material impact on the Company's results of operations or financial position when adopted.

   Reclassifications - Certain reclassifications have been made in the 1995 and 1994 consolidated financial statements to conform to those classifications used in 1996.

3. ACQUISITIONS

   On July 14, 1995, the Bank purchased four branches from NatWest Bank. The Bank acquired approximately $52,317,000 of deposit liabilities plus $479,000 of accrued interest, $1,755,000 of real estate and equipment, $588,000 of loans plus related accrued interest and $610,000 in cash. The Bank paid a premium of approximately $2,082,000, which is being amortized over seven years.

   On November 24, 1995, the Bank purchased four branches from New Jersey National Bank. The Bank acquired approximately $70,227,000 of deposit liabilities plus $492,000 of accrued interest, $3,675,000 of real estate and equipment, $48,000 of loans plus related accrued interest and $1,009,000 in cash. The Bank paid a premium of approximately $2,368,000, which is being amortized over seven years.

   On June 29, 1994, the Company acquired 100% of the outstanding shares of The First National Bank of Tuckahoe ("Tuckahoe") for approximately $7,070,000. The purchase method of accounting was used to record the acquisition. Under the purchase method of accounting, all assets and liabilities acquired were adjusted to fair value as of the acquisition date, and the resultant premiums and discounts are amortized to income over the expected economic lives of the related assets and liabilities. Excess cost over fair value of assets acquired resulting from this acquisition amounted to approximately $612,000 and is being amortized over 15 years using the straight-line method.

   A summary statement of the cash used to purchase Tuckahoe is set forth below:

       Fair value of assets purchased                          $50,782,529
       Liabilities assumed                                      43,073,874
                                                               -----------
       Cssh paid                                                 7,708,655
       Cash acquired                                             7,270,791
                                                               -----------
       Net cash used for purchase                              $   437,864
                                                               ===========

   On July 29, 1994, the Bank acquired 100% of the outstanding capital stock of Southern Ocean State Bank ("Ocean") from BMJ Financial Corp., the parent bank holding company of Ocean for approximately $6,560,000. The purchase method of accounting was used to record the acquisition. Excess cost over fair value of assets acquired resulting from the valuations amounted to approximately $920,000 and is being amortized over 15 years using the straight-line method.

   A summary statement of the cash used to purchase Ocean is set forth below:

      Fair value of assets purchased              $68,357,063
      Liabilities assumed                          61,511,320
                                                  -----------
      Cash paid                                     6,845,743
      Cash acquired                                 1,873,035
                                                  -----------
      Net cash used for purchase                  $ 4,972,708
                                                  ===========

   The results of operations of the acquired entities have been included in the consolidated results of operations from the dates of acquisitions.

4. INVESTMENT SECURITIES

   During 1995, in accordance with the implementation of the SFAS No. 115 Guide, the Company reclassified its portfolio of investment securities as available for sale. The carrying amounts of investment securities and the approximate market values at December 31, 1996 and 1995 were as follows:



                                                     December 31, 1996
                                ----------------------------------------------------------
                                                     Gross        Gross        Estimated
                                    Amortized      Unrealized   Unrealized       Market
Available for Sale:                   Cost           Gains        Losses         Value

Debt Securities
U. S. Treasury Obligations       $ 51,954,682    $    12,086   $  (932,957)   $51,033,811
State and Municipal Obligations    20,168,222         28,006      (356,822)    19,839,406
Other bonds                        20,075,483          7,635      (239,962)    19,843,156
Mortgage-backed securities             63,061           --            --           63,061
                                 ------------    -----------   -----------    -----------


    Total debt securities          92,261,448         47,727    (1,529,741)    90,779,434
                                 ------------    -----------   -----------    -----------

Equity Securities
  Federal Reserve Bank stock          617,800                                     617,800
  Federal Home Loan Bank stock      4,100,900                                   4,100,900
  Atlantic Central Bankers Bank
    stock                              83,250                                      83,250
                                 ------------    -----------   -----------    -----------
    Total equity securities         4,801,950              -             -      4,801,950
                                 ------------    -----------   -----------    -----------
      Total                      $ 97,063,398    $    47,727   $(1,529,741)   $95,581,384
                                 ============    ===========   ===========    ===========


                                                                        December 31, 1995
                                          -----------------------------------------------------------
                                                               Gross         Gross        Estimated
                                               Amortized     Unrealized    Unrealized       Market
Available for Sale:                              Cost          Gains         Losses         Value

Debt Securities
  U. S. Treasury Obligations               $   41,674,219   $  245,730   $   (15,461)   $ 41,904,488
  State and Municipal Obligations              16,666,509      103,281       (28,199)     16,741,591
  Other bonds                                  44,901,919       70,123        (9,342)     44,962,700
  Mortgage-backed securities                   41,734,347      289,003       (25,483)     41,997,867
                                           --------------   ----------   -----------    ------------
    Total debt securities                     144,976,994      708,137       (78,485)    145,606,646
                                           --------------   ----------   -----------    ------------
Equity Securities
  Federal Reserve Bank stock                      533,800                                    533,800
  Federal Home Loan Bank stock                    818,200                                    818,200
  Atlantic Central Bankers Bank stock              50,250                                     50,250
                                           --------------   ----------   -----------    ------------
    Total equity securities                     1,402,250            -             -       1,402,250
                                           --------------   ----------   -----------    ------------
      Total                                $  146,379,244   $  708,137   $   (78,485)   $147,008,896
                                           ==============   ==========   ===========    ============




   During 1996, the Bank sold $144,529,374 of securities available for sale resulting in a gross gain of $206,538. During 1995, the Bank sold $24,240,439 of securities available for sale resulting in a gross gain of $377,126. There were no such sales during 1994.

   At December 31, 1996 the Bank was required to maintain an average reserve balance of $3,579,000 with the Federal Reserve Bank.

   The maturity schedule of the investment in debt securities available for sale at December 31, 1996 is as follows:

                                                                   Amortized          Estimated
                                                                      Cost           Market Value

    Due in one year or less                                      $   8,828,772      $   8,786,619
    Due after one year through five years                           61,132,578         60,063,074
    Due after five years through ten years                          15,890,087         15,708,094
    Due after ten years                                              6,346,950          6,158,586
                                                                 -------------      -------------
                                                                    92,198,387         90,716,373
    Mortgage-backed securities                                          63,061             63,061
                                                                 -------------      -------------
                                                                 $  92,261,448      $  90,779,434
                                                                 =============      =============


   At December 31, 1996, $4,000,000 of U.S. Treasury Notes were pledged to secure public deposits.

5.    LOANS

   The components of loans as of December 31, 1996 and 1995 were as follows:

                                             1996             1995

    Commercial and industrial           $ 223,116,474    $ 118,874,150
    Real estate-residential mortgages      53,846,436       54,414,800
    Installment                            21,133,070       12,409,321
                                        -------------    -------------
      Total gross loans                   298,095,980      185,698,271
    Allowance for loan losses              (2,595,312)      (2,064,640)
                                        -------------    -------------
    Net loans                           $ 295,500,668    $ 183,633,631
                                        =============    =============

    Nonaccrual loans                    $   1,277,208    $   2,658,118
                                        =============    =============



   There were no irrevocable commitments to lend additional funds on nonaccrual loans at December 31, 1996. The reduction in interest income resulting from nonaccrual loans was $151,614, $276,955 and $146,308 for the years ended December 31, 1996, 1995 and 1994, respectively. Interest income recognized on these loans during the years ended December 31, 1996, 1995 and 1994 was $15,414, $24,989 and $18,907, respectively.

   Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other nonrelated party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 1996, along with an analysis of the activity for 1996, is summarized as follows:

                                         1996            1995

      Balance, beginning of year   $  8,621,460    $  6,132,256
      Additions                       7,306,997       4,272,121
      Repayments                     (4,491,323)     (1,782,917)
                                   ------------    ------------
      Balance, end of year         $ 11,437,134    $  8,621,460
                                   ============    ============


   Under approved lending decisions, the Company has commitments to lend additional funds totaling approximately $58,635,413 and $67,928,316 at December 31, 1996 and 1995, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The type and amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

   Most of the Bank's business activity is with customers located within its local market area. Generally, loans granted are secured by commercial real estate, residential real estate and other assets. The ultimate repayment of loans is dependent to a certain degree on the local economy and real estate market.

6. ALLOWANCE FOR LOAN LOSSES

   An analysis of the change in the allowance for loan losses is as follows:

                                       1996           1995           1994

   Balance, January 1              $ 2,064,640    $ 1,607,375    $ 1,067,402
   Charge-offs                        (400,387)      (426,289)      (349,439)
   Recoveries                           31,059         75,894         34,829
                                   -----------    -----------    -----------
        Net  charge-offs              (369,328)      (350,395)      (314,610)
   Allowance on acquired loans               0              0        471,912
   Provision for loan losses           900,000        807,660        382,671
                                   -----------    -----------    -----------
   Balance, December 31            $ 2,595,312    $ 2,064,640    $ 1,607,375
                                   ===========    ===========    ===========


   The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans under SFAS Nos. 114 and
   118. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses. SFAS Nos. 114 and 118 do not apply to large groups of smaller balance, homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follows:

                                           December 31, 1996           December 31, 1995
                                           -----------------           -----------------

Impaired loans with related reserve for
  loan losses ($296,307) calculated
    under SFAS No. 114                                                   $    454,489

Impaired loans with no related reserve for
  loan losses calculated
    under SFAS No. 114                       $    584,114                     527,908
                                             ------------                ------------

    Total impaired loans                     $    584,114                $    982,397
                                             ============                ============

                                                                            Year Ended                    Year Ended
                                                                         December 31, 1996             December 31, 1995

Average impaired loans                                                   $         596,519             $         411,289
                                                                         =================             =================
Interest income recognized on impaired loans                             $          18,284             $          18,561
                                                                         =================             =================
Cash basis interest income recognized on impaired loans                  $          15,414             $               0
                                                                         =================             =================


   Interest payments on impaired loans are typically applied to principal unless the ability to collect the principal amount is fully assured, in which case interest is recognized on the cash basis.

   Commercial loans and commercial real estate loans are placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Generally, commercial loans are charged off no later than 120 days delinquent unless the loan is well secured and in the process of collection, or other extenuating circumstances support collection. Residential real estate loans are typically placed on nonaccrual at the time the loan is 90 days delinquent. Other consumer loans are typically charged off at 90 days delinquent. In all cases, loans must be placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

7. BANK PROPERTIES AND EQUIPMENT

   Bank properties and equipment at December 31 consist of the following major classifications:

                                                    1996            1995

   Land                                        $  3,084,395    $  2,873,500
   Buildings                                      6,982,449       6,861,123
   Leasehold improvements and equipment           3,991,723       3,090,188
                                               ------------    ------------
                                                 14,058,567      12,824,811
   Accumulated depreciation and amortization     (1,836,060)     (1,405,636)
                                               ------------    ------------
   Total                                       $ 12,222,507    $ 11,419,175
                                               ============    ============




8. REAL ESTATE OWNED

   Real estate owned consisted of the following:

                                                         December 31,
                                                   ----------------------
                                                      1996         1995

   Commercial properties                           $ 435,765    $ 492,501
   Residential properties                            360,863      471,801
                                                   ---------    ---------
                                                     796,628      964,302
   Allowance                                         (41,000)     (88,000)
                                                   ---------    ---------
   Total                                           $ 755,628    $ 876,302
                                                   =========    =========



   During 1996,  1995 and 1994,  $0,  $78,000 and  $120,000,  respectively,  was charged against operations to adjust real estate owned for declines in value.

9. DEPOSITS

Deposits consist of the following major classifications:

                                                      December 31,
                                               ---------------------------
                                                   1996           1995
   Demand Deposits                             $133,624,391   $128,802,293
   Savings Deposits                              63,506,894     66,970,293
   Time Certificates under $100,000             151,615,202    116,462,390
   Time Certificates $100,000 or more            37,240,418     23,012,820
                                               ------------   ------------
   Total                                       $385,986,905   $335,247,796
                                               ============   ============

   Of the total demand deposits, approximately $76,500,000 and $62,700,000 are non-interest bearing at December 31, 1996 and 1995, respectively.

   A summary of certificates by year of maturity is as follows:

Year Ended December 31,

      1997                                            $        169,482,951
      1998                                                      12,828,611
      1999                                                       4,032,751
      Thereafter                                                 2,511,307
                                                      --------------------
      Total                                           $        188,855,620
                                                      ====================


   A summary of interest expense on deposits is as follows:

                                        Year Ended December 31,
                               ---------------------------------------
                                   1996          1995          1994

   Savings Deposits            $ 1,455,043   $ 1,394,849   $ 1,334,432
   Time Certificates             9,382,920     5,274,045     1,802,296

   Interest-Bearing Checking     1,115,628       971,039       708,025
                               -----------   -----------   -----------

   Total                       $11,953,591   $ 7,639,933   $ 3,844,753
                               ===========   ===========   ===========


10. ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

   Federal Home Loan Bank advances at December 31, 1996 and 1995 were $10,000,000 and $8,000,000, respectively. Advances are collateralized under a blanket collateral lien agreement. The amounts outstanding at December 31, 1996 and 1995 were borrowed under overnight lines of credit at interest rates of 7.375% and 5.875%, respectively. Interest expense on advances was $286,316 and $6,733 for the years ended December 31, 1996 and 1995, respectively. There were no such borrowings during 1994.

   At December 30, 1996, the Company obtained a $6,000,000 revolving line of credit from a correspondant bank with a term of 36 months. The floating rate of interest is the prime rate plus fifty basis points. At December 31, 1996, there was $6,000,000 outstanding at an interest rate of 8.75%.

   During 1996, the Bank entered into various retail transactions with securities sold under agreements to repurchase with approved customers. At December 31, 1996 the total of such repurchase agreements is $5,253,048 with an average interest rate of 5.01%. Interest expense on repurchase agreements was $122,788 during 1996.

11. STOCK OPTION PLAN

   On April 18, 1995, the Company adopted a Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan may be either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee.

   Options granted under the 1995 Plan are at the estimated fair value at the date of grant and are exercisable at the time of the grant and for 10 years thereafter. There were 100,000 shares of stock reserved for issuance under the 1995 Plan.

   On May 31, 1985, the Company adopted a Stock Option Plan (the "1985 Plan"). During 1995, options were no longer eligible to be granted under the 1985 Plan. Options granted under the 1985 Plan were either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee.

   Options granted under the 1985 Plan were at the estimated fair value at the date of grant and are exercisable at the time of the grant and until the year 2001. There were 313,826 shares of stock reserved for issuance under the 1985 Plan.

   Options granted under the 1995 and 1985 Plans, adjusted for the 5% stock dividend granted in 1996, are as follows:



                                                                                       Incentive        Nonqualified

Options granted and outstanding:
  December 31, 1996 at prices ranging from $7.18 to $16.67 per share                      290,722               50,674
                                                                                  ===============      ===============
  December 31, 1995 at prices ranging from $7.18 to $15.42 per share                      186,153              157,087
                                                                                  ===============      ===============
  December 31, 1994 at prices ranging from $7.18 to $15.42 per share                       91,581              201,577
                                                                                  ===============      ===============



   Activity in the stock option plans for the three-year period ended December 31, 1996:

                                                                             Weighted
                                                                              Average
                                                           Exercise          Exercise
                                               Number       Price             Price
                                             of Shares     Per Share         Per Share
                                             ---------   ---------------    -----------

Outstanding at January 1, 1994                 295,730   $7.18 -  $15.42    $     8.49
1994:
  Exercised                                       (472)            $7.18          7.18
  Expired                                       (2,100)           $12.38         12.38
                                              --------
Outstanding at December 31, 1994               293,158                            8.46
1995:
  Granted                                      131,250            $12.38         12.38
  Exercised                                    (78,478)  $7.18 -  $ 9.98          7.71
  Expired                                       (2,690)  $7.18 -  $15.42         13.81
                                              --------
Outstanding at December 31, 1995               343,240                           10.12
1996:
  Granted                                      113,925            $16.67         16.67
  Exercised                                   (115,303)  $7.18 -  $ 9.07          8.82
  Expired                                         (466)           $15.42         15.42
                                              --------
Outstanding at December 31, 1996               341,396                           12.73
                                              ========

   Under the 1995 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. Under the 1985 Plan, all options expire in the year 2001.

   The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. This method calculates compensation expense using the intrinsic value method which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company has not recognized any compensation expense under this method. In the year ending December 31, 1996, the Company adopted the reporting disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation which requires the Company to disclose the pro forma effects of accounting for stock-based compensation using the fair value method as described in the accounting requirements of SFAS No. 123. As permitted by SFAS No. 123, the Company will continue to account for stock-based compensation under APB Opinion No. 25.

   Had compensation cost for the Company's two stock option plans been determined based on the fair value at the dates of awards under those plans consistent with the method of SFAS No. 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below:

                                                                                 1996              1995
                                                                                 ----              ----

Net income:                                           As reported            $ 3,012,643        $ 2,818,670
                                                      Pro forma              $ 2,461,089        $ 2,370,020

Net income per common and common equivalent share:
  Primary                                             As reported            $      1.58        $      1.52
                                                      Pro forma              $      1.29        $      1.28

  Fully diluted                                       As reported            $      1.56        $      1.52
                                                      Pro forma              $      1.27        $      1.28


12. BENEFITS

   During 1996, the Company established a 401(k) Savings Plan (the "401(k) Plan") for all qualified employees. Substantially all employees are eligible to participate in the 401(k) Plan following completion of one year of service and attaining age 21. Vesting in the Company's contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees can contribute up to 15% of their compensation to a maximum of $9,500 in 1996. The Company contributes 50% of the employee contribution, up to 6% of compensation. The Company's contribution to the 401(k) Plan was $85,722 for the year ended December 31, 1996. The Company paid $4,861 during 1996 to administer the 401(k) Plan.

13. COMMITMENTS AND CONTINGENT LIABILITIES

   The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

   In the normal course of business, the Bank has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $9,663,853 and $6,196,871 at December 31, 1996 and 1995, respectively), which are not reflected in the accompanying financial statements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial position of the Company will not be affected materially by the final outcome of any contingent liabilities and commitments.

   Office space and branch facilities are leased from a company affiliated with the chairman under separate agreements with the Company. The leases, which expire in the year 2012, provide for a combined annual rental of $286,641 with annual increases based on increases in the Consumer Price Index.

   In February 1985, the Bank entered into an agreement with a partnership comprised of directors and shareholders of the Bank to lease an office building for an initial term of 10 years with three renewal options of five years each, requiring annual rentals of $96,000 in addition to real estate taxes during the extension periods. The Bank has exercised its first five-year renewal option. The Bank subleases a portion of the office building.

   Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1996:

           1997                                      $            455,966
           1998                                                   421,371
           1999                                                   415,041
           2000                                                   327,041
           2001                                                   319,041
           Thereafter                                           3,214,623
                                                     --------------------
                                                     $          5,153,083
                                                     ====================

   Rental expense included in occupancy expense for all operating leases was $516,526, $510,285 and $390,157 for 1996, 1995 and 1994, respectively.

14. INCOME TAXES

   The income tax provision consists of the following:

                        1996                1995                1994

    Current         $ 1,509,401         $ 1,167,398         $   968,970
    Deferred           (147,401)            (27,398)           (193,836)
                    -----------         -----------         -----------
    Total           $ 1,362,000         $ 1,140,000         $   775,134
                    ===========         ===========         ===========




   Items that gave rise to significant portions of the deferred tax accounts at December 31, 1996 and 1995 are as follows:

                                                     1996          1995

   Deferred tax asset:
     Allowance for loan losses                  $   590,257    $   427,997
     Deferred loan fees                              63,900         89,012
     Other real estate                               73,344         89,324
     Goodwill amortization                           72,150         20,358
     Unrealized loss on investment securities       503,885
     Other                                           51,274         62,229
                                                -----------    -----------
   Total deferred tax asset                       1,354,810        688,920

   Deferred tax liability:
     Property                                      (284,275)      (269,671)
     Unrealized gain on investment securities                     (214,080)
                                                -----------    -----------
   Total deferred tax liability                    (284,275)      (483,751)
                                                -----------    -----------
   Net deferred tax asset                       $ 1,070,535    $   205,169
                                                ===========    ===========

   The provision for federal income taxes in 1996, 1995 and 1994, differs from that completed at the statutory rate as follows:


                                                 Year Ended December 31,
                                      ------------------------------------------
                                          1996           1995           1994
Tax computed at the statutory rate    $ 1,487,379    $ 1,345,948    $   889,028
Increase in charge resulting from:
  State tax, net of federal benefit                                      33,785
  Goodwill amortization                    57,327         57,160         43,464
  Tax exempt interest (net)              (340,896)      (157,940)       (72,009)
  Other, net                              158,190       (105,168)      (119,134)
                                      -----------    -----------    -----------
                                      $ 1,362,000    $ 1,140,000    $   775,134
                                      ===========    ===========    ===========

15. EARNINGS PER SHARE

   Earnings per common share and common equivalent share is computed by dividing the net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Stock options granted and outstanding have been considered to be the equivalent of common stock from the time of issuance. The number of common shares was increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the options (treasury stock method); those purchases were assumed to have been made at the estimated market price of the common stock, but not to exceed twenty percent of the outstanding shares. The market price of common shares is based either on an independent valuation of the Company's shares or on the price received on shares sold on or near the reporting dates. Retroactive recognition has been given to market values, common stock and common stock equivalents outstanding for periods prior to the date of the Company's stock dividend.

                                                                                                   For the Years Ended
                                                                                                       December 31,
                                                                               -----------------------------------------------------
                                                                                             1996          1995         1994
Assumptions:
  Net income for the period                                                                $3,012,643   $2,818,670   $1,839,655
  Average common shares outstanding                                                         1,797,900    1,720,295    1,200,503
  Dilutive options outstanding to purchase equivalent shares                                  341,396      343,241      271,779
  Average exercise price per share                                                         $    12.73   $    10.12   $     8.08
  Estimated average market value per common share - for primary computation                $    18.84   $    16.19   $    12.38
  Estimated period-end market value per common share - for fully diluted computation       $    21.00   $    16.19   $    12.38

Computation:

  Application of assumed proceeds:
    Towards repurchase of outstanding common shares of applicable market value             $4,346,654   $3,471,962   $2,196,232

  Adjustment of shares outstanding - primary:
    Actual average shares                                                                   1,797,900    1,720,295    1,200,503
    Net additional shares issuable                                                            110,656      128,796       94,391
                                                                                            ---------    ---------    ---------
    Adjusted shares outstanding                                                             1,908,556    1,849,091    1,294,894
                                                                                            =========    =========    =========
  Adjustment of shares outstanding - fully diluted:
    Actual average shares                                                                   1,797,900    1,720,295    1,200,503
    Net additional shares issuable                                                            134,412      128,796       94,391
                                                                                            ---------    ---------    ---------
    Adjusted shares outstanding                                                             1,932,312    1,849,091    1,294,894
                                                                                            =========    =========    =========
  Earnings per common and common equivalent share

    Primary                                                                                $     1.58   $     1.52   $     1.42

    Fully diluted                                                                          $     1.56   $     1.52   $     1.42




16. REGULATORY MATTERS

   The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Permission from the Office of the Comptroller of the Currency ("OCC") is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the Comptroller, for that year, combined with its retained net profits of the two preceding years. At December 31, 1996 such amounts are $7,670,968.

   The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory --and possibly additional discretionary -- actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all applicable capital adequacy requirements.

   The most recent notification from the OCC (as of March 31, 1996) categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum Tier 1 Capital, Total Risk-Based Capital and Leverage Ratios as set forth in the table. Since the most recent notification from the OCC, the Bank received additional capital from the Company. As a result, management believes that the Bank would be considered well-capitalized by the OCC at December 31, 1996. The Company's tier 1 risk-based capital, total risk-based capital, and leverage capital are 7.44%, 8.28%, and 5.43% at December 31, 1996 and 8.67%, 9.64%, and 5.74% at December 31, 1995. The
   Bank's actual capital amounts and ratios are also in the table below:


                                                                                                          To Be
                                                                                                      Well Capitalized
                                                                              Required for              Under Prompt
                                                                            Capital Adequacy         Corrective Action
                                                    Actual                    Purposes                  Provisions
                                               -------------------------------------------------------------------------------
                                                   Amount      Ratio           Amount         Ratio       Amount        Ratio
                                                   ------      -----           ------         -----       ------        -----

At December 31, 1996
  Tier 1 Risk-Based Capital                    $ 28,907,862     9.34%       $ 12,380,480      8.00%     $ 18,570,720     6.00%
  Total Risk-Based Capital                       31,503,174    10.18%        24,760,960       8.00%       30,951,200    10.00%
  Leverage                                       28,907,862     6.81%        16,974,791       4.00%       21,218,489     5.00%


At December 31, 1995
  Tier 1 Risk-Based Capital                    $ 18,063,305     8.26%     $   8,750,160       4.00%     $ 13,125,240     6.00%
  Total Risk-Based Capital                       20,127,945     9.20%        17,500,320       8.00%       21,875,400    10.00%
  Leverage                                       18,063,305     5.61%        12,869,123       4.00%       16,086,404     5.00%


   Under the framework, an adequately capitalized bank's capital levels will not allow the Bank to accept brokered deposits without prior approval from regulators.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                     December 31, 1996                            December 31,1995
                                        -----------------------------------------------------------------------------------
                                                                    Estimated                                   Estimated
                                               Carrying                Fair                Carrying                Fair
                                                Amount                 Value                 Amount                Value

Assets:
  Cash and cash equivalents             $     21,806,758       $     21,806,758       $     17,242,366    $     17,242,366
  Investment securities                       95,581,384             95,581,384            147,008,896         147,008,896
  Loans receivable                           295,500,668            293,777,592            183,633,631         187,037,088
Liabilities:
  Demand deposits                            133,624,391            133,624,391            128,802,293         128,802,293
  Savings deposits                            63,506,894             63,506,894             66,970,293          66,970,293
  Certificates of deposit                    188,855,620            191,448,487            139,475,210         140,877,573
  Federal Home Loan Bank                      10,000,000             10,000,000              8,000,000           8,000,000
Advances
  Loan payable                                 6,000,000              6,000,000                      0                   0
  Repurchase agreements                        5,253,048              5,253,048                      0                   0



   Cash and cash equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

   Investment securities - For investment securities, fair values are based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

   Loans receivable - The fair value was estimated by discounting approximate cash flows of the portfolio to achieve a current market yield.

   Demand deposits, savings deposits, certificates of deposit and advances from the Federal Home Loan Bank - The fair value of demand deposits, savings deposits and advances from the Federal Home Loan Bank is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using rates currently offered for deposits and advances of similar remaining maturities.

   Loan payable - The fair value of the loan payable is estimated to be the amount outstanding at the reporting date. The interest rate on the loan adjusts with changes in the prime lending rate.

   Repurchase agreements - Securities sold under agreements to repurchase are overnight transactions, therefore the carrying amount is a reasonable estimate of fair value.

   Commitments to extend credit and letters of credit - The majority of the Bank's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The estimated fair value approximates the recorded deferred fee amounts, which are not significant.

   No adjustment was made to the entry-value interest rates for changes in credit performing commercial loans and real estate loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates along with the general reserves applicable to the performing commercial and real estate loan portfolios for which there are no known credit concerns result in a fair valuation of such loans on an entry-value basis.

   The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 1996 and 1995, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

18. INTEREST RATE RISK

   The Company's exposure to interest rate risk results from the difference in maturities on interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Because the Company's assets have a shorter maturity than its liabilities, the Company's earnings will tend to be negatively affected during periods of declining interest rates. Conversely, this mismatch should benefit the Company during periods of rising interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities.

19. PENDING ACQUISITION (UNAUDITED)

   On December 19, 1996, the Bank entered into a purchase and assumption agreement with First Union National Bank ("First Union"), whereby the Bank will assume certain deposits liabilities of four branch offices from First Union. At December 31, 1996, the branches had deposits of approximately $73 million. In addition, the Bank will acquire approximately $2.5 million of loans as well as property and equipment pertaining to the branches. The Bank has agreed to pay First Union a premium of approximately $5.9 million. The transaction is expected to be completed in the second quarter of 1997. The agreement is subject to regulatory approval.

20. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

Condensed Statements of Financial Condition                 December 31,
                                                  ------------------------------
                                                        1996            1995
Assets
Cash                                              $     27,187    $    159,205
Investments in subsidiaries                         33,294,851      24,463,659
Office property and equipment                                            9,756
Accrued interest and other assets                       95,417          38,176
                                                  ------------    ------------
Total                                             $ 33,417,455    $ 24,670,796
                                                  ============    ============

Liabilities and Shareholders' Equity
Loans Payable                                     $  6,000,000
Accrued interest payable                                 2,879
Shareholders' Equity                                27,414,576    $ 24,670,796
                                                  ------------    ------------
Total                                             $ 33,417,455    $ 24,670,796
                                                  ============    ============



Condensed Statements of Income                              Years Ended December 31,
                                                  --------------------------------------------
                                                          1996            1995            1994

Net interest (expense)                            $     (1,888)                   $    (27,045)
Other income                                            15,909    $     12,278           7,200
Expenses                                               (16,271)        (27,025)         (8,090
                                                  ------------    ------------    ------------

(Loss) before equity in undistributed
  income of subsidiaries and income tax expense         (2,250)        (14,747)        (27,935)
Equity in undistributed income of subsidiaries       3,014,893       2,833,417       1,877,590
Income tax expense                                                                     (10,000)
                                                  ------------    ------------    ------------
Net income                                        $  3,012,643    $  2,818,670    $  1,839,655
                                                  ============    ============    ============


Condensed Statements of Cash Flows                                                  Year Ended December 31,
                                                                      ---------------------------------------------------
                                                                             1996             1995            1994
Operating activities:
  Net income                                                              $   3,012,643    $   2,818,670   $   1,839,655
  Adjustments to reconcile net income to
    net cash (used in) provided by operating activities:
    Depreciation and amortization                                                 9,756            8,360           4,486
    Undistributed income of subsidiaries                                     (3,014,893)      (2,833,417)     (1,877,590)
    Tax benefit from exercise of non-qualified stock options (net)             (110,000)
    Changes in assets and liabilities which provided (used) cash:
      Accrued interest and other assets                                         (57,241)           9,665          (9,701)
      Accounts payable and accrued expenses                                       2,879
                                                                          -------------    -------------   -------------
             Net cash provided by (used in) operating activities               (156,856)           3,278         (43,150)
                                                                          -------------    -------------   -------------
Investing activities:
  Proceeds from maturities of investment securities                                                            2,000,000
  Purchase price of acquisitions, net of cash received                                                        (7,801,950)
  Exercise of stock options                                                   1,126,984          605,358           3,393
  Payment for fractional interest resulting from stock dividend                  (2,146)
  Purchase of bank properties and equipment                                                                      (20,904)
  Dividend from subsidiary                                                                                     1,400,000
  Advances to subsidiary                                                     (7,100,000)      (1,700,000)     (1,200,000)
                                                                          -------------    -------------   -------------

           Net cash used in investing activities                             (5,975,162)      (1,094,642)     (5,619,461)
                                                                          -------------    -------------   -------------
Financing activities:
  Net borrowings under line of credit agreement                               6,000,000                        4,500,000
  Repayments of short-term borrowings                                                                         (4,500,000)
  Proceeds from issuance of common stock                                                         260,000       6,421,877
                                                                          -------------    -------------   -------------
           Net cash provided by financing activities                          6,000,000          260,000       6,421,877
                                                                          -------------    -------------   -------------
(Decrease) increase in cash                                                    (132,018)        (831,364)        759,266
Cash, beginning of year                                                         159,205          990,569         231,303
                                                                          -------------    -------------   -------------

 Cash, end of year                                                        $      27,187    $     159,205   $     990,569
                                                                          ==============   =============   =============


21. SUBSEQUENT EVENT

   In February 1997, the Company intends to create a special purpose subsidiary to issue approximately $25 million of trust preferred securities. The proceeds from the sale of these securities are intended to purchase junior subordinated notes issued by the Company. The proceeds received by the Company from the sale of the junior subordinated notes are expected to be used to increase its capital to support recent and pending acquisitions and for other general corporate purposes.

-------------------------------------------------------------------------------

No Person has been  authorized  in
connection  with the offering made
hereby to give  any  information  or to
make  any  representation  not  contained
in this prospectus and, if given or made,
such information or representation must
not be relied upon as having been authorized
by the company or any underwriter.  This
prospectus does not constitute an offer to                     [Logo]
sell or a solicitation of any offer to buy
any of the securities offered hereby to                   $25,000,000
any person or by anyone in any jurisdiction
in which it is unlawful to make such offer or
solicitation.  Neither the delivery of this               SUN CAPITAL TRUST
prospectus nor any sale made hereunder shall,
under any circumstances, create any implication
that the information contained herein is correct      ___% Preferred Securities
as of any date subsequent to the date hereof.       (Liquidation Amount $25 per
                                                         Preferred Security)
                                                      guaranteed, as described
                                                            herein, by

TABLE OF CONTENTS

                                   PAGE                   SUN BANCORP, INC.

Summary..................................
Selected Consolidated Financial Data......
  and Other Information................                  -------------------
Risk Factors..............................                   PROSPECTUS
Sun Capital Trust.....................                  -------------------
Use of Proceeds.......................
First Union Branch Purchase..............
Capitalization........................
Accounting Treatment..................                     Advest, Inc.
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................
Business of the Company...............                 __________ ____, 1997
Management............................
Supervision and Regulation............
Description of Preferred Securities...
Description of Junior Subordinated
  Debentures..........................
Description of Guarantee..............
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures and the Guarantee........
Certain Federal Income Tax
  Consequences........................
Certain ERISA Considerations..........
Underwriting..........................
Validity of Securities................
Experts...............................
Available Information.................

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

*     Registration Fees...........................................    $  8,700
*     Legal Services..............................................     175,000
*     Printing and Engraving......................................      90,000
*     Nasdaq Listing Fees.........................................      10,600
*     Accounting Fees.............................................      75,000
*     Trustee Fees and Expenses...................................      20,000
*     Blue Sky Fees and Expenses..................................       5,000
*     Miscellaneous...............................................      15,700
                                                                    ----------
*     TOTAL....................................................... $   400,000
                                                                    ==========

Item 14.    Indemnification of Directors and Officers.

      Section 14A:3-5 of the New Jersey Business Corporation Law ("BCL") provides that an officer, director, employee or agent may be indemnified by the Company from and against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or contemplated "proceedings" (including civil, criminal, administrative, arbitrative action or investigative proceedings) in which such person is involved by reason of such person's position with the Company, provided that a determination has been made (by a majority vote of a quorum consisting of directors who were not parties to such proceeding, or if such a quorum is not obtainable, by independent legal counsel in a written opinion, or by the stockholders) that such person acted in good faith and in a manner that such person reasonably believes to be in, or not opposed to, the best interests of the Company. Such person may not be indemnified if the person has been adjudged liable for negligence or misconduct in the performance of such person's duty to the Company unless the court otherwise determines.

      Provisions regarding indemnification of directors, officers, employees or agents of the Company are contained in Article Eighth of the Company's Certificate of Incorporation.

      Under a directors' and officers' liability insurance policy, directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Item 15.    Recent Sales of Unregistered Securities.

      Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act of 1933.

      On September 30, 1994, the Company issued 538,462 shares of common stock to private and institutional investors for consideration of $13.00 per share and an aggregate consideration of $7 million less $245,000 of commissions paid to M.A. Schapiro & Co., Inc., the principal underwriter.

      On March 24, 1995 the Company issued 20,000 shares of common stock to Philip W. Koebig, III, for consideration of $13.00 per share and an aggregate consideration of $260,000.

      The above-described issuances of common stock were exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) as each such issuance did not involve a public offering.

Item 16.  Exhibits and Financial Statement Schedules:

          The financial statements and exhibits filed as part of this Registration Statement are as follows:

           (a)  List of Exhibits:

          1.1   Form of Underwriting Agreement. **
          3.1   Articles of Incorporation of Sun Bancorp, Inc. *
          3.2   Bylaws of Sun Bancorp, Inc. *
          4.1   Form of Junior Subordinated Indenture.
          4.2   Form of Junior Subordinated Debenture Certificate (included in
                Exhibit 4.1).
          4.3   Form of Trust Agreement.
          4.4   Form of Amended and Restated Trust Agreement.
          4.5   Form of Preferred Security (included in Exhibit 4.4).
          4.6   Form of Guarantee.
          5.1   Opinion of Richards, Layton & Finger.**
          5.2   Opinion of Malizia, Spidi, Sloane, & Fisch, P.C.**
          8.1   Tax opinion of Malizia, Spidi, Sloane, & Fisch, P.C.**
         10.1   Employment Agreement with Adolph F. Calovi. **
         23.1   Consent of Deloitte & Touche LLP.
         23.2   Consent of Richards, Layton & Finger (included in Exhibit 5.1).
         23.3   Consent of Malizia, Spidi, Sloane & Fisch, P.C. (included in
                Exhibit 5.2).
         25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers Trust Company, as trustee under the Junior Subordinated Indenture, the Amended and Restated Trust Agreement and the Guarantee Agreement relating to Sun Capital Trust. **
         27.1   Financial Data Schedule. ****

            (b)   Financial Statements Schedules***

* Incorporated by reference to the registrant's Registration Statement on Form 10, file no. 0-20957.
**    To be filed by amendment
*** All schedules are omitted because they are not required or applicable or the required information is shown in the financial statements or the notes thereto.
****  Electronic filing only.

Item 17. Undertakings

      Each of the undersigned Registrants hereby undertake:

      (1) That, for purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vineland, New Jersey, as of February 13, 1997.

                                    SUN BANCORP, INC.




                                    By:  /s/Adolph F. Calovi
                                         ---------------------------------------
                                         Adolph F. Calovi
                                         President
                                         (Duly Authorized Representative)



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of February 13, 1997.



/s/Adolph F. Calovi                       /s/Bernard A. Brown
----------------------------------        --------------------------------------
Adolph F. Calovi                          Bernard A. Brown
President                                 Chairman of the Board
(Principal Executive Officer)



/s/Sidney R. Brown                        /s/Philip W. Koebig, III
----------------------------------        --------------------------------------
Sidney R. Brown                           Philip W. Koebig, III
Treasurer and Director                    Executive Vice President and Director



/s/Peter Galetto, Jr.                     /s/Anne E. Koons
----------------------------------        --------------------------------------
Peter Galetto, Jr.                        Anne E. Koons
Secretary and Director                    Director



/s/Robert F. Mack
----------------------------------
Robert F.Mack
Vice President and Controller
  (Principal Financial
  and Accounting Officer)

    As filed with the Securities and Exchange Commission on February 14, 1997

                                            Registration Nos. 333-


--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549

                           ------------------------

                                  EXHIBITS TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                           ------------------------

                             SUN CAPITAL TRUST
                             SUN BANCORP, INC.
                           ------------------------
          (Exact Name of Registrants as Specified in their Charters)



          Delaware                                               Requested
         New Jersey                      6035                    52-1382541
------------------------------ ---------------------------- --------------------
(States or Other Jurisdictions (Primary Standard Industry    (I.R.S. Employer
of Incorporation or             Classification Code Number) Identification Nos.)
Organization)


                  226 Landis Avenue, Vineland, New Jersey 08360
                                 (609) 691-7700
    ------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrants' Principal Executive Offices)



                             Mr. Adolph F. Calovi
                                  President
                               Sun Bancorp, Inc.
                 226 Landis Avenue, Vineland, New Jersey 08360
                                (609) 691-7700
   ------------------------------------------------------------------------
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                  Please send copies of all communications to:
            John J. Spidi, Esq.                       Steven L. Kaplan Esq.
            Lloyd H. Spencer III, Esq.                ARNOLD & PORTER
            Felicia C. Battista, Esq.                 555 Twelfth Street, N.W.
            MALIZIA, SPIDI, SLOANE & FISCH, P.C.      Washington, D.C.  20004
            1301 K Street, N.W., Suite 700 East,
            Washington, D.C.  20005




        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after this registration statement becomes effective.

                   INDEX TO EXHIBITS TO FORM S-1

      1.1   Form of Underwriting Agreement. **
      3.1   Articles of Incorporation of Sun Bancorp, Inc. *
      3.2     Bylaws of Sun Bancorp, Inc. *
      4.1   Form of Junior Subordinated Indenture.
      4.2   Form of Junior Subordinated Debenture Certificate (included in
            Exhibit 4.1).
      4.3   Form of Trust Agreement.
      4.4   Form of Amended and Restated Trust Agreement.
      4.5   Form of Preferred Security (included in Exhibit 4.4).
      4.6   Form of Guarantee.
      5.1   Opinion of Richards,  Layton & Finger.**
      5.2   Opinion of Malizia, Spidi,  Sloane, & Fisch,  P.C.**
      8.1   Tax of opinion Malizia,  Spidi, Sloane, & Fisch, P.C.**
     10.1   Employment Agreement with Adolph F. Calovi. **
     23.1   Consent of Deloitte & Touche LLP.
     23.2   Consent of Richards, Layton & Finger  (included in Exhibit 5.1).
     23.3   Consent of Malizia, Spidi, Sloane & Fisch, P.C. (included in
            Exhibit 5.2).
     25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers Trust Company, as trustee under the Junior Subordinated Indenture, the Amended and Restated Trust Agreement and the Guarantee Agreement relating to Sun Capital Trust. ** Financial Data Schedule. ***


---------------------
* Incorporated by reference to the registrant's Registration Statement on Form 10, file no. 0-20957.
**        To be filed by amendment.
***       Electronic filing only.